Registration No. 333 —
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
USG&E, INC.
(Exact name of registrant as specified in its charter)

Delaware	4924	Applied For

(State or other jurisdiction of incorporation or organization)	Primary Standard Industrial Classification Code Number	(I.R.S. Employer Identification No.)
290 NW 165th Street
Penthouse 5
North Miami Beach, FL 33169
(305) 947-7880
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Doug Marcille, Chief Executive Officer
290 NW 165thStreet
Penthouse 5
North Miami Beach, FL 33169
(305) 947-7880
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies to:
Philip B. Schwartz
Akerman Senterfitt
One Southeast Third Avenue, Suite 2800
Miami, FL 33131-1714
(305) 374-5600

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement and the satisfaction or waiver of all other conditions to the Merger as described in the enclosed proxy statement/prospectus.
If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐
If any of the securities being registered under this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check this following box. ☑
If this form is filed to register additional securities for an offering pursuant to rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this form is a post-effective amendment filed pursuant to rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
CALCULATION OF REGISTRATION FEE

		Proposed	Proposed	Amount of
Title of Each Class of	Amount	Maximum	Maximum	Registration
Securities to be	to be	Offering Price	Aggregate	Fee
Registered	Registered (1)	Per Share	Offering Price (2)	(3)
Common Stock, $.001 par value per share	12,899,151	$0.86	11,093,269
Preferred Stock, $.001 par value per share	2,121,150	$2.78	5,5896,797
			$16,990,066	$1,999.73

(1)	This represents the maximum number of shares of USG&E, Inc. (“Newco”) common stock, par value $.001 per share and preferred stock, $.001 par value per share, estimated to be issuable upon the consummation of the Merger of the USG&E Entities, as defined, with and into Newco as described in the Agreement and Plan of Merger, dated as of August 15, 2005 attached as Annex “A” to the proxy statement/prospectus forming part of this registration statement.

(2)	Calculated in accordance with Rules 457(f) and 457(c) under the Securities Act of 1933, the proposed maximum offering price is computed by multiplying the per share price agreed upon under the Agreement and Plan of Merger by the number of shares issuable in the restructuring, including the shares of common stock underlying the common stock purchase warrants to be issued in the restructuring.

(3)	Computed in accordance with Rule 457(f) and Section 6(b) under the Securities Act by multiplying by the proposed maximum aggregate offering price.
The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Information contained herein is subject to completion on amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.
U.S. Gas & Electric, Inc.
290 NW 165th Street, Penthouse 5
North Miami Beach, Florida 33169
(305) 947-7880

___, 2005
TO: Holders of the outstanding securities of USG&E, Drilling I, Drilling II and Drilling III (as defined):
You are cordially invited to attend a joint special meeting (the “Meeting”) of the securityholders of U.S. Gas & Electric, Inc. and the three drilling programs (Drilling I, Drilling II and Drilling III) sponsored by USG&E. The Meeting will be held on ___, 2005 at 11:00 a.m., local time, at One Southeast Third Avenue, 19th Floor, Miami, Florida. At the Meeting, you will be asked to approve the merger (the “Merger”) of (i) U.S. Gas & Electric, Inc., a Delaware corporation (“USG&E”) with and into USG&E, Inc., a newly formed Delaware corporation (“Newco”) and (ii) USG&E Gas Drilling I, LLC, a Delaware limited liability company (“Drilling I”), USG&E Gas Drilling II, LLC, a Delaware limited liability company (“Drilling II”) and USG&E Gas Drilling III, LLC, a Delaware limited liability company (“Drilling III”), with and into USG&E Well Production Corp. (“Newco Sub”) a newly formed Delaware limited liability company and a wholly owned subsidiary of Newco, all pursuant to that certain Agreement and Plan of Merger dated as of August 15, 2005 (the “Merger Agreement”).
As a result of the Merger, the separate corporate existence of each of the USG&E Entities will cease and: (i) certain outstanding shares of USG&E preferred stock will be converted into shares of Class IV preferred stock of Newco, (ii) certain outstanding shares of USG&E common stock will be converted into shares of Newco Class A common stock, (iii) the membership interests in Drilling I will be converted into shares of Class I preferred stock and Class A common stock of Newco, (iv) the membership interests in Drilling II will be converted into shares of Class II preferred stock and Class A common stock of Newco, (v) the membership interests of Drilling III will be converted into shares of Class III preferred stock and Class A common stock of Newco, and (vi) certain shares of currently outstanding USG&E preferred stock and common stock will be cancelled, all as more particularly set forth in the Merger Agreement and in this proxy statement/prospectus.
In the event the Merger is approved, you will also be asked to approve the adoption of Newco’s 2005 Stock Incentive Plan (the “2005 Plan”).
YOUR VOTE IS VERY IMPORTANT. We cannot complete the Merger unless, among other things, the “Requisite Percentage” of the holders of the outstanding securities of the USG&E Entities approve the Merger and agree to the Settlement (as defined below). The “Requisite Percentage” requires: (i) approval of the Merger by a majority of the holders of USG&E common stock and preferred stock (voting as a single voting group), as well as approval of the merger by a majority of the interest holders in each of Drilling I, Drilling II and Drilling III (“Majority Approval”); and (ii) consent by more than 80% of the “investor interests” (as defined herein, representing total dollars invested in the USG&E Entities) to the Merger and the Settlement. The “Settlement” means whereby each Investor agrees to give up their rescission claims against the USG&E Entities and against certain current and former officers and directors of the USG&E Entities.

The board of directors of USG&E and USG&E, as managing member of Drilling I, Drilling II, and Drilling III, have unanimously approved the Merger Agreement, including the transactions contemplated in that agreement, and recommends that you vote “FOR” approval of the Merger as described in the Merger Agreement and this proxy statement/prospectus. They also recommend that you agree to the terms of the Settlement and approve the 2005 Plan.
Please carefully review and consider this proxy statement/prospectus which explains the Merger Agreement and the proposed Merger and Settlement in detail. In particular, you should carefully consider the discussion in the section entitled “Risk Factors” on page 11 of this proxy statement/prospectus.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the securities to be issued under this proxy statement/prospectus, or determined if this proxy statement/prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
This proxy statement/prospectus is dated ___, 2005 and is first being mailed to holders of securities of the USG&E Entities on or about ___, 2005.
It is important that you participate in the meeting, whether or not you plan to attend. Abstentions or failure to participate will have the same effect as a vote against the Merger and the Settlement. Accordingly, please complete, date, sign and return promptly your Proxy Card/Consent (“Consent”) in the enclosed envelope. You may attend the Meeting and vote your shares in person if you wish, even if you have previously returned your Consent. However, the Requisite Percentage requires that a sufficient amount of the investor interests approve the Settlement, which can only be approved by affirmative execution of the Consent.

Sincerely,

Doug Marcille
President and Chief Executive Officer of U.S. Gas & Electric, Inc.

Notice Of Special Meeting Of Securityholders
To Be Held On ______, 2005
To the securityholders of USG&E, Drilling I, Drilling II and Drilling III:
We will hold a special joint meeting (“Meeting”) of the securityholders (collectively, the “Investors”) of U.S. Gas & Electric, Inc., a Delaware corporation (“USG&E”), USG&E Gas Drilling I, LLC, a Delaware limited liability company (“Drilling I”), USG&E Gas Drilling II, LLC, a Delaware limited liability company (“Drilling II”) and USG&E Gas Drilling III, LLC, a Delaware limited liability company (“Drilling III”, and together with USG&E, Drilling I and Drilling II, the “USG&E Entities”) on ___, 2005, at ___, local time, at One Southeast Third Avenue, 19th Floor, Miami, Florida, for the following purposes:

1.	To consider and vote upon a proposal to adopt the Agreement and Plan of Merger (the “Merger Agreement”) between USG&E, Drilling I, Drilling II and Drilling III and USG&E, Inc., a newly formed Delaware corporation (“Newco”), and USG&E Well Production Corp., a newly formed Delaware limited liability company (“Newco Sub”) (a copy of the Merger Agreement is attached to this proxy statement/prospectus as Annex “A”) and approve the transactions contemplated by the Merger Agreement (the “Merger”);

2.	To approve the adoption of the Newco 2005 Stock Incentive Plan;

3.	To adjourn the Meeting, if necessary, to allow for the solicitation of additional proxies to approve the Merger Agreement; and

4.	To transact any other business as may properly be brought before the Meeting or any adjournments or postponements of the Meeting.
We have fixed the close of business on ___, 2005 as the record date for determining those Investors of the USG&E Entities entitled to vote at the Meeting and any adjournments or postponements of the Meeting. Accordingly, only Investors of record on that date are entitled to notice of, and to vote at, the Meeting and any adjournments or postponements of the Meeting.
The approval by the holders of a majority of the outstanding securities of each of the USG&E Entities is required to approve the Merger Agreement. In addition, holders of investor interests (the “Investor Interests”) equal to at least 80% of the dollars invested in the USG&E Entities (in the aggregate), as more particularly described in this proxy statement/prospectus, must affirmatively vote in favor of the Merger and also affirmatively agree, by execution of the Consent (as defined below), to give up their outstanding rescission claims against the USG&E Entities and certain of the current and former officers and directors of USG&E (the “Settlement” and sometimes collectively with the Merger, the “Restructuring”) as part of the Restructuring.
Whether or not you plan to attend the Meeting in person, please complete, date, sign and return the enclosed form of Proxy Card/Consent (“Consent”) as promptly as possible. Execution of the Consent sets forth your approval: (i) with respect to the securities of the USG&E Entities that you own, your proxy with respect to the voting of your USG&E Entity securities on the matters to be considered at the Meeting, and (ii) of the terms of the Settlement with respect to your Investor Interests. We have enclosed a postage prepaid envelope for that purpose. Any Investor may revoke his, her or its Consent by following the instructions in the proxy statement/prospectus at any time before the proxy has been voted at the Meeting. Even if you have given your consent, you may still vote in person if you attend the Meeting. While voting your USG&E Entities securities at the Meeting will be effective for approval of the Merger, it will not be effective for approval of the Settlement, which requires execution of the Consent.
 (i)

The Board of Directors of USG&E and USG&E, as the managing member of each of Drilling I, II and III, unanimously recommend that you vote “FOR” adoption of the Merger Agreement and approval of the Merger and that you agree to the Settlement.
If you have questions about the Restructuring, please call Doug Marcille, President and Chief Executive Officer or Al Johnston, Chief Financial Officer, of USG&E at (305) 947-7880.

By Order of the Board of Directors,

Doug Marcille
President and Chief Executive Officer of U.S. Gas & Electric, Inc.
North Miami Beach, Florida
___, 2005
 (ii)

QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:	What is the proposed transaction?

A:	USG&E, Inc., a newly formed Delaware company (“Newco”) that is currently a subsidiary of USG&E, will acquire the assets of each of U.S. Gas & Electric, Inc., a Delaware corporation (“USG&E”), USG&E Gas Drilling I, LLC, a Delaware limited liability company (“Drilling I”), USG&E Gas Drilling II, LLC, a Delaware limited liability company (“Drilling II”) and USG&E Gas Drilling III, LLC, a Delaware limited liability company (“Drilling III”, and together with USG&E, Drilling I and Drilling II, the “USG&E Entities”) through the merger (the “Merger”) of Drilling I, Drilling II, and Drilling III with and into USG&E Well Production Corp. (“Newco Sub”), a wholly owned subsidiary of Newco, followed immediately thereafter by the merger of USG&E with and into Newco, all pursuant to the Agreement and Plan of Merger (the “Merger Agreement”).

Q.	Why are the USG&E Entities being merged into Newco and Newco Sub as part of the Restructuring?

A.	Between late 2001 and August 2003, the USG&E Entities raised approximately $7.1 million from investors in a series of offerings of securities. USG&E, formerly called Harbortown Corporation, was a public shell company. Certain former officers, directors and principals of USG&E acquired control of the public shell in late 2001 (at which time the corporate name was changed from Harbortown Corporation to U.S. Gas & Electric, Inc.). Between late 2001 and March 2003, U.S. Gas & Electric, Inc. (or USG&E) sold its common stock and preferred stock to investors in private placements purportedly exempt from registration under federal securities laws. Between December 2002 and August 2003, USG&E also acted as the sponsor to three entities (Drilling I, Drilling II and Drilling III (the “Drilling Programs”)) that sold interests to investors in private placements purportedly exempt from registration under the federal securities laws. Additionally, during 2002, certain assets of another entity, Utiligroup, Inc., a Delaware corporation (“Utiligroup”), were transferred to USG&E in a transaction in which the securities holders of Utiligroup received shares of USG&E common stock (the “Utiligroup Asset Sale”). Further, from December 2002 to August 2003, USG&E issued shares of its common stock to stockholders in two entities, Waterfalls, Inc. (“Waterfalls”) and Gibraltor, Inc. (“Gibraltor”) in exchange for securities of those entities (the “Waterfalls/Gibraltor Exchanges”).

For various reasons, as described more particularly in this proxy statement/prospectus, the offerings pursuant to which funds were raised by the USG&E Entities and the distribution of USG&E common stock to the Utiligroup, Waterfalls and Gibraltor stockholders, may have been made in violation of the registration requirements under the Securities Act of 1933, as amended (the “Securities Act”). Accordingly, such holders have potential rescission and other claims against USG&E and numerous current and former principals of USG&E. Additionally, purchasers of membership interests in the Drilling Programs may have potential rescission and other claims against both USG&E, as the sponsor of the Drilling Programs, and certain of its current and former principals, as well as against the Drilling Program(s) in which they acquired an interest. Further, certain of the former principals of USG&E (hereinafter the “Former Principals”) previously, but no longer, affiliated with the USG&E Entities and Utiligroup, as described below, who participated in USG&E’s fundraising activities and issuances of securities, received excessive compensation from the USG&E Entities and Utiligroup in connection with their involvement in such entities.

The existence of these potential claims materially undermine the ability of USG&E to obtain and attract additional investment, and otherwise potentially grow its business and achieve profitability.

The Merger will allow an orderly out-of-court reorganization of the USG&E Entities in which the investors in the USG&E Entities (including investors who received their interest in USG&E through the Utiligroup Asset Sale and the Waterfalls/Gibraltor Exchanges), who are collectively sometimes referred to in this proxy statement/prospectus as the “Investors”, will own substantially all of the outstanding shares of the reorganized entity (Newco). Further, in connection with the Merger, it is intended that the interests of the Former Principals and their affiliated entities in the USG&E Entities will be extinguished. Finally, through the execution of the Consent, each Investor in the USG&E Entities will agree to give up their rescission claims against the USG&E Entities, and against Doug Marcille, the current President and Chief Executive Officer of USG&E and against Don Secunda, the former President and Chief Executive Officer of USG&E, all as more particularly described below (the “Settlement” and sometimes collectively with the Merger, the “Restructuring”).

In December 2004, an Investor Steering Committee (as defined below) organized to represent the interests of the Investors, approved an outline of a restructuring plan under which USG&E and the Drilling Programs will be merged into a newly formed public company (USG&E, Inc. which is referred to herein as “Newco”) and its wholly owned subsidiary. Under this proposed plan, the common and preferred shares of Newco will initially be owned by the Investors. In other words, USG&E shares held by prior management and various other entities and individuals who received their shares for services rendered or as founder’s shares, etc., will be cancelled. The ownership of Newco will be divided among the various investors in USG&E and the Drilling Programs in a manner that we believe to be fair and that represents the varying amounts paid for the investments, taking into account what was received in exchange. In addition, Drilling Program members will continue to receive their distributions from gas well production in the same ratios as before the Restructuring. Newco employees would be incentivized by having the opportunity to receive equity in the new company based on performance.

Q:	What will I receive in the Merger if I am currently a holder of USG&E common stock?

A:	If you currently hold USG&E common stock, the manner in which you acquired your shares will determine what you receive in the Merger:
•	If you purchased your shares of USG&E common stock directly from USG&E, you will receive two shares of Newco Class A common stock for every share of USG&E common stock that you presently own;

•	If you acquired your shares of USG&E common stock in the Utiligroup Asset Sale or in the Waterfalls/Gibraltor Exchanges, you will receive one share of Newco Class A common stock for each share of USG&E common stock that you presently own; and

•	If you owned shares of USG&E common stock that were issued and outstanding at the time that control of USG&E was acquired by the Former Principals, you will receive one share of Newco Class A common stock for each share of USG&E common stock that you presently own.

Q.	What will I receive in the Merger if I am currently a holder of USG&E preferred stock?

A.	If you currently hold USG&E preferred stock, you will receive in the Merger one share of Newco Class IV preferred stock for each share of USG&E preferred stock that you currently own. The Newco Class IV preferred stock will be convertible, at the holder’s option, into shares of Newco Class A common stock at an exchange rate of 3.25 Newco Class A common stock for each share of Newco Class IV preferred stock. Newco will have the right to force conversion of the Newco Class IV preferred stock into shares of Newco Class A common stock under certain circumstances. Shares of Class IV preferred stock will not pay a dividend, but will have a liquidation preference of $2.78 per share. Shares of Class IV preferred stock will vote on an as-converted basis in a single voting group with holders of Class A common stock.

Q.	What will I receive in the Merger if I am currently a holder of membership units in Drilling I?

A.	In the Merger, holders of membership units in Drilling I will receive, for each membership unit that they hold, the following securities of Newco:
•	8,992.8 shares of Newco Class I preferred stock; and

•	3,817.1 shares of Newco Class A common stock.

Q.	What will I receive in the Merger if I am currently a holder of membership units in Drilling II?

A.	In the Merger, holders of membership units in Drilling II will receive, for each membership unit that they hold, the following securities of Newco:
•	8,992.8 shares of Newco Class II preferred stock; and

•	10,323.6 shares of Newco Class A common stock.

Q.	What will I receive in the Merger if I am currently a holder of membership units in Drilling III?

A.	In the Merger, holders of membership units in Drilling III will receive, for each membership unit that they hold, the following securities of Newco:
•	11,713.5 shares of Newco Class III preferred stock; and

•	28,827.8 shares of Newco Class A common stock.

Q.	What are the terms of Newco’s Class I, II and III preferred stock?

A.	Shares of Class I, Class II and Class III preferred stock of Newco will receive payments based on the production from, or sale of, the natural gas wells currently owned by Drilling I, Drilling II and Drilling III. Such payments will be identical to the distributions that such holders would have received had they remained holders of interests in their respective Drilling Program. Such shares will not be convertible into Newco Class A common stock and will not have voting rights. Newco’s Class I, Class II and Class III preferred stock will have a liquidation preference of $2.78 per share.

Q.	What will I receive in the Merger if I am currently a holder of warrants to purchase shares of USG&E common stock?

A.	For each warrant you hold to purchase shares of USG&E common stock, you will receive in the Merger a warrant to purchase one share of Newco Class A common stock during the three year period following the closing of the Restructuring at an exercise price of $0.86 per share.

Q.	What securities will be outstanding at the close of the Merger?

A.	At the close of the Merger, the following Newco securities will be outstanding:

Preferred Stock	Shares
Class I preferred stock	359,697
Class II preferred stock	357,444
Class III preferred stock	701,272
Class IV convertible preferred stock	702,737

2,121,150

Common Stock	Shares
Drilling I Members	152,669
Drilling II Members	410,335
Drilling III Members	1,725,867
USG&E Investors	1,419,000
Utiligroup Asset Sale Stockholders	3,027,630
Waterfall/Gibraltor Exchanges	475,006
Original Harbortown Investors	250,000

7,460,507

The outstanding shares of Newco Class IV preferred stock will be convertible into an aggregate of 2,283,895 shares of Newco Class A common stock.

Newco will also have outstanding warrants to purchase 2,089,749 shares of Newco Class A common stock for $0.86 per share for a period of three years from the closing of the Restructuring.

Additionally, at the closing of the Restructuring, we have agreed, pursuant to separate agreements, to issue the following securities of Newco:
•	We will issue 25,000 shares of Newco Class A common stock to one of our lenders, Tom Chamberlain;

•	We will issue 100,000 shares of Newco Class A common stock to our natural gas supplier, Big Apple Energy, the principal of which is one of our directors; and

•	We will issue 940,000 shares of our Class B common stock to the following persons:
o	800,000 to our President and Chief Executive Officer, Doug Marcille;

o	50,000 shares to our Chief Financial Officer, Al Johnston;

o	7,500 shares to each member of the Investor Steering Committee (defined below), aggregating 82,500 shares; and

o	7,500 shares to one of our directors, Victor Ferreira.

The Newco Class B common stock will have no voting rights and will automatically convert into shares of Newco Class A common stock if Newco achieves earnings before interest, taxes, depreciation and amortization (EBITDA) of more than $1.5 million in any one of the three fiscal years ending on December 31, 2005, 2006 or 2007.

Q.	What securities of the USG&E Entities will be cancelled in the Merger?

A.	The interests of the Former Principals of the USG&E Entities will be cancelled as part of the Restructuring. These interests include all shares of USG&E common stock owned or purportedly owned, directly or indirectly, by the MJL Trust, Don Secunda, Larry Webman, Melvin Webman, Craig Cope, Tom Gordon, Gerry Cautino, Michael J. Linde and the interests of Shafra, LLC in Drilling I and in the working interests held by Drilling II and Drilling III.

Q.	What claims am I compromising in the Restructuring?

A.	As set forth more particularly in this proxy statement/prospectus, the Investors and USG&E have various claims against the Former Principals. With the exception of Doug Marcille and Don Secunda, our current and former Chief Executive Officer (who have, subject to the completion of the Restructuring, settled outstanding claims with USG&E and will receive a release under the Settlement from the Investors who execute the Consent), not one of the other Former Principals is being released in the Settlement. Further, as described below, there is a pending informal inquiry by the U.S. Securities and Exchange Commission (“SEC”) with respect to all of these matters. Settlement of the SEC informal inquiry in a manner that allows the implementation of the Restructuring Plan is a condition to the completion of the Restructuring.

Q.	What is the Requisite Percentage of the Investors required to approve the Restructuring?

A.	The approval by the holders of a majority of outstanding securities of each of the USG&E Entities is required to approve the Merger in accordance with the terms of the Merger Agreement. In addition, Investors holding at least 80% of the dollars invested in the USG&E Entities (in the aggregate), as more particularly described in this proxy statement/prospectus, must affirmatively vote in favor of the Merger and also affirmatively agree, by execution of the Consent (as defined below), to give up their outstanding rescission claims against the USG&E Entities and Messrs. Marcille and Secunda (the “Settlement” and sometimes collectively with the Merger, the “Restructuring”) as part of the Restructuring.

Q:	Can I elect the type of consideration that I will receive in the Merger?

A:	No. The consideration to be received in the Merger is set forth in the Merger Agreement based on the securities of the USG&E Entities that you currently own. You may either agree to the terms of the Merger and the Settlement or refuse to execute the Consent, thereby voting against the Merger and the Settlement. If holders representing the Requisite Percentage do not approve the Restructuring, USG&E and the Drilling Programs will be liquidated. For more information, see “Liquidation Analysis” below.

Q:	Will fractional shares be issued in the Merger?

A:	No fractional shares will be issued. Instead, Investors will receive cash in lieu of such shares based on a rate of $0.86 per share. We believe that fractional shares will be nominal. No interest will be paid on cash in lieu of fractional shares.

Q.	Will holders of the securities of the USG&E Entities be taxed on the receipt of the Newco securities that they receive in the Merger?

A:	The exchange of securities of the USG&E entities (the “Securities”) by Investors is intended to be tax-free to such Investors for U.S. federal income tax purposes. We recommend that Investors carefully read the complete explanation of the material federal income tax consequences of the Merger beginning on page 56 of this proxy statement/prospectus, and that Investors consult their tax advisors for a full understanding of the tax consequences applicable to them.

Q:	How do I vote on the Restructuring?

A:	After you have carefully read the proxy statement/prospectus, if you are in favor of the Restructuring you should complete, date, sign, notarize and return the enclosed form of Proxy Card/Consent (“Consent”). Execution of the Consent: (i) with respect to the Securities that you own, constitutes your proxy with respect to the voting of your Securities on the matters to be considered at the Meeting, and (ii) with respect to your claims against the USG&E Entities and certain of the current and former officers and directors of USG&E, constitutes your agreement to the Settlement. We have enclosed a postage prepaid envelope for that purpose. Any Investor may revoke his, her or its Consent by following the instructions in the proxy statement/prospectus at any time before the proxy has been voted at the Meeting. Even if you have given your consent, you may still vote in person if you attend the Meeting. While voting at the Meeting will be effective for approval of the matters to be considered at the Meeting, it will not be effective for approval of the Settlement, which requires execution of the Consent.

Q:	Who Negotiated the Terms of the Restructuring?

A:	The terms of the Restructuring have been negotiated between USG&E and the members of the USG&E Investor Steering Committee. The USG&E Investor Steering Committee was organized in September 2004 to represent the interests of the Investors in the Restructuring process. The committee consists of 11 investors. The committee members represent holders of each class of securities in the USG&E Entities and represent, in the aggregate, approximately 25% of the funds invested in USG&E by the Investors.

The Board of USG&E has unanimously recommend that the Investors approve the Restructuring. The members of the USG&E Investor Steering Committee have advised us that they each intend to vote in favor of the Merger and execute a Consent. However, the Committee is not making a recommendation to the other Investors regarding their decision to approve or reject the Restructuring. Investors must make their own decision as to whether or not to approve the Restructuring.

Q:	What happens if the Investors do not approve the Restructuring?

A:	If holders of the Requisite Percentage do not approve the Restructuring, the Restructuring will fail and the USG&E Entities will be liquidated. Management believes that in such event there will not be any assets to distribute to the holders of USG&E common and preferred stock. Further, upon liquidation, management believes that holders of interests in the Drilling Programs will receive only a fraction of their initial investments. See “Liquidation Analysis.”

Q.	What happens if I dissent but the Requisite Percentage agree to the terms of the Restructuring?

A.	If holders of the Requisite Percentage approve the Restructuring, the Restructuring will be completed. Holders of the Securities who do not execute a Consent will, nevertheless, have their Securities converted into Newco securities on the terms set forth in this proxy statement/prospectus. However, such dissenting holders will retain their individual rescission claims against the USG&E Entities and will have dissenters’ appraisal rights under Delaware law in connection with the Merger. This means that they will have the right to have the value of their shares determined by the Delaware Court of Chancery and to receive payment for their shares based on that valuation. The ultimate amount that dissenting stockholders may receive may be more or less than the amounts that would have been received by such stockholders in the Merger (see “Liquidation Analysis” in that regard). To exercise your rights to dissent, you must refuse to execute the Consent and follow the instructions contained in the Delaware law relating to dissenting shareholder appraisal rights. A copy of Section 262 of the Delaware General Corporation Law (“DGCL”) is attached to this proxy statement/prospectus as Annex “B.”

Q.	Should I mail the certificates representing my Securities with my Consent?

A:	Please DO NOT send in your Securities with your Consent. Promptly after the effective time of the Merger, you will receive transmittal materials with instructions for surrendering the certificates representing the securities in exchange for Newco securities. You should follow the instructions in the letter of transmittal regarding how and when to surrender the certificates for your Securities.

Q:	What do I do if I want to change my vote after I have mailed my signed Consent?

A:	You may change your vote by revoking your Consent in any of the following ways:
•	by giving written notice of revocation to the secretary of the respective USG&E Entity prior to the Meeting; or

•	by voting in person at the Meeting and, if you agree to the Settlement, by executing a Consent at the Meeting.

Q:	When do we expect to complete the Restructuring?

A:	We expect to complete the Restructuring and effect the Merger by the end of fiscal 2005. However, we cannot assure you when or if the Merger will occur. We must first obtain the approval of the Requisite Percentage of the Investors to the Restructuring. We must also meet certain other conditions, including completion of a settlement of the SEC inquiry.

SUMMARY
Our Business
USG&E is an energy service organization with a business strategy currently focused primarily on markets served by utilities in New York State. We are a licensed Energy Service Company (“ESCO”). We earn our revenue and generate cash from operations by selling natural gas to commercial and residential retail consumers in New York State. Our businesses are affected by weather, especially during the key heating and cooling seasons, economic conditions (particularly in New York), regulation and regulatory issues that primarily affect our retail gas operations, interest rates, and energy commodity prices.
In January 2003, we terminated an unprofitable natural gas retail marketing operation focused on New Jersey that involved a business model significantly different from our current business model. Thereafter, we developed a new business model that focused on two New York utilities. Our New York operations serve residential and commercial consumers who we agree to service under contracts in which we guarantee the consumer an annual discount off the local utility price, with price fluctuation based on the costs of natural gas from period to period. These types of contracts, combined with a more favorable regulatory environment in New York, which includes a guaranteed receivable from the utility, something that was not available in New Jersey when we operated in that market. This has enabled us build a new business that we believe can be made profitable and cash flow positive if grown successfully.
Since January 2004, we have added over 1,000 new accounts and increased projected annual billings by approximately $6.1 million. We currently have approximately 1,800 customers. In 2003, we substantially reduced our retail gas cost of goods sold by replacing our suppliers with an aggregator that offered lower cost natural gas. In 2004, we substantially improved our cash flow from retail gas operations by extending our payment terms with the aggregator and entering into a $2 million factoring agreement with a new lender.
Our strategy involves focusing on our core strength of efficiently marketing natural gas to commercial and residential retail consumers. We intend to grow our retail gas operations at a rate sufficient to enable us to capitalize on the economies of scale inherent in our business model. At the same time, we must gain this increased market share without incurring significant customer acquisition costs or materially altering our discounted price policies and other customer contract terms. We also must improve our overall financial and operational performance to enable our independent auditors to issue an opinion on our financial statements without a going concern modification, thus allowing us to seek more favorable debt financing and reduce or eliminate our deposits with the local utilities.
Drilling Programs
During 2002 and 2003, USG&E sold membership interests in three shallow well natural gas drilling programs. Drilling I drilled four wells, Drilling II drilled four wells and Drilling III drilled four wells, three of which are paid for. All of the paid wells are producing natural gas and we and the investors in these programs are currently receiving distributions from the production from these wells. We do not currently intend to engage in drilling activities in the future.
About Us
USG&E is a Delaware corporation. Newco is a newly formed Delaware corporation that is currently a wholly-owned subsidiary of USG&E. Newco Sub is a to-be-formed Delaware limited liability company that will be a wholly-owned subsidiary of Newco. Drilling I, Drilling II and Drilling III are Delaware limited liability companies for which USG&E serves as the managing member. Our address is 290 NW 165th Street, Penthouse 5, North Miami Beach, Florida 33169 and our telephone number is (305) 947-7880.

Summary Historical and Unaudited Pro Forma Condensed Consolidated Financial Data
The following summary historical financial data for each of the fiscal years ended December 31, 2002, 2003 and 2004 has been derived from our Consolidated Financial Statements, which have been audited by Rachlin Cohen & Holtz LLP, independent registered public accounting firm, and are included elsewhere herein. The following summary historical unaudited financial data for the three months ended March 31, 2004 and 2005 has been derived from our unaudited historical financial statements attached hereto which, in the opinion of management, include all adjustments necessary for a fair and consistent presentation of such data. Such three-month results may not be indicative of results for the 2005 fiscal year.
The following unaudited condensed consolidated pro forma financial data present our pro forma results of operations for the year ended December 31, 2004 and the three months ended March 31, 2005 and our pro forma financial position as of March 31, 2005 as if the Merger contemplated herein had been consummated as of such dates (with 80% approval from our Investors). Neither the summary historical consolidated financial data nor the summary pro forma condensed consolidated financial data are necessarily indicative of either the future results of operations or the results of operations that would have occurred if the events described had been consummated on the indicated dates.
The following summary historical and pro forma condensed consolidated financial data should be read in conjunction with “Selected Financial Data”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, “Unaudited Pro Forma Condensed Consolidated Financial Statements”, and the audited and unaudited historical consolidated financial statements of USG&E, which are included elsewhere in this proxy statement/prospectus.

	Historical Data					Pro Forma Data
						Three
						Months
	Three Months Ended					Ended	Year Ended
	March 31,		Years Ended December 31,			March 31,	December 31,
	2005	2004	2004	2003	2002	2005	2004
Statement of Operations Data:

Net Sales	$1,540,040	$561,566	$2,739,196	$2,136,301	—	$1,540,040	$2,739,196
Operating Costs and Expenses	1,476,172	789,825	3,934,864	4,919,334	90,000	1,591,162	4,169,864
Operating Income (Loss)
From Continuing Operations	63,868	(228,259)	(1,195,668)	(2,783,033)	(90,000)	(51,122)	(1,430,668)
Income (Loss) from Continuing Operations	8,362	(228,374)	(1,296,345)	(2,771,905)	(90,000)	(214,263)	(1,638,970)
Loss from Discontinued Operations	—	—	—	(163,454)	(3,173,966)	—	—
Net Income (Loss)	$8,362	$(228,374)	$(1,296,345)	$(2,935,359)	$(3,263,966)	$(214,263)	$(1,638,970)

Per Share Data:

Net Income (Loss) Per Share	$(0.01)	$(0.04)	$(0.21)	$(0.39)	$(0.99)	$(0.04)	$(0.27)

	Historical Data			Pro Forma Data
		December 31,	December 31,	March 31, 2005	March 31, 2005
	March 31, 2005	2004	2003	80% Approval	100% Approval
Balance Sheet Data:

Cash	$53,848	$48,175	$90,861	$220,848	$220,848
Total Current Assets	1,012,033	979,544	774,272	1,012,033	1,012,033
Total Assets	2,079,405	2,097,111	2,314,138	1,947,405	1,947,405
Total Current Liabilities	2,528,684	2,490,108	1,168,080	2,300,943	2,300,943
Owners’ Contributions Subject to Potential Rescission	7,079,736	7,079,736	7,079,736	1,496,747	—
Owners’ Deficiency	$(7,529,015)	$(7,472,733)	$(5,933,678)	$(1,850,285)	$(353,538)

RISK FACTORS
RISKS RELATING TO THE MERGER AND THE USG&E ENTITIES
The failure to successfully consummate the Restructuring will lead to our liquidation.
We do not know how many, if any, of the Investors will refuse to consent to the Restructuring. If less than the Requisite Percentage of the Investors approve the Restructuring, the USG&E Entities will be liquidated. Upon liquidation, management of USG&E believes that Investors in the Drilling Programs will receive only a fraction of their initial investment and the holders of USG&E common or preferred stock will not receive any cash or assets. See “Liquidation Analysis.”
Even if the Restructuring is successfully consummated, we will still be subject to claims by Investors who refuse to execute a Consent with respect to the Restructuring.
Even if more than the Requisite Percentage of the Investors approve the Restructuring and the Merger is closed, Newco will bear the risks associated with the continuing claims (including dissenting appraisal rights) held by non-consenting Investors. We cannot quantify those claims or the likelihood they will be pursued.
The terms of the Restructuring are not based on a valuation of our business.
The proposed terms of the Restructuring have been determined in negotiations between members of the Investor Steering Committee and USG&E and are not based on a valuation of our business or any recognized measure of value. No opinion from an investment banking firm has been obtained as to the fairness of the Restructuring to the Investors.
RISKS RELATING TO OUR BUSINESS
USG&E has only engaged in its current business model for a limited period of time; therefore, its track record is limited.
USG&E has only been in business since late 2001, and during that period it has incurred substantial losses and at least one failed business model. In deciding whether to approve the Restructuring, you should consider the risks, expenses and uncertainties that Newco faces in the competitive energy marketing sector. In order to address these risks successfully, Newco must:
•	attract customers at a cost-effective acquisition rate;

•	develop effective strategic relationships to acquire customers and natural gas to meet customer requirements;

•	respond effectively to competitive pressures;

•	develop marketing methods at a cost at which we can be profitable; and

•	attract, retain and motivate qualified personnel.

There can be no assurance that our business model will be successful.
USG&E has never been profitable and losses are expected to continue until significantly higher levels of revenues are achieved.
USG&E has incurred losses of more than $7.4 million since inception. Our business model assumes that we will expend significant amounts developing customers for our business in the market areas served by utilities with a guaranteed receivable program. As a result, we expect to incur additional losses and continued negative cash flow from operations for the foreseeable future. Our success will depend in large part upon our ability to generate sufficient revenue to achieve profitability and to effectively develop new relationships with customers and suppliers. If we do not succeed, we may not achieve or maintain profitability on a timely basis or at all. If we do not generate revenues or if our revenues grow more slowly than we anticipate or if our operating expenses increase more than we expect, then our business, prospects, financial condition and results of operations will be materially and adversely affected.
In that regard, the auditor’s report to our consolidated financial statements contains a “going concern” modification which indicates that our financial position and operating results raise substantial doubt about our ability to continue as a going concern.
We will need additional capital following the Merger.
Our business model requires capital to pay costs associated with developing new customers in our markets. We have funded costs to continue our growth from financing our receivables. However, it is likely that additional capital will be required to achieve significant profitability. We expect to be able to borrow such funds from lenders or to raise such funds from investors. However, no such arrangements are currently in place, and cannot be put in place until the completion of the Restructuring. While we expect to obtain requisite financing, there can be no assurance that such financing will be available on terms that allow our business model to be successful.
We will need to repay our debt instruments as they come due and meet the terms of such agreements.
Our current and future debt obligations will require interest and principal repayments on agreed-upon terms. They are also likely to include affirmative, negative and financial covenants that we will be obligated to meet. Our inability to pay our debt as it comes due or satisfy the covenants contained in our current and future debt agreements would likely have a material adverse affect on our business.
Competition in our markets is intense and could reduce our sales and prevent us from achieving profitability.
The market for our product is intensely competitive and subject to change. We expect the intensity of competition to increase in the future. Increased competition is likely to result in price reductions, reduced gross margins and loss of market share, any one of which could reduce our future revenues or earnings. We also expect that competition will likely expand the base of customers using ESCOs to supply their natural gas needs, benefiting us and our competitors.
There are other natural gas and electricity service providers active in the New York area. In that regard, we compete directly with well-established energy service companies including Econnergy, Intelligent Energy, MX Energy and Hudson Energy in the New York metropolitan area. These competitors have greater financial resources than we do and therefore have an ability to obtain better pricing for the gas they provide to their customers and to offer fixed price products to customers, something we cannot do because of our limited resources.

There can be no assurance that our current and future competitors will not succeed in developing products, services and pricing that are more widely accepted in the marketplace or that will render our products or services less competitive. In addition, certain current and future competitors will have the resources required to respond effectively to market changes or to compete successfully with more aggressive pricing policies. There can be no assurance that we will be able to successfully compete with current or future competitors or that competitive pressures will not have a material adverse effect on our business, financial condition and results of operations.
The natural gas and electric power supply industry has only recently been opened up to competition among private suppliers. Nonetheless, due to the enormous potential for profit existing in this industry, there are and will continue to be numerous other business entities seeking to profit from the retail sale of natural gas. Therefore we will be competing against numerous other businesses, many of which have or may have substantially greater capital resources.
Increasing government regulation of the energy industry and imposition of sales and other taxes on our products could reduce the profitability of our services and harm our business.
Federal, state or foreign agencies may adopt laws or regulations affecting the energy service companies. Although many of these laws or regulations may not apply to our business directly, we expect that laws and regulations relating to user pricing of product and services could indirectly affect our business.
We may not be able to maintain the licenses required to conduct our business.
We currently hold licenses from the New York State Public Service Commission and are approved to market our service in the franchise territories of Consolidated Edison and Orange & Rockland utilities. The failure to obtain and maintain regulatory approvals and licenses or delays in obtaining regulatory approvals and licenses would adversely affect the marketing of services offered by us. Although we expect to satisfy applicable licensing requirements in the future, we may not be able to do so. Further, changes made to such requirements may adversely affect us in the future.
The speculative nature of the energy industry could prevent us from achieving profitability.
Due to the inherent volatility and instability of economics, both foreign and domestic, the unpredictability of commodities prices, energy costs, distribution costs, retail trends, consumer spending power and habits, regulatory developments and other factors influencing the demand and supply of energy (natural gas, electricity, oil, etc.) there can be no assurance that we will generate profits at any time.
Commodity price changes may affect the operating costs and competitive positions of our businesses, thereby adversely impacting our results of operations.
Our energy marketing and natural gas production businesses are sensitive to changes in natural gas, oil, electricity and other commodity prices. Any changes could affect the prices these businesses charge, their operating costs and the competitive position of their products and services.
Natural gas and oil prices historically have been volatile and are likely to continue to be volatile in the future. The prices for natural gas and oil are subject to a variety of additional factors that are beyond our control. These factors include, but are not limited to, the level of consumer demand for, and the supply of, natural gas and oil, commodity processing, gathering and transportation availability, the level of imports of, and the price of foreign natural gas and oil, the price and availability of alternative fuel sources, weather conditions, political conditions or hostilities in natural gas and oil producing regions. Declines in natural gas production would not only reduce revenue, but could reduce the amount of natural gas that can be produced economically and, as a result, could adversely affect the financial results of the gas production segment.
We do not purchase or sell fixed-price swaps, futures, options or collars to hedge the price impact for ourselves and our customers, protect margins or control investment return.
Our operating results may be affected by abnormal weather.
Our business has historically had less demand for natural gas, and consequently earned less income, when weather conditions are milder than normal. Mild weather in the future could diminish our revenues and results of operations and adversely affect our financial condition. Volatility in the weather and in the spot market price for natural gas could potentially subject us to substantial balancing charges from the utilities whose customers we serve, resulting in substantially reduced profits.
Governmental regulation and economic controls may limit the profitability of the natural gas wells that we own.
The natural gas energy crisis and governmental response thereto may affect the natural gas well production. Pursuant to the Natural Gas Policy Act of 1978 (the “NGPA”), price controls were extended into the previously unregulated intrastate natural gas market. Ceiling prices were established with regard to sales of natural gas from existing wells and wells drilled after the enactment of the NGPA such as the wells drilled by the Drilling Programs. The Natural Gas Wellhead Decontrol Act of 1989, enacted July 26, 1989, has eliminated wellhead pricing of sales of natural gas produced after December 31, 1992, with interim phase-outs of many categories of natural gas. The Windfall Profit Tax, an excise tax imposed upon the production of crude oil at the wellhead, was repealed effective August 28, 1988.
Furthermore, the production and sale of natural gas is subject to other potential regulation by state and federal authorities, particularly with respect to the spacing of wells, compulsory pooling and the prevention of waste. Such regulation, if imposed, may have a significant effect on the operation of the wells and profitability of Newco.
The natural gas wells’ operations must comply with environmental controls which may increase our operating costs.
Both federal and state laws and regulations have been enacted regarding environmental controls. Compliance with applicable laws regarding environmental quality may necessitate significant capital expenditures, result in extended delays and may materially affect production from the wells. The natural gas wells of the Drilling Programs must comply with all of the oil and gas drilling and environmental laws and regulations of the Commonwealth of Pennsylvania. Engineering and related costs incurred to ensure compliance with environmental laws and regulations may result in additional capital expenditures and operating costs for Newco.
Newco must rely on independent contractors to operate the natural gas wells of the Drilling Programs.
The natural gas wells of the Drilling Programs are operated under a turnkey contract with Northeast Energy Management, Inc. (“NEM”). The bankruptcy or insolvency of NEM would have a material adverse impact upon the operations of the natural gas wells. Newco will rely upon the expertise of the executive officers of NEM. As such, the death, incompetency or bankruptcy of any of the executive officers of NEM could also have a material adverse effect upon our operations.

We depend on our executive officers.
Our continued business depends on the services of our current executives, Doug Marcille and Al Johnston. In connection with the Restructuring, we will enter into employment agreements with our executive officers. The loss of either or both of our executive officers could have a material adverse impact on our business.
RISKS RELATED TO OUR STOCK PRICE AND CORPORATE CONTROL
Your ownership interest in Newco will be diluted by future issuances of securities.
Securityholders may experience substantial future dilution of their ownership interest in Newco. Management will receive interests in the securities of Newco as set forth in this proxy statement/prospectus. Additional securities of Newco may also be issued in connection with future financings and upon exercise of options that are anticipated to be granted by us as compensation to our officers and directors, among other things. Such securities may also be issued to finance our future operations. You will not have any rights to purchase additional securities of Newco in connection with future issuances of securities by us or otherwise, and, in the absence of such purchases, your percentage interest in Newco will decline as other securities are issued. Furthermore, additional securities that may be issued by us, may be issued for consideration less than what our Investors paid for their interests or for consideration other than cash (such as for services).
There is no market for our securities and there can be no assurance that a market for our securities will develop in the future.
There is no existing public or other market for Newco securities and it is not anticipated that any such market will develop in the foreseeable future which will permit the sale of any of these securities. In addition, no assurance can be given that a public market for Newco’s securities would ever be developed, or if developed, would be sustained in the future, or what exchange or inter-dealer quotation system that Newco’s securities would be traded or listed on, if at all. Accordingly, no assurance can be given as to the ability of the holders of such securities to dispose or otherwise liquidate their position in Newco.
If our common stock is deemed a “penny stock,” its liquidity will be adversely affected.
If a market develops for Newco Class A common stock, it is likely that the price of Newco Class A common stock will initially be below $1.00 per share. If that occurs, our common stock will be deemed to be a penny stock. So long as Newco Class A common stock is considered a penny stock, it will be subject to rules that impose additional sales practices on broker-dealers who sell our securities. For example, broker-dealers must make a special suitability determination for the purchaser and have received the purchaser’s written consent to the transaction prior to sale. Also, a disclosure schedule must be prepared before any transaction involving a penny stock, and disclosure is required about sales commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Monthly statements are also required to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. Because of these additional obligations, some brokers may not effect transactions in penny stocks. This could have an adverse effect on the liquidity of Newco Class A common stock.
The market price of our common stock could be depressed by future sales.
If a market develops for our common stock, of which there can be no assurance, future sales of our common stock, or the perception that these sales could occur, could adversely affect the market price of our common stock. We cannot assure you as to when, and how many of, the shares of Newco Class A common stock will be sold and the effect these sales may have on the market price of our common stock. In addition, we may issue additional shares of common stock in connection with possible future acquisitions or other transactions. Although these securities may be subject to regulatory or contractual resale restrictions, as these restrictions lapse or if these shares are registered for sale to the public, they may be sold to the public. In the event we issue a substantial number of shares of our common stock, which subsequently become available for unrestricted resale, there could be a material adverse effect on the prevailing market price of Newco common stock.
Adjustments to common stock purchase warrant exercise prices and exercise dates.
At the conclusion of the Restructuring, warrants to purchase 2,089,749 shares of Newco’s Class A common stock will be outstanding. These warrants will have an exercise price of $0.86 per share and will be exercisable for a three-year period commencing upon the closing of the Restructuring. While we currently have no intent to take any of these actions, we may, in our sole discretion, and in accordance with the terms of the warrant agreements with the warrantholders, reduce the exercise price of the common stock purchase warrants and/or extend the time within which the warrants may be exercised, depending on such things as the current market conditions, the price of the common stock and our need for additional capital. Further, in the event that we issue certain securities or make certain distributions to the holders of Newco common stock, the exercise price of the warrants may be reduced. Any such price reductions (assuming exercise of the warrants) will provide less money for us, higher incremental expense and possibly adversely affect the market price of our securities.
Impact of warrant exercise on market.
In the event of the exercise of a substantial number of Newco warrants within a reasonably short period of time after the right to exercise commences, the resulting increase in the amount of Newco Class A common stock in the trading market could substantially affect the market price of Newco Class A common stock.
We are subject to significant anti-takeover provisions.
Our certificate of incorporation and bylaws contain provisions that may have the effect of discouraging transactions involving an actual or threatened change of control. In addition, our board of directors has the authority to issue shares of our authorized but unissued common stock and shares of our authorized but unissued preferred stock in one or more series and to fix the preferences, rights and limitations of any of these series without stockholder approval. Our ability to issue additional shares could discourage unsolicited acquisition proposals, or make it difficult for a third party to gain control of us, which could adversely affect the market price of our common stock.
Dividends
No dividends are expected to be paid on Newco common stock. Holders of Newco Class I, Class II and Class III preferred stock will receive dividend payments based on the production from our wells, as described herein. Such production cannot be predicted with any certainty.

CAPITALIZATION
The following table shows the cash, cash equivalents and capitalization of the USG&E Entities, as of March 31, 2005:
(1)	on an actual basis;

(2)	on an as adjusted basis to reflect the exchange of securities in the Merger assuming 80% approval and 100% approval of the Investor Interests; and

(3)	on an as further adjusted basis to reflect (i) the exchange of securities in the Merger assuming 80% approval and 100% approval of the Investor Interests and (ii) the conversion of all of the shares of Newco Class IV Preferred Stock into Newco Class A common stock.
You should read the following table in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes appearing elsewhere in this prospectus.

	As of March 31, 2005 (Unaudited)
		As Adjusted		As Further Adjusted
	Actual	80% Approval	100% Approval	80% Approval	100% Approval
Debt:
Factor Payable	$460,569	$460,569	$460,569	$460,569	$460,569
Subordinated Note Payable to Former CEO	95,741	—	—	—	—
Chamberlain Loan	50,000	50,000	50,000	50,000	50,000
Big Apple Energy Financing	150,000	150,000	150,000	150,000	150,000
Due to Drilling Operator	132,000	—	—	—	—
Owners’ Contributions Subject to Potential Rescission	7,079,736	1,496,747	—	1,496,747	—

Total Debt	7,968,046	2,157,316	660,569	2,157,316	660,569

Owners’ Equity (Deficiency):
Owners’ Deficiency	(457,626)	—	—	—	—
Preferred stock:	71	—	—	—	—
Class I	—	799,967	999,958	799,967	999,958
Class II	—	794,955	993,694	794,955	993,694
Class III	—	1,559,630	1,949,536	1,559,630	1,949,536
Class IV	—	1,562,888	1,953,609	—	—
Common stock	2,344	7,033	8,526	8,860	10,810
Additional paid-in-capital	331,255	2,183,033	2,418,130	3,744,094	4,369,455
Accumulated deficit	(7,403,567)	(7,941,993)	(7,861,193)	(7,941,993)	(7,861,193)
Treasury stock	(292)	—	—	—	—
Deferred compensation	(1,200)	(815,798)	(815,798)	(815,798)	(815,798)

Total Owners’ Equity (Deficiency)	(7,529,015)	(1,850,285)	(353,538)	(1,850,285)	(353,538)

Total Capitalization	$439,031	$307,031	$307,031	$307,031	$307,031

DIVIDEND POLICY
We have never declared or paid cash dividends on our common stock. We anticipate that in the future we will retain any earnings for the development and operation of our business. Accordingly, we do not anticipate declaring or paying any cash dividends on Newco common stock in the foreseeable future. The Newco Class I, Class II and Class III preferred stock will receive dividend payments based on the production from the wells of Drilling I, Drilling II and Drilling III, respectively, as described herein. Such production cannot be projected with any certainty.

DISCLOSURE REGARDING FORWARD LOOKING STATEMENTS
This Form S-4 and other written and oral statements that we make contain forward-looking statements as defined in Rule 3b-6 of the Securities Exchange Act of 1934, as amended, Rule 175 of the Securities Act of 1933, as amended, and relevant legal decisions. Our intention with the use of such words as “may,” “could,” “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” and other similar words is to identify forward-looking statements that involve risk and uncertainty. We designed this discussion of potential risks and uncertainties to highlight important factors that may impact our business and financial outlook. We have no obligation to update or revise forward-looking statements regardless of whether new information, future events or any other factors affect the information contained in the statements. These forward-looking statements are subject to various factors that could cause our actual results to differ materially from the results anticipated in these statements. Such factors include our inability to predict and/or control:
•	Achievement of customer acquisition and related revenue and profit at sufficient rates and amounts to continue as a going concern;

•	Capital and financial market conditions, including interest rates and the availability of financing to the energy industry and us;

•	Market perception of the energy industry, ESCOs and us;

•	Our credit ratings;

•	Factors affecting utility and diversified energy operations such as unusual weather conditions, catastrophic weather—related damage, unscheduled maintenance or repairs, environmental incidents, or gas pipeline system constraints;

•	Ability to access the capital markets successfully;

•	International, national, regional, and local economic, competitive and regulatory policies, conditions and developments;

•	Adverse regulatory or legal decisions, including laws and regulations governing the deregulated energy markets;

•	Energy markets, including the timing and extent of unanticipated changes in commodity prices for oil, coal, natural gas, natural gas liquids, electricity, and certain related products due to lower or higher demand, shortages, transportation problems or other developments;

•	Potential disruption, expropriation or interruption of facilities or operations due to accidents, war, terrorism, or changing political conditions and the ability to obtain or maintain insurance coverage for such events;

•	Nuclear power plant performance, decommissioning, policies, procedures, incidents, and regulation, including the availability of spent nuclear fuel storage;

•	Technological developments in energy production, delivery, and usage;

•	Changes in financial or regulatory accounting principles or policies;

•	Outcome, cost, and other effects of legal and administrative proceedings, settlements, investigations and claims, including particularly claims, damages, and fines resulting from USG&E’s fundraising activities in 2003 and prior years;

•	Limitations on our ability to control the operations, and the price obtained from the production, of our wells;

•	Disruptions in the normal commercial insurance and surety bond markets that may increase costs or reduce traditional insurance coverage, particularly terrorism and sabotage insurance and performance bonds;

•	Other business or investment considerations that may be disclosed from time to time in our SEC filings or in other publicly issued written documents; and

•	Other uncertainties that are difficult to predict, and many of which are beyond our control.

SELECTED FINANCIAL DATA
The following table represents our selected consolidated financial information. The selected financial data set forth below should be read in conjunction with the Consolidated Financial Statements and notes thereto and Management’s Discussion and Analysis of Financial Condition and Results of Operations which contains a description of the factors that materially affect the comparability from period to period of the information presented herein.

	Three Months Ended
	March 31		Year Ended December 31,
	2005	2004	2004	2003	2002
Statement of Income Data:

Net Sales	$1,540,040	$561,566	$2,739,196	$2,136,301	$—
Operating Costs and Expenses	1,476,172	789,825	3,934,864	4,919,334	90,000

Operating Income (Loss) from Continuing Operations	63,868	(228,259)	(1,195,668)	(2,783,033)	(90,000)
Other Income (Expense)	(55,506)	(115)	(100,677)	11,128	—

Income (Loss) from Continuing Operations	8,362	(228,374)	(1,296,345)	(2,771,905)	(90,000)

Discontinued Operations:
Loss from Discontinued Operations	—	—	—	(163,454)	(3,173,966)

Net Income (Loss)	$8,362	$(228,374)	$(1,296,345)	$(2,935,359)	$(3,263,966)

Basic and Diluted Net Loss Per Share:

Continuing Operations	$(0.01)	$(0.04)	$(0.21)	$(0.37)	$(0.03)
Discontinued Operations	0.00	0.00	0.00	(0.02)	(0.96)

Net Income (Loss)	$(0.01)	$(0.04)	$(0.21)	$(0.39)	$(0.99)

	As of March 31,	As of December 31,
	2005	2004	2003
Balance Sheet Data:

Cash, Including Cash Held In Trust	$220,848	$215,175	$257,861
Accounts Receivable	777,919	760,354	513,993
Total Assets	2,079,405	2,097,111	2,314,138
Total Current Liabilities	2,528,684	2,490,108	1,168,080
Owners’ Contributions Subject to Potential Rescission	$7,709,736	$7,079,736	$7,079,736
Owners’ Deficiency	$(7,529,015)	$(7,472,733)	$(5,933,678)

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
You should read the following discussion of our financial condition and results of operations in conjunction with the consolidated financial statements and the related notes to those statements included elsewhere in this proxy statement/prospectus. This discussion may contain forward-looking statements, including those contained herein and those set forth in the “Forward-Looking Statements” section above, that involve risks and uncertainties. As a result of many factors, such as those set forth under “Risk Factors” and elsewhere in this proxy statement/prospectus, our actual results may differ materially from those anticipated in these forward-looking statements.
Results of Operations
The Company operates in two business segments. It has a retail gas energy service marketing operation that sells natural gas to customers of two New York based utilities, Orange & Rockland and Consolidated Edison, and it has an interest in 11 shallow natural gas wells in Pennsylvania. In prior years, it had a retail gas operation selling natural gas in New Jersey which operated on a different business model than its current retail gas model. This business was discontinued in early 2003 and is reported as discontinued operations.
Retail Gas Marketing

	1st Quarter	1st Quarter
Retail Gas Marketing	2005	2004	2004	2003	2002
Revenue	$1,428,182	$481,967	$2,376,991	$1,939,460	$0

Cost of Sales	(1,225,953)	(454,610)	(2,295,944)	(1,525,406)	0

Gross Margin	202,229	27,357	81,047	414,054	0

Expenses	(141,156)	(261,730)	(713,323)	(1,502,508)	0

Other Income (Expense)	(55,525)	(148)	(100,823)	10,399	0

Net Income (Loss)	$5,548	($234,521)	($733,099)	($1,078,055)	$0
Revenues
Revenues from the retail gas marketing segment increased $437,531, or 23%, from $1,939,460 in 2003 to $2,376,991 in 2004. Revenues from this segment increased $946,215, or 197%, from $481,967 in first quarter 2004 to $1,428,182 in first quarter of 2005.
The primary cause for the increase in revenue from 2003 to 2004 and from first quarter 2004 to first quarter 2005 was increased numbers of customers and increased gas usage by our customers. The quantity of gas we sold increased 59,800 decatherms (Dth), or 26%, from 236,600 Dth in 2003 to 296,400 Dth in 2004. The quantity of gas we sold increased 91,500 Dth, or 136%, from 67,500 Dth in first quarter 2004 to 159,000 Dth in first quarter 2005.
Our revenues also increased because we were able to charge our customers higher rates during the comparative time period. This is because we base our pricing on the utilities’ tariffs. These tariffs generally follow trends that are dictated by the price of gas on the open market and other factors that are beyond our control. However, these trends generally worked in our favor in 2004 and in the first quarter of 2005. In 2003, we charged an average rate of $7.84/Dth, while in 2004, we charged an average of $8.29/Dth, an increase of $0.45, or 6%. In first quarter 2004, we charged an average rate of $8.06/Dth, while in first quarter 2005 we charged an average of $8.99/Dth, an increase of $0.93/Dth, or 12%.
The increased usage referenced above was driven primarily by increasing our customer base through intensive marketing efforts during portions of 2004 and early 2005. Our customer base increased from 247 at the end of 2003, to 954 at the end of 2004 and 1,092 at the end of the first quarter of fiscal 2005. Most of the increase in 2004 took place in the Orange and Rockland utility district, where we added 707 customers, including 389 commercial accounts, during the year. Most of the increase in the first quarter of 2005 took place in the Consolidated Edison utility district, where we added 127 new customers, including 122 commercial accounts, during the quarter.
The mix of our customers between residential and commercial is as follows:

	3/31/05	12/31/04	12/31/03
Residential	345	337	18
Commercial	747	617	229
Commercial accounts are generally more profitable than residential accounts due to their more consistent usage throughout the year (thus reducing unused transportation capacity costs) and their higher overall usage (thus reducing per unit administrative expenses). However, commercial account acquisition costs generally exceed those of residential accounts.
Our business model focuses primarily on commercial customers and we intend to seek to significantly expand our commercial account base in the future. We plan to do this primarily in areas serviced by the Consolidated Edison utility, but we also intend to focus on additional markets in New York and other states.
Cost of Goods Sold
Cost of goods sold for the retail gas marketing segment increased $770,538, or 51%, from $1,525,406 in 2003 to $2,295,944 in 2004. Cost of goods sold in this segment increased $771,343, or 170%, from $454,610 in first quarter of 2004 to $1,225,953 in first quarter 2005. The primary reason for these increases was our expanding customer base. In 2003, we sold 236,600 Dth of gas to our customers. In 2004, we sold 296,400 Dth, an increase of 59,800 Dth, or 26%. In first quarter 2004, we sold 67,500 Dth of gas to customers, compared to 159,000 Dth in first quarter 2005; an increase of 91,500, or 136%.
We also paid more for the gas that we purchased. In 2003, the weighted average cost per Dth of delivered gas was $5.78, compared to $7.19 in 2004. The $1.41/Dth difference represents a 25% increase in supply cost in 2004 compared to 2003. Similarly, in first quarter of 2004, the weighted average cost per Dth of delivered gas was $6.56, compared to $7.20 in first quarter 2005, an increase of $0.64 per Dth, or 10%. The primary reasons for these increases were market supply and demand forces that are beyond our control.
Another component increasing the cost of goods sold was transportation expense. In our industry, transportation costs are primarily driven by the amount of pipeline capacity required. That capacity is determined every fall, before the peak usage portion of the year (“heat load”) when most gas users use gas to heat their homes and businesses. The capacity requirement is determined by the month in which our customers are projected to use the most gas. We have to purchase this maximum monthly capacity until it is recalculated the following fall. This causes: 1) rising costs for transportation when we are adding customers and 2) stranded costs in non-peak months because we are paying for capacity that we do not use. In 2003, our transportation costs were $165,300, compared to $194,000 in 2004, an increase of $28,700, or 18%. The rising cost of transportation can be seen more dramatically when comparing the first quarter of 2004 to the first quarter of 2005. In first quarter 2004, our transportation costs were $42,800, compared to $86,200 in first quarter 2005, an increase of $44,600, or 102%. We plan to minimize the impact of rising transportation costs by acquiring a high percentage of commercial accounts and thus keeping our stranded costs as low as possible. However, we expect that the impact of transportation costs will continue to be a issue in future periods as we continue to grow our customer base.
Gross Margin
Our gross margin from retail gas marketing was $414,054 (22%) in 2003 compared to $81,047 in 2004 (4%). The disparity can be largely attributed to the fact that, in 2004, we offered much higher discounts in our aggressive campaign to attract new customers and gas costs were higher relative to the rates we could charge during the year. Even though the rates we charged increased 6% from 2003 to 2004, they would have increased more had we not offered higher discounts. Our margin was also compressed by the 102% increase in transportation costs in 2004 compared to 2003.
In first quarter 2004, our gross margin from retail gas marketing was $27,357 (6%) compared to $202,229 (15%) in first quarter 2005. The disparity here can be primarily attributed to the fact that we charged rates 12% higher during first quarter 2005 than we did in first quarter 2004, even though we continued our aggressive pricing strategy. This increased rate more than compensated for the higher transportation costs incurred in first quarter 2005 compared to first quarter 2004.
Expenses
General and administrative expenses in the retail gas segment decreased $789,185 (53%) from $1,502,508 in 2003, to $713,323 in 2004. General and administrative expenses in this segment decreased $120,574 (46%) from $261,730 in first quarter 2004 to $141,156 in first quarter 2005. The largest decrease in these periods was in payroll and consulting/management fees. In 2003, this segment incurred $1,017,168 in payroll and consulting/management fees compared to $446,845 in 2004, a decrease of $570,323, or 56%. In first quarter 2004, this segment incurred $197,382 in payroll and expenses, compared to $75,150 in first quarter 2005, a decrease of $122,232, or 62%. The reduction in these expenses was largely attributable to the reduction in gas marketing staff in September 2003 and the reduction of compensation due to the resignation in September 2004, of our former CEO, Don Secunda.
Excluding payroll-related expenses, general and administrative expenses as a percentage of revenues were 30%, 15%, 14% and 12%, respectively, for 2003, 2004, the first quarter of 2004 and the first quarter of 2005, respectively. This percentage decrease is primarily attributable to the scalability of our administrative processes.
Interest expense increased significantly in fiscal 2004 and for the first quarter of 2005 as we borrowed funds to meet our operating expenses including the growth of our business and the fees relating to the Restructuring. Interest expense was $104,828 in 2004 and $84,516 in the first quarter of 2005.
Net Income (Loss)
Net loss for the retail gas segment was $1,078,055 in 2003 compared to $733,099 in 2004. Revenue increased 23% from 2003 to 2004 while cost of goods increased 51% and expenses decreased 53% in the same time period. Net loss in first quarter 2004 was $234,521 compared to net income of $5,548 in first quarter 2005. Revenues increased 197% from first quarter 2004 to first quarter 2005 while cost of goods increased 170% and expenses decreased 14% in the same time period.
Market Outlook
We intend to expand our business only in markets where the utility purchases receivables from its customers. By “purchase receivables”, we mean that the utility sends us the amount invoiced for gas supply plus related sales tax for all of our customers for a given calendar month on a monthly basis (this is also sometimes called a guaranteed receivable). The benefit to doing business with customers serviced by utilities that purchase receivables is that we have a certainty of cash flows because we can project with some precision the amount that is going to be received on a monthly basis. Another benefit is that we do not have to spend time or resources attempting to collect funds from individual delinquent customers. Utilities do, however, charge a nominal discount rate on the purchased receivables. For instance, Consolidated Edison pays 99.03% of the invoiced gas supply charge plus 100% of the tax invoiced in a given month and Orange & Rockland Utilities pays 100% of the gas supply charge and tax. Given the fact that there is a slightly lower margin associated with purchased receivables, we believe that the risks associated with collections are a more significant factor and that a profitable, sustainable business can be developed in markets in which the utility purchases receivables. Further, we believe that more and more utilities are moving to a guaranteed collection model to encourage energy service organizations such as us to operate in their markets.
Well Production

	1st Quarter	1st Quarter
Well Production	2005	2004	2004	2003	2002

Revenue	$111,858	$79,599	$362,205	$196,841	$0

Cost of Sales	(6,435)	(7,893)	(29,917)	(11,694)	0

Gross Margin	$105,423	$71,706	$332,288	$185,147	$0

Expenses	(55,981)	(32,414)	(506,443)	(1,782,039)	0

Other Income/Expense	19	33	146	729	0

Net Income/(Loss)	$49,461	$39,325	($174,009)	($1,596,163)	$0
We are the managing member of three limited liability companies, Drilling I, Drilling II and Drilling III, that own a portion of the working interests in 11 shallow natural gas wells located in Armstrong County, Pennsylvania. We consolidate the operations of these three limited liability companies. We make distributions to the members of those entities based on well production.
Revenue
Revenue in the drilling segment of our business increased $165,364, or 84%, from $196,841 in 2003 to $362,205 in 2004. Revenue in this segment increased $32,259, or 41%, from $79,599 in first quarter 2004 to $111,858 in first quarter 2005. The primary reason for the increase was increased production by the wells due to the fact that many of the wells were brought online in late 2003 and early 2004. In 2003, the wells that were online produced 41,812 thousand cubic feet (mcf) of. In 2004, the 11 wells produced 116,197 mcf, an increase of 74,385, or 178%, over 2003. In 2003, we received a weighted average price of $5.09/mcf (net of gathering fees), which was $0.85/mcf (14%) lower than the $5.94/mcf received in 2004. Similarly, in first quarter 2004, we received a weighted average price of $5.63/mcf, which was $0.56/mcf (9%) lower than the $6.19/mcf received in first quarter 2005. The changes in prices were due to market forces beyond our control.
Cost of Goods Sold
Cost of goods sold for the well production segment increased $18,223, or 156%, from $11,694 in 2003 to $29,917 in 2004. Since a majority of the costs in this category are operating fees and other similar expenses that occur during months in which a well is producing, the fact that more wells were online for more months in 2004 than in 2003 resulted in an increase that the cost of goods sold from period to period. Cost of goods sold decreased $1,458, or 19%, from $7,893 in first quarter 2004 to $6,435 in first quarter 2005. In this case, reductions of some non-recurring driller expenses, such as swabbing a well or replacing a compressor, represented the decrease in cost.
Gross Margin
Gross margin for 2003 and 2004 as a percentage of revenues was 94% compared to 92%. Gross margin for first quarter 2004 was 90% compared to 95% for first quarter 2005.
Expenses
Expenses of the well production segment decreased substantially in 2004 compared to 2003. In 2003, expenses were $1,782,039 for the well production segment, compared to $506,443 in 2004, a decrease of $1,275,597 (71%). Until early September 2003, expenses included management fees and payroll expenses paid by USG&E relating to its fundraising activities and relating to work done by management and support personnel in association with well production. Much of this remuneration was paid to Former Principals of USG&E. We also incurred legal and other expenses in organizing the limited liability companies in 2003. No such fees were incurred in 2004.
Net Loss
We had a net loss of $174,009 in 2004 compared to $1,596,163 in 2003. We had net income of $49,461 in the first quarter of 2004, compared to net income of $39,325 in the comparable 2004 period.

Corporate, Intersegment and Discontinued Operations

Corporate, Intersegment
and Discontinued	1st Quarter	1st Quarter
Operations	2005	2004	2004	2003	2002

Revenue	$0	$0	$0	$0	$0

Cost of Goods Sold	0	0	0	0	0

Gross Margin	$0	$0	$0	$0	$0

Expenses	(46,647)	(33,178)	(389,237)	(97,687)	(90,000)

Other Income (Expense)	0	0	0	0	0
Income (Loss) from Continuing Operations	($46,647)	($33,178)	($389,237)	($97,687)	($90,000)
Net Income (Loss)	($46,647)	($33,178)	($389,237)	($261,141)	($3,263,966)
Our corporate segment experienced expenses of $90,000 in 2002, $97,687 in 2003 and $389,237 in 2004. All $90,000 of expense in 2002 was attributed to the value of stock issued to Michael Linde, USG&E’s former president and chief financial officer, and Don Secunda, USG&E’s former president and chief executive officer. In 2003 and 2004, the $97,687 and $389,237, respectively, of expense was associated with legal and other professional fees related to the Restructuring. Likewise, USG&E incurred $33,179 of expenses of this nature in first quarter 2004 compared to $46,637 in first quarter 2005. We anticipate significant Restructuring expenses throughout 2005 and possibly into early 2006.
Income (Loss) from Continuing Operations
For the reasons set forth above, our 2004 net loss from continuing operations was $389,237, compared to a net loss from continuing operations of $97,687 for 2003. We reported a net loss of $46,647 for the first quarter of 2005, compared to a $33,178 net loss for the first quarter of 2004.
Discontinued Operations
During 2003, we abandoned our New Jersey operations due to unfavorable customer contract terms (negotiated by USG&E’s prior management), unfavorable pricing and credit terms with suppliers, (also negotiated by USG&E’s prior management), and deposit requirements by the New Jersey regulatory authority. Based on these factors, we determined that the New Jersey operations and business model could not be profitable as they were being operated and that we could not support these operations. Losses from discontinued operations were $3,173,966 in 2002 and $163,454 in 2003. No losses from discontinued operations were incurred in 2004.
Net Loss
Based on the foregoing, our net loss for 2002, 2003 and 2004 was $3,263,966, $261,141 and $389,237, respectively. Our net loss for first quarter 2004 was $33,178, compared to a net loss of $46,647 for first quarter 2005.

Liquidity and Capital Resources
Liquidity
Our liquidity and capital requirements are a function of our results of operations, working capital needs, contractual obligations, capital expenditures, debt maturities, and collateral requirements.
Since ceasing all capital raising activity in early September 2003, we have met our minimum liquidity requirements by increasing the revenue and gross profit from our retail gas operation, reducing operating costs, borrowing against assets, and extending our credit terms and debt maturities.
Natural gas prices have been increasing and have also been very volatile over the past several years. These circumstances have prompted many gas wholesalers to request advance payment, or other forms of assurances to maintain ongoing deliveries of gas. Despite these conditions, USG&E has extended its credit terms for its gas supply from an advance payment requirement in March 2003, to its current terms which are payment by the 20th day of the month following the month of delivery of gas.
In September 2004, we arranged asset-based debt financing of $2,250,000 to meet working capital requirements, including costs associated with our Restructuring, from three unaffiliated lenders, $2,000,000 of which were secured by accounts receivable, the validity of which is guaranteed by our executive officers. Our President and Chief Executive Officer has also personally guaranteed an American Express corporate charge card with a limit of $12,000.
In 2004, we retired some of our debt and extended the maturities on our remaining debt. In October 2004, we paid our line of credit from Thomas Chamberlain down to $50,000 and extended the due date for the remaining balance until April 2005. This due date has recently been further extended until October 2005. In September 2004 we extended the due date on our $150,000 loan from Big Apple Energy until October 2005.
Our debt instruments are as follows:
•	Pending the Restructuring, we have reclassified virtually all of our contributions from Investors from equity to long-term liabilities. This liability is $7,088,054. If the Restructuring is approved, at least 80% of this amount will be reclassified back to equity. Amounts related to Investors who reject the Restructuring plan will remain on our balance sheet as a long term liability.

•	Between November 2003 and March 2004, we borrowed a total of $84,900 from Don Secunda, our former President and Chief Executive Officer. This note bears interest at a 9% annual rate, is subordinated to Investor claims, and is due at the completion of the Restructuring. As of December 31, 2004, the balance of the principal and interest related to this note was $92,541. As part of our settlement with Mr. Secunda, he has agreed to forgive this note in full upon the completion of the Restructuring.

•	In September 2004, we arranged to convert $150,000 of accounts payable owed to Big Apple Energy, our primary supplier of natural gas, into a note payable. Big Apple Energy will be paid interest on a monthly basis at a 7% annual rate. Furthermore, Big Apple Energy will receive 100,000 shares of Newco’s Class A common stock at the completion of the Restructuring. The note’s principal becomes due on October 6, 2005. At the time that this note was entered into, Mr. Ferreira, the principal of Big Apple Energy, joined our Board of Directors.

•	In May 2004, we borrowed $95,000 from Thomas Chamberlain, an unrelated third party. Under this note, Mr. Chamberlain is to be paid interest on a monthly basis at a 10% annual rate. In October 2004, the note was renegotiated and $45,000 was paid by us toward the amount outstanding. The renegotiated agreement provided that Thomas Chamberlain will receive 25,000 shares of Newco’s Class A common stock upon the completion of the Restructuring. The note’s principal now becomes due on October 31, 2005. As of December 31, 2004 and March 31, 2005, the balance remaining on this note was $50,000.

•	We have a revolving factoring agreement with Rockland Credit Finance, LLC under which we sell our receivables to Rockland. The terms of the agreement require us to have cumulative borrowings of at least $2,000,000 (which we satisfied in the first quarter of 2005). Under the agreement, we have the ability to borrow funds at the beginning of each month when we deliver gas to the utility. Our borrowing capacity is determined by the quantity of gas delivered for the month for use by our customers, the rate to be charged for that gas and applicable sales tax, at an advance rate of 80%. The lender receives the funds for invoiced gas usage directly from the utilities on a monthly basis. Any portion of the remittance that exceeds the principal borrowed that is associated with the usage invoiced, interest and fees is wired to us the day after the lender receives the funds from the utilities. The terms of the agreement call for the lender to charge 1 1/4% for every 15 days that the funds are outstanding at the time of remittance and prime plus 2% for the average daily balance at the end of each month.
Together, all of these steps enabled us to meet our 2004 and first quarter 2005 liquidity demands. In 2005, we will continue to grow our retail operations, monitor our operating expenses and capital expenditures, evaluate market conditions for financing opportunities, and take other action as may be appropriate and consistent with our strategy.
Our current level of cash and credit lines, along with anticipated cash flows from operating activities, will not be sufficient, given our forecasted growth rate, to meet our liquidity needs through 2005. Consequently, we anticipate increasing our borrowing capacity during 2005, primarily by negotiating additional asset-based credit using our receivables as collateral.
We lease office space in Miami, Florida. The initial term was 48 months, terminating on April 30, 2005. The base rent payment ranges from approximately $7,100 per month to approximately $7,700 per month plus sales tax and common area maintenance. In November 2003, we amended the lease agreement for an additional sixty months beginning November 1, 2003 and terminating on October 31, 2008. The amended base rent payment ranges from approximately $4,700 per month to $5,200 per month plus sales tax and common area maintenance.
Future minimum annual lease payments under the lease are as follows:

January – December 2005	$57,729
January – December 2006	$59,222
January – December 2007	$60,715
January – October 2008	$51,633
The following table summarizes our future contractual cash obligations for each of the next five fiscal years and thereafter as of March 31, 2005. Operating lease commitments include estimated common area maintenance expenses.

Contractual Obligations

	2005	2006	2007	2008	Total
Long Term Debt:

Principal	$200,000	0	0	0	$200,000
Interest	9,074	0	0	0	9,074

Total	209,074	0	0	0	209,074

Operating Leases	62,594	84,968	70,545	68,672	286,779
Employment Agreements	63,583	381,500	381,500	317,900	1,144,483

Total	$335,251	$466,468	$452,045	$386,572	$1,640,336

The contractual obligations listed above do not include future purchases of natural gas to supply to customers. Further, this chart assumes that employment agreements with executive officers become effective on November 1, 2005 and that only base salary is paid.
Sources and Uses of Cash
Sources of Cash
In 2002 and 2003, our working capital requirements were primarily satisfied from Investor contributions. In 2003, we had proceeds from the sale of stock and membership interests of $4,183,745, an increase of $1,426,475, or 52%, from the proceeds of $2,757,270 received in 2002. No funds were raised from investors after August 2003.
Since August 2003, our cash requirements have been met from operations and from our financing activities. In 2004, our gross margin after distributions to Class II drilling members was $171,399, a decrease of $369,320, or 68%, from our gross margin after distributions to Class II drilling members of $540,719 in 2003. This decrease in the gross margin can be largely attributed to the higher discounts we offered in 2004 in our aggressive campaign to attract new customers and the fact that gas costs were higher relative to the rates we could charge during the year compared to 2003. In 2004, our debt increased a net amount of $559,594, an increase of $509,091, or 91%, from a net increase in debt of $50,503 in 2003. This increase in debt in 2004 was comprised of the following: 1) an increase in the note payable to Don Secunda, our former President and Chief Executive Officer, 2) new notes payable to Thomas Chamberlain and Big Apple Energy, and 3) a new factoring agreement with Rockland Credit Finance, LLC.
In first quarter 2005, our gross margin after distributions to Drilling Program members was $243,008, an increase of $192,062, or $377%, from our gross margin after distributions to Drilling Program members of $50,946 in first quarter 2004. The increase in the gross margin can be largely attributed to the fact that we charged rates 12% higher during the first quarter of 2005 than we did in the first quarter of 2004, even though we continued our aggressive pricing strategy. In first quarter 2005, our debt decreased a net amount of $56,987, a decrease of $93,284 from the net increase in debt of $36,297 in first quarter 2004. This decrease can be largely attributed to the fact that our need for cash was higher during the peak usage season at the beginning of the first quarter 2005 than it was at the end of that same quarter, causing a decrease in cash from debt in first quarter 2005. The increase in first quarter 2004 was attributed to securing funds associated with a note from Don Secunda, our former President and CEO; debt of this nature was not incurred in first quarter 2005.

Uses of Cash
In 2004, our most significant use of cash was $592,735 for payroll, a decrease of $1,872,507, or 76%, from our outlay for payroll and management fees of $2,465,242 in 2003. This decrease is attributable to the fact that a majority of our workforce was laid off in September 2003 and the fact that our former President and CEO, Don Secunda, our most highly compensated individual, resigned in September 2004. Another significant use of cash in 2004 was legal and accounting fees, which amounted to $373,840 in 2004, an increase of $137,618, or 59%, from the cash used for legal and accounting fees of $236,222 in 2003. These fees are largely associated with the SEC informal inquiry initiated in August 2003 and ongoing through 2004, and our Restructuring.
In the first quarter of 2005, our most significant use of cash was $84,516 for interest, an increase of $82,486, or 4064%, from our interest expense of $2,030 in first quarter 2004. This increase in interest expense was attributable to the debt financing that we received after first quarter 2004 from Thomas Chamberlain, Big Apple Energy and Rockland Credit Finance, LLC. Another significant use of cash in first quarter 2005 was payroll of $76,736 in first quarter 2005, a decrease of $120,806, or 61%, from payroll of $197,542 in first quarter 2004. This decrease is largely attributable to the fact that our former President and CEO, Don Secunda, our most highly compensated individual, resigned in September 2004.
Critical Accounting Policies
The following accounting policies are important to an understanding of our results and financial condition and should be considered an integral part of our MD&A:
-	use of estimates in accounting for long—lived assets, and

-	accounting for the effects of industry regulation.
Use of Estimates
In preparing our financial statements, we use estimates and assumptions that may affect reported amounts and disclosures. Accounting estimates are used for asset valuations, depreciation, amortization and contingencies. For example, we estimate the remaining natural gas reserves in our wells to determine our annual depreciation and amortization costs. There are risks and uncertainties that may cause actual results to differ from estimated results, such as changes in the regulatory environment, competition, regulatory decisions, and lawsuits.
We use the units of production method for purposes of determining depletion expense in the drilling programs. Under this methodology, the amount that is produced by each well in a given period is divided by the total amount anticipated to be produced by the well over the well’s useful life. Periodically, we hire a third-party to prepare an analysis of the gas reserves associated with the eleven wells in the drilling programs. If at any time a reserve report indicates a smaller quantity of reserves than had been shown in a previous report (after adjustments for actual production), depletion is accelerated and the reserve quantity used for future depletion calculations is revised downward. Depletion is never adjusted for a reserve report indicating a larger quantity of reserves than had been estimated previously. The same methodology, including accounting for changes in estimates, is applicable to the amortization of management fees associated with the same wells.

Long-lived assets
Our assessment of the recoverability of long-lived assets involves critical accounting estimates. Tests of impairment are performed periodically if certain conditions that are other than temporary exist that may indicate the carrying value may not be recoverable. Of our total assets, recorded at $2,314,138 at December 31, 2003 and $2,097,111 at December 31, 2004, 65 and 52 percent respectively, represent long-lived assets and equity method investments that are subject to this type of analysis. We base our evaluations of impairment on such indicators as:
•	the nature of the assets,

•	projected future economic benefits,

•	domestic and foreign regulatory and political environments,

•	state and federal regulatory and political environments,

•	historical and future cash flow and profitability measurements, and

•	other external market conditions or factors.
If an event occurs or circumstances change in a manner that indicates the recoverability of a long-lived asset should be assessed, we evaluate the asset for impairment. An asset held-in-use is evaluated for impairment by calculating the undiscounted future cash flows expected to result from the use of the asset and its eventual disposition. If the undiscounted future cash flows are less than the carrying amount, we recognize an impairment loss. The impairment loss recognized is the amount by which the carrying amount exceeds the fair value. We estimate the fair market value of the asset utilizing the best information available. This information includes quoted market prices, market prices of similar assets, and discounted future cash flow analyses.
Our assessments of fair value using these valuation methodologies represent our best estimates at the time of the reviews and are consistent with our internal planning. The estimates we use can change over time. If fair values were estimated differently, they could have a material impact on the financial statements.
In 2003 and 2004, we analyzed impairment indicators related to our long-lived assets and equity method investments. Following our analysis for fiscal 2004, we reduced the carrying amount of four of the eleven wells in our drilling programs. The reserve analysis of December 31, 2004 indicated that net book value of each of these wells was higher than the value of the undiscounted projected future cash flows. Accordingly, we incurred impairment expense to write-down the value of these wells to the value of the undiscounted projected future cash flows. The impairment expense incurred in 2004 was as follows:

	Net Book Value		Net Book Value
Well	Before Impairment	Impairment Adjustment	After Impairment
Alvin Wright #2	$69,801	$61,127	$8,674
Murray #1	$105,374	$43,396	$61,978
Weigand #13	$85,043	$31,581	$53,462
Weigand #14	$103,185	$15,491	$87,694

Contingencies
We are involved in various regulatory and legal proceedings that arise in the ordinary course of our business. We record accruals for such contingencies based upon our assessment that the occurrence is probable and an estimate of the liability amount. The recording of estimated liabilities for contingencies is guided by the principles in SFAS No. 5, accounting for contingencies. We consider many factors in making these assessments, including history and the specifics of each matter.

BUSINESS
General
USG&E is an energy service organization with a business strategy focused primarily on markets served by utilities in New York. We are a licensed Energy Service Company (“ESCO”). We earn our revenue and generate cash from operations by selling natural gas to commercial and residential retail consumers in New York. Our businesses are affected by weather, especially during the key heating and cooling seasons, economic conditions, particularly in New York, regulation and regulatory issues that primarily affect our retail gas operations, interest rates, and energy commodity prices.
In early 2003, we terminated an unprofitable natural gas retail marketing operation focused on New Jersey that involved a business model significantly different from our current business model. Thereafter, we developed a new business model that we focused on two New York utilities. Our New York operations focused on residential and commercial consumers who we agree to service under contracts in which we guarantee the consumer a fixed annual discount off the local utility price, with price fluctuation based on the costs of natural gas from period to period. These types of contracts, combined with a more favorable regulatory environment in New York, which includes guaranteed receivables from the utility (something not available in New Jersey when we operated in that market) have enabled us build a business that we believe can be made profitable and cash flow positive if grown successfully. Since January 2004, we have added over 1,500 new accounts and increased projected annual billings by approximately $6.1 million. We currently have approximately 1,800 customers. In 2003, we substantially reduced our retail gas cost of goods sold by replacing our suppliers with an aggregator that offered lower cost natural gas. In 2004, we substantially improved our cash flow from retail gas operations by extending our payment terms with the aggregator and entering into a $2 million factoring agreement with a lender.
Strategy
Our strategy involves focusing on marketing natural gas to commercial and residential retail consumers. We intend to grow our retail gas operations at a rate sufficient to enable us to capitalize on the economies of scale inherent in our business model. At the same time, we must gain this increased market share without incurring significant customer acquisition costs or materially altering our discounted price policies and other customer contract terms. We also must improve our overall financial and operational performance to enable our independent auditors to issue an opinion on our financial statements without a going concern modification, thus allowing us to seek more favorable debt financing and possibly reduce or eliminate our deposits with the local utilities.
Our business plan is targeted at predictable earnings growth along with an improved balance sheet. If we are successful, the result of these efforts will be a strong, reliable energy company that will be poised to take advantage of opportunities for further growth in the New York State marketplace, including markets that we do not serve today.
Our arrangements with utility companies give us guaranteed payments on customer accounts (“Purchased Receivables”) in exchange for an assignment of customer payments made for our services. This arrangement eliminates the risk of customer non-payment in exchange for a lower margin on our customer accounts.

Energy Service Companies
USG&E operates as an Energy Service Company in New York State. Energy Service Companies (“ESCOs”) deliver natural gas to customers through programs designed by utility companies and regulated by the New York State Public Service Commission (“NYPSC”). The programs under which USG&E operates are Consolidated Edison of New York’s (“ConEd”) “Power Your Way” Program, and Orange & Rockland Utility’s (“O&R”) “Energy Choice” Program.
Customers choose ESCOs because they receive a cost savings without losing the service and support of their local utilities. Customers who choose USG&E or another ESCO receive a cost savings while continuing to have natural gas supplied by their utility and continuing to receive service from their utility.
Utilities support ESCOs because utilities are, by law, only allowed to recover their costs from the sale of electricity and natural gas. The primary profit center of Con Ed, O&R, and other utilities is delivering the energy to the customer; natural gas is supplied at cost. Because utilities derive no economic benefit from the sale of natural gas to the consumer, they can effectively allow alternate suppliers into the market without any detrimental effect on their business.
ESCOs now provide service to customers throughout the state of New York, with the exception of a few small utility companies representing less than 1 percent of residential and small commercial customers. According to the NYPSC, 7.3 percent of residential customers were purchasing natural gas from energy marketers, such as USG&E, as of October 2004, which is virtually unchanged from participation rates since 2001 (7.1 percent as of December 2003, 7.6 percent in December 2002, and 7.4 percent in December 2001). Only 1.8 percent were participating in December 1999. According to the NYPSC, nearly 100 percent of the state’s largest gas customers in 2004 are being supplied by marketers.
In November 2004, the NYPSC began providing a buyers’ guide on its web site that details price terms and service offerings of ESCOs and local electricity and natural gas utilities. The guide is updated monthly and covers 12 utility service areas and more than 40 energy service providers. In December 2004, 37 marketers were serving residential gas customers in the state, compared with 42 marketers in December 2003, 44 in December 2002, and 50 in December 2001. Marketers must be certified by the NYPSC and use standard contracts. In June 2002, the State Legislature passed the Energy Consumer Protection Act of 2002, which provides customers the same consumer protections regardless of whether they buy natural gas from a marketer or a regulated utility.
Natural Gas Marketing and Delivery Industry
Historically, natural gas has been almost exclusively marketed and delivered to consumers by utilities. This segment of the energy industry was dominated by federal and state chartered vertically integrated entities that were granted geographic monopolies. However, since the mid-1990’s, the utility industry has experienced substantial deregulation at the state and local level. This deregulation has occurred primarily because states have reacted to political and consumer pressure for increased competition and lower costs by enacting laws that enable natural gas and electric consumers to purchase, at a savings, their energy from competitive suppliers, rather than the incumbent monopoly.
According to the most recent annual information released by the Energy Information Administration, the value of natural gas delivered by utilities to commercial and residential consumers in the United States exceeded $75 billion in 2003. Since natural gas prices have increased over one hundred percent since 2003, it is estimated that such deliveries will exceed $150 billion annually in 2005 and subsequent years.

Deregulated Natural Gas Markets
Most utilities in deregulated markets now have delivery services available for residential, commercial and industrial business customers under which the utility will deliver natural gas purchased by the consumer from competitive suppliers. The scope and quality of these services vary greatly from state to state and from utility to utility. For example, the availability of consolidated billing and electronic data interfaces, storage and transportation practices, supplier licensing and creditworthiness requirements, collection and distribution procedures and management of credit risks are just a few of the important issues for suppliers selling gas to a utility’s customers. However, these issues are addressed inconsistently, if at all, by the utilities and state regulatory bodies.
This inconsistency has made it difficult for suppliers to operate efficiently as they enter new markets because each new distribution area involves not only start-up costs, but also adds substantial ongoing and incremental overhead expenses. Accordingly, to keep costs down and capitalize on economies of scale, most suppliers typically have concentrated on mass marketing to residential accounts and/or bidding for very large industrial customers in a limited number of markets.
This strategy has resulted in a largely fragmented supplier base with no single marketer operating in all available markets and no single marketer dominating any particular market. It has also resulted in a historically underserved commercial customer market. This is best evidenced by the most recent annual information released by the Energy Information Administration, showing that in 2003 the percentage of supplier natural gas delivered by utilities to commercial accounts nationally was 36%, while the corresponding percentage for industrial accounts was 77%.
Target Markets
Significant state markets that substantially exceeded the 36% overall national percentage of deliveries to commercial accounts on account of suppliers in 2003 include: Florida (58%), Georgia (79%), Illinois (57%), Maryland (68%), New Jersey (49%), New York (48%) and Ohio (61%). Of these states, New York had the largest commercial natural gas market in 2003 (336,225 million cubic feet in deliveries; Illinois, the next largest, had only 211,881 million cubic feet in deliveries), yet New York had the lowest migration from utilities to other suppliers (48%). Accordingly, in the states where deregulation efforts are resulting in the highest percentages of consumers electing to use alternative suppliers, New York has the largest volume of natural gas still delivered by the utilities.
This statistic is one of the reasons that New York, over the past several years, has enacted rules and regulations designed to make the state more attractive to energy marketers and thus provide more choices for consumers shopping for non-utility energy suppliers. For example, the NYPSC has amended its Uniform Business Practices to provide that utilities must share collections with energy marketers on a pro rata basis and that the utilities and marketers must exchange account information using an electronic data interface. The NYPSC has also set forth rules relaxing the credit requirements when the utility is billing on behalf of the supplier and also has enacted a framework for utilities to purchase the receivables of suppliers, thus limiting the supplier’s credit risk to a fixed percentage, or none at all.
In summary, New York State is the largest successfully deregulated natural gas market, has the largest volume of gas still delivered by utilities for their own account and has one of the most favorable regulatory structures in the nation. Accordingly, New York is our primary target market at this stage of our growth cycle. New York State has approximately 364,000 commercial natural gas users and we currently service only 1,200 of these accounts. As we grow and the New York market becomes more mature and saturated, we plan to expand our marketing activities to other states where we believe the economic and regulatory environment will allow us to replicate our success in New York. Although we have not yet definitely selected our next target state, we anticipate that it will be either Ohio, Illinois or New Jersey.
Within New York, we are currently primarily marketing to commercial accounts in the ConEd and Orange and Rockland (“O&R”) utility districts. We have concentrated our efforts in these distribution areas because they both offer consolidated billing, electronic data interface and receivable purchase services. These services enable us to not only minimize our overhead and credit risk, but also help provide the working capital and liquidity necessary to grow as efficiently as possible. ConEd and O&R markets have approximately 100,000 commercial natural gas users and we currently service only 1,200 of these accounts. As we grow, we plan to expand our marketing activities to other utilities in New York where we believe the economic environment and services offered by the unities will allow us to replicate our success in ConEd and O&R. Although we have not yet definitely selected our next targeted utilities, we anticipate that they will most likely be Keyspan Energy Delivery of Long Island, Keyspan Energy Delivery of New York and Niagara Mohawk.
Customers
USG&E has focused on attracting small and medium-sized commercial customers. The customer USG&E is seeking generally requires a relatively consistent month-to-month natural gas supply for use in its business, such as a restaurant, bakery or laundromat. We also maintain a significant number of residential customers.
Because USG&E’s customers typically contract for natural gas on a month-to-month basis, USG&E’s customer base could fluctuate significantly. The price term in the typical customer contract is a variable rate with a guaranteed annual savings. Strong competition exists among energy marketers in our markets for these customers.
Marketing
USG&E will continue to utilize two main methods of marketing – (1) in-house telemarketers and (2) outsourced sales through a marketing firm.
Our retail natural gas service marketing by our own in-house sales representatives, targets primarily commercial customers in specific businesses. In order to expand our target market, we have increased our sales staff to five persons and currently have the ability to sell in English, Spanish and Mandarin.
We have entered into a marketing contract with a third party call center that specializes in the deregulated energy markets. We currently have an exclusive contract with them to market natural gas for us in the O&R utility district and anticipate expanding the agreement to include ConEd in the near future. While we expect to always use in-house representatives to market gas, this third party contract provides a vehicle to rapidly acquire accounts on an outsourced basis with minimal lead time once we have the working capital to do so.
Supplying gas to our customers
USG&E and other ESCOs work to supply natural gas to residential and commercial customers through the various utilities. The customers receive their natural gas supply through their utility’s lines and receive service through the utility; the only difference is who supplies the gas itself.
USG&E buys its natural gas through an agreement with Big Apple Energy, LLC (“BAE”). Under the contract with BAE, dated February 25, 2003, USG&E purchases its natural gas through BAE. On

August 4, 2004, USG&E and BAE signed a First Addendum to the Natural Gas Sales Contact (“First Addendum”). Under the terms of the First Addendum, USG&E granted to BAE a security interest in all supporting obligations and all present and future liens; USG&E’s furniture, fixtures, and equipment, USG&E’s receivables and records, and all products and proceeds of the foregoing. A Second Addendum to the Natural Gas Sales Contract (“Second Addendum”) was signed by USG&E and BAE on June 9, 2005. This Second Addendum changed the terms of the original contract to state that USG&E, not BAE, is responsible for the transportation of natural gas purchased under this agreement to the delivery point. Finally, on September 16, 2004, BAE and USG&E signed an agreement wherein, in exchange for payment of $233,394.65, a promissory note in the principal amount of $150,000, and 100,000 shares of Newco Class A common stock, USG&E was discharged of all obligations in arrears under the contract.
USG&E, through its contracts with ConEd, and O&R, supplies natural gas to customers in Westchester, Manhattan, the Bronx, Queens, and Orange and Rockland Counties. USG&E supplies natural gas to customers who choose USG&E natural gas service through Con Ed’s “Power Your Way” program and O&R’s “Energy Choice” Program.
The contract with O&R was signed on January 13, 2005, and continues until the earlier of termination by either party with thirty days notice, by order of the NYPSC if the ESCO Agreement between O&R and USG&E is cancelled. In the agreement, USG&E assigns all of its rights in customer receivables to O&R and gives a security interest in such receivables to the utility. USG&E provides O&R with a rate for each customer to O&R for billing purposes; USG&E reserves the right to differ rates from customer to customer. USG&E further undertakes to make several other warranties to O&R, including a pledge not to engage in the practice of “slamming”, which is the transfer of customers without the customer’s permission.
In exchange for such services, O&R agrees to deliver to their customers a consolidated bill for all services, including those provided by USG&E. In addition, on the 20th calendar day of each month, or the following business day if the 20th is a weekend or holiday, O&R will provide to USG&E a remittance for all undisputed customer accounts invoiced over the previous month. A dispute for purposes of this agreement includes good faith disputes on the validity of USG&E’s unit commodity rate or service to the customer. A dispute does not include non-payment and non-payment does not excuse O&R from remittance to USG&E for services to such customer. O&R have the right to reduce the amount remitted by a “Consolidated Billing Service” fee, which is currently $0.62 per bill.
USG&E’s contract with ConEd was signed April 8, 2005, and contains essentially the same terms as the contract with O&R. ConEd applies a discount rate to the amounts billed on behalf of ESCO in determining how much is to be remitted monthly to USG&E. Currently, this discount rate is 0.97%. A new discount rate is calculated on January 1st of each year.
Regulation of ESCOs
ESCOs are regulated by both the State of New York and the various utility companies. New York State requires that all ESCOs satisfy the eligibility requirements of the New York State Department of Public Service (“DPS”).
DPS
Applicants seeking eligibility to sell natural gas and/or electricity as ESCOs are required to submit information to the DPS. We have been licensed by the DPS since 2002.

Utility
Once the DPS authorization letter is received, potential ESCOs must satisfy the additional eligibility requirements for the specific utility(ies) that they plan to service. In that regard, we are licensed by both ConEd and O&R.

Well Production
All of the properties of each of the Drilling Programs are located in Armstrong County, Pennsylvania. In 2003, we concluded our first three natural gas drilling programs after drilling a total of eleven wells. All of these wells were drilled on “developmental,” as opposed to “exploratory,” sites. All eleven sites have been developed into producing wells and none are dry holes. USG&E’s share of the proceeds from the sales of the natural gas produced is used to provide working capital for its retail gas marketing operations. We do not expect to perform any further drilling in the immediate future.
As managing member, USG&E is responsible for marketing the natural gas production of each of the Drilling Programs with the assistance of Interstate Gas Marketing, Inc. (“Interstate”) as provided in the Interstate Contract. There are no additional fees or other charges for Interstate’s marketing assistance. The Drilling Program’s natural gas is being sold to third parties at prevailing market prices.
Regulation of Natural Gas
The Federal Energy Regulatory Commission (“FERC”) regulates the interstate transportation of natural gas and has sought to promote greater competition in natural gas markets. For example, natural gas was traditionally sold by producers to interstate pipeline companies which then resold the natural gas to local distribution companies for resale to end-users. FERC changed this market structure by requiring interstate pipeline companies to transport gas for other natural gas suppliers or producers. FERC later issued Order 636 which requires interstate pipeline companies to, among other things, separate their natural gas sales services from their transportation services and provide an open access transportation service that is comparable in quality for all gas suppliers or producers. FERC Order 636 is designed to ensure that interstate pipeline companies do not have a competitive advantage over other natural gas sellers because they also provide transportation services. FERC has also enacted other regulatory policies and competitive initiatives that are intended to increase the flexibility of interstate natural gas transportation, such as requiring interstate pipeline companies to develop electronic bulletin boards to provide standardized access to information concerning pipeline capacity and prices. In addition, FERC Order 637 removed price ceilings on short-term capacity release transactions.
The marketing of each Drilling Programs’ natural gas production is also affected by numerous other factors beyond our control and the effect of which cannot be accurately predicted. These factors include, but are not limited to, the following:
o	the availability and capacity of pipeline and other transportation facilities;

o	competition from other energy sources such as coal, oil and electricity;

o	local and state regulations regarding production and transportation;

o	fluctuating seasonal supply and demand because of various factors such as home heating requirements in the winter months;

o	political instability in oil producing countries; and

o	the amount of domestic production and foreign imports of natural gas and oil.
Our gas operations in Pennsylvania are regulated by the Pennsylvania Department of Environmental Resources, Division of Oil and Gas. Among other things, its regulations involve:

o	new well permit and well registration requirements, procedures and fees;

o	minimum well spacing requirements;

o	restrictions on well locations and underground gas storage;

o	certain well site restoration, groundwater protection and safety measures;

o	landowner notification requirements;

o	certain bonding or other security measures;

o	various reporting requirements;

o	well plugging standards and procedures; and

o	broad enforcement powers.
We believe that our Drilling Programs and Interstate have complied in all material respects with applicable regulations governing the drilling, production and marketing of each Drilling Program’s natural gas and do not expect that these regulations will have a material adverse impact on each Drilling Program’s continuing operations. Each Drilling Program’s producing activities also must comply with various federal, state and local laws covering the discharge of materials into the environment, or otherwise relating to the protection of the environment. Although this compliance may cause delays or increase its costs, we do not believe these costs will be substantial. We cannot predict, however, the ultimate costs of complying with present and future environmental laws and regulations because these laws and regulations are constantly being revised and each of the Drilling Programs cannot obtain insurance to protect against many types of environmental claims.
Litigation
We are involved in a number of lawsuits. We expect to deal with the resolution of these matters as cash becomes available. There can be no assurance that we can successfully resolve these matters. One of these matters is a suit brought against Utiligroup and USG&E in Georgia for unpaid invoices totaling approximately $302,000 (plus interest) relating to natural gas supplied by a gas supply company to USGE’s New Jersey customers through September 2002. The supplier has obtained a default judgment against Utiligroup and USG&E in the amount of approximately $300,000.

MANAGEMENT
Directors and Executive Officers
Our executive officers and directors, and their ages and positions, are as follows:

Name	Age	Position
Doug Marcille	49	Chief Executive Officer, President and Director
Al Johnston	37	Chief Financial Officer and Secretary
Victor Ferreira	41	Director
Doug Marcille has been the Chief Executive Officer and Director of USG&E since September 2004. Prior to September 2004, from January 2003 to September 2004, Mr. Marcille was the Chief Financial Officer of USG&E. From 2000 to 2003, Mr. Marcille was Chief Financial Officer, Treasurer and General Counsel of Computer Products & Services, Inc., a computer parts reseller. Prior to 2000, Mr. Marcille was an International Tax Senior Manager with the public accounting firm of Ernst and Young, and a consultant with the Atlantic Consulting Group. Mr. Marcille is a member of the Massachusetts Bar and the Massachusetts Society of Certified Public Accountants. Mr. Marcille received a B.S.B.A. from University of Rhode Island in Accounting and Finance and a Juris Doctor from Boston University.
Al Johnston has been Chief Financial Officer of USG&E, since September 2004. Mr. Johnston served as USG&E controller from April 2004 to September 2004. Mr. Johnston was controller of Computer Products & Services, Inc., a computer parts reseller, from November 2001 to April 2003. He was also controller of Senior Homeowners Financial Services from April 2000 to November 2001. Mr. Johnston received an M.B.A. with an emphasis in Accounting and Management Information Systems from George Mason University and a B.B.A. in Finance from the University of Oklahoma.
Victor Ferreira has been a director of USG&E since September 2004. Mr. Ferreira is President and Managing Member of Big Apple Energy, an energy marketing firm, and has held these positions since July 1999. Big Apple Energy is a market aggregator currently supplying small wholesale marketers. Mr. Ferreira received an MBA in Finance from NYU’s Stern School of Business and a Bachelor of Engineering from Polytechnic University.
The officers and directors of USG&E will become the officers and directors of Newco upon the completion of the Merger.
Upon the closing of this Merger, Newco expects to name three new directors who will be selected by the USG&E Investor Steering Committee. The members of the USG&E Investor Steering Committee who will be named to the Board have not yet been determined. Following the Restructuring, we also intend to seek out at least three other directors who are independent directors, as that term is defined in the rules of the NASDAQ Stock Market.

Board Committees
Once our Board of Directors has been organized, we will establish an audit committee, a compensation committee and a nominating committee, each of which will be composed entirely of independent directors. The audit committee will review our internal accounting procedures and report to the Board of Directors with respect to auditing and accounting matters, including the selection of our independent auditors, the scope of annual audits, fees and the performance of our independent auditors. The compensation committee will review and recommend to the Board of Directors the salaries, benefits and stock option grants for our executive officers. The compensation committee will also administer our stock option and other employee benefit plans. The nominating committee will nominate candidates for election to the Board of Directors.
Compensation of Directors
Currently, board members are not compensated. It is anticipated that following the Restructuring, non-employee Board members will receive an annual retainer of $15,000 and meeting fees of $1,000 per meeting. Additionally, non-employee Board members are also expected to receive stock option grants under Newco’s 2005 Stock Incentive Plan.
Compensation Committee Interlocks and Insider Participation
No member of our compensation committee will serve as a member of the Board of Directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board of Directors or compensation committee.
Executive Compensation
The following summary compensation table sets forth information concerning compensation earned in 2004 by individuals who served as USG&E’s Chief Executive Officer and Chief Financial Officer. We refer to these executives collectively as our “named executive officers.”

		Annual Compensation			Long-Term Compensation Awards
						Securities
				Other Annual	Securities	Underlying	All Other
				Compensation	Underlying	Options	Compensation
Name and Principal Position		Salary ($)	Bonus ($)	($) (1)	Options (#) (2)	($) (3)	($) (4)
Doug Marcille	2004	156,000	0	0	0	0	0
	2003	132,200	0	0	0	0	0
Al Johnston	2004	65,208	0	0	0	0	0
	2003	42,474	0	0	0	0	0

Agreements with Executive Officers
Following the Restructuring, Mr. Marcille’s and Mr. Johnston’s compensation will be governed by three–year Employment Agreements that will provide them with the following compensation.

	Marcille	Johnston
Base:	$244,000	$137,500
Bonus Percentage of Base Compensation (1)	40-60%	40-60%
Success Bonus (upon completion of Restructuring)	$50,000	$25,000
Stock Options:
Number:	400,000	50,000
Exercise Price:	$0.86	$0.86
Term:	5 yr	5 yr

(1)	Bonus target to be determined annually by the Board (40% at 80% of target; 50% at 100% of target; and 60% at 120% of target)
Stock Options
No stock options to purchase USG&E common stock were granted to any of the named executive officers during 2004. If the Restructuring is completed, Messrs. Marcille and Johnston will receive the option grants described above under the Newco 2005 Stock Incentive Plan.
Stock Incentive Plan
In connection with the Merger, Newco will enact the 2005 Stock Incentive Plan (the “Plan”). Individuals who may receive awards under the Plan include Executive Officers, Directors, and other key employees (the “Eligible Individuals”). An aggregate of 1.5 million shares will be reserved for issuance under the Plan. Options issued under the Plan to the Eligible Individuals shall be 33% vested at issuance. An additional 33% will become vested one year after the stock is issued, and the options shall become fully vested on the second anniversary of the grant date. See “Proposal 2” below for a description of the Plan.

PRINCIPAL STOCKHOLDERS
The following information sets forth the beneficial ownership of our common stock (after giving effect to the Merger) by our management. In the Merger, our management will receive the following Class B common stock of Newco:

Directors and Executive Officers
Doug Marcille	800,000
Al Johnston	50,000
Victor Ferreira	7,500
All of the shares owned by our officers and directors (except 100,000 of the Newco Class A shares that will be beneficially owned by Mr. Ferreira upon the issuance of such shares to Big Apple Energy at the completion of the Restructuring), are Newco Class B common stock which have no voting rights, will be subordinated to the Newco Class A common stock to be issued in the Restructuring and will be automatically convertible into shares of Newco Class A common stock on Newco’s achievement of an EBITDA target ($1.5 million in EBITDA in any one of the fiscal years ended December 31, 2005, 2006 or 2007).
The Class A common stock of Newco to be outstanding after the Merger, after cancellation of the shares of USG&E common stock to be cancelled in the Restructuring, will be owned by the Investors, as more particularly set forth herein. The interest of particular Investors is not currently determinable until the Restructuring is completed. However, if all of the Investors approve the Restructuring, the following persons are expected to be beneficial owners of more than 5% of our outstanding post-Restructuring Class A common stock:

	Number of	Percent of
	Shares	Class A
	Beneficially Owned (1)	Common Stock
Barry Gross	450,000	6%

(1)	“Beneficial Ownership” includes shares for which an individual, directly or indirectly, has or shares voting or investment power or both and also includes options which are exercisable within sixty days of the date of this Proxy Statement. Beneficial ownership as reported in the above table has been determined in accordance with Rule l3d-3 of the Securities Exchange Act of 1934. Pursuant to the rules of the Securities and Exchange Commission (the “SEC”), shares of a company’s Common Stock that a beneficial owner has the right to acquire within 60 days pursuant to the exercise of stock options are deemed to be outstanding for the purpose of computing the percentage ownership of such owner but are not deemed outstanding for the purpose of computing the percentage ownership of any other person.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Big Apple Energy supplies gas to our customers. Victor Ferreira, one of our directors, is a principal of Big Apple Energy. We believe that the terms from which we purchase gas from Big Apple Energy are more favorable to us than the terms that would be available from unrelated third parties. Our purchases from Big Apple Energy aggregated $2,056,000 in 2004 and $830,835 during the first quarter of 2005.

PROPOSAL I
RESTRUCTURING
BACKGROUND OF AND REASONS FOR THE RESTRUCTURING
Utiligroup, Inc. (“Utiligroup”), a California corporation, was established as a private company in 2000 by Gerry Cautino, Craig Cope, Melvin Webman, and Larry Webman to operate a retail gas distribution business. Between 2000 and early 2002, Utiligroup raised approximately $2 to $3 million from approximately 300 investors. Mr. Cautino served as its president and its chief financial officer was Michael Linde. Melvin Webman and Larry Webman are believed to have supervised the telemarketers who raised these funds.
Sometime at the end of 2001, Cautino and Linde arranged for the acquisition of assets of Utiligroup by Harbortown Corporation (“Harbortown”), which was a public “shell” corporation registered under Section 12(g) of the Securities Exchange Act of 1934, as amended (“Exchange Act”). Mr. Linde acquired control of the shell company in the fall of 2001. Thereafter, an asset purchase agreement was entered into between Harbortown and Utiligroup which purportedly became effective in August 2002. Pursuant to that agreement, Harbortown acquired assets of Utiligroup (including customer contracts) and stockholders of Utiligroup received common stock of Harbortown, which subsequently changed its name to U.S. Gas and Electric, Inc. (USG&E).
Commencing in late 2001 and through early 2003, USG&E raised approximately $3.2 million from the sale of common stock and preferred stock to approximately 280 investors in transactions that were purportedly exempt from the registration provisions of the Securities Act of 1933, as amended (“Securities Act”). We believe that sales of the securities of USG&E were coordinated by Larry Webman and Melvin Webman, who trained and directed telemarketing personnel who raised funds on behalf of USG&E.
Don Secunda joined USG&E in March 2002 as its chairman and chief executive officer. Mr. Secunda terminated Mr. Linde in December 2002 when he allegedly discovered false representations made by Mr. Linde concerning the financial condition of USG&E. In January 2003, Doug Marcille was engaged by USG&E as its chief financial officer. Messrs. Secunda and Marcille embarked upon a program to attempt to turn around USG&E’s financial condition and business. They also terminated the sale of securities by USG&E in March 2003.
In late 2002 (prior to Mr. Marcille’s employment), USG&E began to offer securities in a drilling program to obtain gas supplies for its retail gas business. USG&E ultimately created the three Drilling Programs, (in the form of limited liability companies), to raise money for the purpose of drilling various wells located in Armstrong County, Pennsylvania. Drilling I raised $1 million in late 2002 and early 2003 and drilled four wells. Drilling II raised $993,750 in the spring of 2003 and drilled four wells. Drilling III raised almost $2 million during the summer of 2003. Drilling III was to be an “eight well program”, although only four wells were drilled; and the driller was paid for only three wells. These securities in the drilling programs are again believed to have been sold by telemarketers under the direction and control of Larry Webman and Melvin Webman.
In August 2003, during the course of the offer and sale of interests in Drilling III, the staff of the United States Securities and Exchange Commission (“SEC”) commenced an informal inquiry into sales of securities by USG&E and the Drilling Programs. In late August 2003, USG&E retained Akerman Senterfitt (the “Firm”) to conduct an internal investigation into matters relating to the sales of securities by USG&E and by the three Drilling Programs sponsored by USG&E. Counsel reviewed the securities offerings, interviewed employees and consultants of USG&E, and with the consent of USG&E, disclosed to the staff of the SEC its findings. In particular, it was disclosed to the staff of the SEC that in counsel’s view USG&E’s offerings should have been registered under federal securities laws.
USG&E’s fund raising activities on behalf of the drilling programs were terminated in August 2003 at the time that the Firm was retained. Approximately $167,000, raised with respect to the offer and sale of interests in Drilling III was placed in escrow with the Firm (which funds will be released to USG&E at the closing of the Restructuring). USG&E and Messrs. Secunda and Marcille fully cooperated with the staff of the SEC in connection with its informal inquiry. The staff extensively reviewed USG&E’s records, including financial information pertaining to its fund raising activities, and Messrs. Secunda and Marcille, among others answered questions under oath.
As a result of the informal inquiry conducted by the staff of the SEC, USG&E was notified in 2004 that the staff believed the offerings of USG&E and the Drilling Programs securities violated the registration provisions, as well as the anti-fraud provisions of the federal securities laws. Specifically, the staff of the SEC viewed the different offerings to be part of a single continuous financing plan and to have involved the use of general solicitation, precluding the availability of any exemption from registration. Accordingly, the offerings were required to have been registered under Section 5 of the Securities Act and were not. Further, the staff of the SEC advised USG&E that it believed that the offerings violated the anti-fraud provisions of the federal securities laws, inasmuch as, it was alleged, in connection with the sale of the USG&E securities and the Drilling Program interests, misrepresentations of material facts and omissions to disclose material facts necessary to make certain statements not misleading were made in written offering materials disseminated by USG&E, as well as orally by telemarketers employed by USG&E and by a management company controlled by Larry and Melvin Webman and utilized by USG&E to solicit investors. Specifically, the staff believed that USG&E did not disclose accurate financial information or material risks of the business, misrepresented its retail gas operations, failed to disclose the payment of commissions to telemarketers in connection with the offer and sale of the securities, misrepresented projected financial returns to investors in the drilling programs and failed to disclose the extent of fees and expenses being paid to affiliated entities from the funds provided by investors.
Since the fall of 2004, USG&E and the staff of the SEC have been engaging in discussions to resolve these issues. No resolution has been reached at this date. However, resolution of the SEC informal inquiry in an acceptable manner is a condition to the closing of the Restructuring.
In September 2004, USG&E organized the USG&E Investor Steering Committee. The committee was organized to represent the interests of the Investors in the Restructuring process. The committee consists of 11 investors. The committee members represent holders of each class of securities in the USG&E Entities and represent, in the aggregate, approximately 25% of the funds invested in USG&E by the Investors.
The Investor Steering Committee met with USG&E management and counsel on four occasions, two meetings of which were held in person and two meetings of which were held by telephone conference call. Through the process, the terms of the Restructuring were considered and approved. The committee also negotiated the proposed compensation to be paid to Messrs. Marcille and Johnston following the Restructuring.

Following this process, Newco filed this registration statement on Form S-4 (of which this proxy statement/prospectus is a part) to effect the Restructuring.
TERMS OF THE RESTRUCTURING
The following is a description of the material terms of the Restructuring, including the terms and conditions of the Merger Agreement, a copy of which is attached as Annex “A” to this proxy statement/prospectus.
Transaction Structure
USG&E has organized USG&E, Inc., a newly formed Delaware corporation and USG&E Well Production Corp., a newly formed Delaware limited liability company (“Newco Sub”). Upon consummation of the Merger, Drilling I, Drilling II, and Drilling III will be merged with and into Newco Sub and, immediately thereafter USG&E will be merged with and into Newco in a transaction that is intended to qualify for gain nonrecognition treatment under U.S. federal tax rules. The Merger Agreement contemplates that investors who invested cash in USG&E, in Drilling I, II and III or received their shares in the Utiligroup Asset Sale or the Waterfalls/Gibraltor Exchange, will own substantially all of Newco’s outstanding securities upon completion of the Restructuring.
The Merger Agreement takes into account the relative rights, preferences and limitations among the various investor constituencies, including holders of interests in Drilling I, Drilling II, Drilling III and holders of USG&E securities who purchased their securities directly from USG&E as opposed to those who received their securities through Utiligroup, Waterfalls and Gibraltor. The terms of the proposed restructuring were negotiated between USG&E’s management and members of the Investor Steering Committee and negotiated without any independent valuation or appraisal of the value of our securities. The terms of the Restructuring are not related to our assets, book value or net worth or any other established criteria of value and may not be indicative of the fair value of the securities offered. In determining the terms of the Restructuring, USG&E and the Investor Steering Committee considered our situation, the fact that Investors are not expected to receive anything in a liquidation, our prospects, issues currently affecting our industry and the markets in which we operate, and the general conditions of the securities markets. No fairness opinion has been obtained from an investment bank with respect to the terms of the Restructuring.
Securities to be Issued in the Merger
At the closing of the Restructuring, the following Newco securities will be outstanding:

Preferred stock	Shares
Class I preferred stock	359,697
Class II preferred stock	357,444
Class III preferred stock	701,272
Class IV convertible preferred stock	702,737

2,121,150

Each share of Newco preferred stock will have a liquidation preference of $2.78 per share. Each share of Newco Class IV preferred stock will be convertible into 3.25 shares of Newco Class A common stock (2,283,894 shares of Newco Class A common stock in the aggregate). Newco Class I, Class II and Class III preferred stock will not be convertible into Newco common stock.

Common Stock	Shares
Drilling I Members	152,669
Drilling II Members	410,335
Drilling III Members	1,725,867
USG&E Investors	1,419,000
Utiligroup Asset Sale Stockholders	3,027,630
Waterfall/Gibraltor Exchanges	475,006
Harbortown Investors	250,000

7,460,507

Additionally, at the closing of the Restructuring, Newco has agreed to issue 25,000 shares of Class A common stock to Tom Chamberlain and 100,000 shares of Class A common stock to Big Apple Energy.
Newco will also have outstanding warrants to purchase 2,089,749 shares of Class A common stock for $0.86 per share, exercisable for a period of three years from date of Closing.
Finally, management will receive the following shares of Newco Class B common stock at the closing of the Restructuring.

Doug Marcille	800,000
Al Johnston	50,000
Members of Investor Steering Committee (7,500 shares per member)	82,500
Victor Ferreira	7,500

940,000

These shares of Newco Class B common stock will automatically convert into shares of Newco Class A common stock if our EBITDA for any fiscal year in the next three fiscal years (2005, 2006 or 2007) exceeds $1.5 million.
Holders of USG&E preferred stock
There are currently outstanding 708,891 shares of USG&E preferred stock, for which the Investors holding such securities paid USG&E an aggregate of $1,973,010. In the Merger, each share of USG&E preferred stock will automatically be converted into one share of Newco Class IV convertible preferred stock. Each share of Class IV preferred stock will have a liquidation preference of $2.78 per share and will be convertible, at the option of the holder, into 3.25 shares of Newco Class A common stock, provided, however, that such Class IV preferred stock shall automatically be converted into Newco common stock at such time as Newco’s common stock is listed on a national securities exchange or quoted on the NASDAQ Stock Market. Shares of Class IV preferred stock will vote on an as-converted basis in a single voting group with the holders of Class A common stock.
Holders of USG&E Common Stock
Certain holders of USG&E common stock will exchange their shares in USG&E for shares of Newco Class A common stock as follows:
•	709,500 shares of USG&E common stock are held by persons who invested an aggregate of $1,194,962 into USG&E to purchase such shares. In the Merger, these shares will be exchanged for 1,419,000 shares of Newco Class A common stock (two shares of Newco Class A common stock for each share of USG&E common stock that such investors own as of the date of the Merger);

•	3,027,630 shares of USG&E common stock are held by former stockholders of Utiligroup who received their shares in the Utiligroup Asset Sale. In the Merger, the holders of these shares will receive one share of Newco Class A common stock for each share of USG&E common stock they own as of the date of the Merger;

•	475,006 shares of USG&E common stock are held by the former stockholders of Waterfalls and Gibraltor who received their shares in the Waterfalls/Gibraltor Exchanges. In the Merger, the holders of these shares will receive one share of Newco Class A common stock for each share of USG&E common stock they hold as of the date of the Merger; and

•	250,000 shares of USG&E common stock are held by parties that held their shares when the former principals acquired control of USG&E. In the Merger, the holders of these shares will receive one share of Newco Class A common stock for each share of USG&E common stock they hold as of the date of the Merger.
Holders of USG&E Warrants
There are currently warrants to purchase 2,089,749 shares of USG&E common stock outstanding. In the Merger, each USG&E warrant will convert into a three-year warrant to purchase one share of Newco Class A common stock at an exercise price of $0.86 per share.
Holders of Interests in the Drilling Programs
Holders of interests in each of Drilling I, II and III will exchange their claims and their membership interests in each entity for an equity interest in Newco (consisting of preferred stock and shares of Class A common stock). This allows the former members of the Drilling Programs to continue to participate in the cash flow from the sale of gas recovered from the wells of Drilling I, Drilling II and Drilling III (through ownership of preferred stock with the features described below) while recognizing the fact that the production from the wells is unlikely to allow investors to recoup their entire investment (based on the reserves reported in the reserve reports underlying USG&E’s audited financial statements). Although Newco will own all well production after the Merger, Newco will agree not to pledge its interest in this cash flow. The shares of Newco preferred stock to be issued to the holders of securities of Drilling I, Drilling II and Drilling III will bear a dividend, as described below, and will have a liquidation preference.
•	Drilling I. There are currently 40 member units outstanding in Drilling I held by investors who invested an aggregate of $1,000,000. Drilling I holds an interest in four natural gas wells, designated Hankey #2, A&B Wright #4, Stull #4, and A Wright #2 (the “Drilling I Wells”). In the Merger, the holders of these 40 member units will receive an aggregate of 359,697 shares of the Class I preferred stock, or 8,992.8 shares of Newco Class I preferred stock per Unit, plus an aggregate of 152,684 shares of Newco Class A common stock, or 3,817.1 shares of Newco Class A common stock per member unit. The Newco Class I preferred stock will pay a dividend based on the distributions received by Newco from the Drilling I Wells in an amount equal to the distribution that such holders would otherwise have received from Drilling I had they remained holders of the member interests. Each share of Newco Class I preferred stock will have a liquidation preference of $2.78 per share. Shares of Newco Class I preferred stock will not be convertible into Newco Class A common stock.

•	Drilling II. There are currently 39 3/4 member units outstanding in Drilling II held by investors who invested an aggregate of $993,750 into Drilling II. Drilling II holds an interest in four natural gas wells, designated Eckman #3, Weigand #9, Stull #1 and Murray (the “Drilling II Wells”). In the Merger, the holders of these 39 3/4 member units in II will receive an aggregate of 357,444 shares of Class II preferred stock of Newco, or 8992.8 shares of Newco Class II preferred stock per member unit, plus an aggregate of 410,363 shares of Newco Class A common stock, or 10,323.6 shares per member unit of Newco Class A common stock per Unit. The Class II preferred stock will pay a dividend based on the distributions received by Newco from the Drilling II Wells in an amount equal to the distribution that such holders would otherwise have received from Drilling II had they remained holders of the member interests in Drilling II. Each share of Newco Class II preferred stock will have a liquidation preference of $2.78 per share. Shares of Class II preferred stock will not be convertible into Newco Class A common stock.

•	Drilling III. There are currently 58 9/10 member units outstanding in Drilling III held by investors who invested an aggregate of $1,918,014 into Drilling III. Drilling III holds an interest in three natural gas wells designated Weigand #13, Weigand #14, and Art Wright #1 (the “Drilling III Wells”). In the Merger, the holders of these 58 9/10 member units will receive an aggregate of 701,272 shares of the Class III preferred stock of Newco, or 11,713.5 shares of Class III preferred stock per member unit, plus an aggregate of 1,697,898 shares of Newco Class A common stock, of 28,826.8 shares of Newco common stock per member unit. The Class III preferred stock will pay a dividend based on the distributions received by Newco from the Drilling III Wells in an amount equal to the distribution that such holders would otherwise have received from Drilling III had they remained holders of the member interests. Each share of Class III preferred stock will have a liquidation preference of $2.78 per share. Shares of Class III preferred stock will not be convertible into Newco Class A common stock.
The wells for each of the drilling programs are owned as follows:
•	The Drilling I Wells are owned as follows: (i) the landowners (unrelated parties) have a 12.5% interest in the production from Drilling I Wells; (ii) the leasing agent (an unrelated party) has a 3.125% overriding interest in the production from the Drilling I Wells; and (iii) Drilling I and Interstate Gas Marketing, Inc., an unrelated party (the “Driller”), share the remaining 84.375% interest in the production from the Drilling I Wells (this remainder interest is called the “Drilling I Wells Working Interest”). The Drilling I Wells Working Interest is owned as follows: (a) the Driller has a 20% interest in the Drilling I Wells Working Interest; and (b) Drilling I has an 80% interest in the Program I Wells Working Interest. This 80% interest is owned as follows: (1) 20% is owned by USG&E, as the managing member, and (2) 80% is represented by 41 units of membership interest. Of these units, 40 units are owned by the investors and one unit is owned by Shafra.

•	Ownership of the interests in the Drilling II Wells is as follows: (i) the landowners (unrelated parties) have a 12.5% interest in the production from the Drilling II Wells; (ii) the leasing agent (an unrelated party) has a 3.125% overriding interest in the production from the Drilling II Wells, and (iii) Drilling II, the Driller and Shafra share the remaining 84.375% interest in the production from the Drilling II Wells (this remainder interest is called the “Drilling II Wells Working Interest”). The Drilling II Wells Working Interest is owned as follows: (A) the Driller has a 20% interest in the Drilling II Wells Working Interest; (B) Shafra has a 5% interest in the Drilling II Wells Working Interest; and (C) Drilling II has a 75% interest in the Drilling II Wells Working Interest. This 75% interest

(the “Drilling II Working Interest”) is owned as follows: (a) 20% is owned by USG&E as the managing member, and (b) 80% is represented by the 39 3/4 units of interest owned by the Investors.

•	Ownership of the interests in the Drilling III Wells is as follows: (i) the landowners (unrelated parties) have a 12.5% interest in the production from the Drilling III Wells; (ii) the leasing agent (an unrelated party) has a 3.125% overriding interest in the production from the Drilling III Wells; and (iii) Drilling III, the Driller and Shafra share the remaining 84.375% interest in the production from the Drilling III Wells (this remainder interest is called the “Drilling III Wells Working Interest”). The Drilling III Wells Working Interest is owned as follows: (A) the Driller has a 20% interest in the Drilling III Wells Working Interest; (B) Shafra has a 5% interest in the Program III Wells Working Interest; and (C) Drilling III has a 75% interest in the Drilling III Wells Working Interest. This 75% interest (the “Drilling III Working Interest”) is owned as follows: (a) 20% is owned USG&E as the managing member and (b) 80% is represented by the 58.9 units of membership interest owned by the Investors.

•	A portion of the funds raised from investors in Drilling III are being held in escrow by USG&E’s counsel ($167,000). These funds will be retained by Newco at the completion of the Restructuring to be used to defray costs of the Restructuring or for general corporate purposes.
Securities to be Cancelled in the Merger
The interests in the USG&E Entities that are being cancelled as part of the Restructuring are as follows:
•	Don Secunda was the beneficial owner of 12,000,000 shares of USG&E’s common stock held by the MJL Trust. As part of the settlement, Mr. Secunda agreed to transfer his interest in the MJL Trust to Doug Marcille to be held for the benefit of all of USG&E shareholders. He also held 2,000,000 shares of USG&E’s common stock individually that he received for services rendered. Mr. Secunda also agreed to the cancellation of all of these shares as part of the Restructuring. However, others, including Larry Webman, Melvin Webman, Craig Cope and Michael J. Linde have in the past claimed an interest in the USG&E shares held by the MJL Trust and it is possible that any of such persons may contest the cancellation of these shares;

•	Gerry Cautino, a former executive officer of Utiligroup, received 2,000,000 shares of USG&E common stock in the Utiligroup Asset Sale. These shares are being cancelled in the Merger. It is possible that Mr. Cautino will contest the cancellation of his shares;

•	Mr. Secunda, and other parties, including Larry Webman, may claim an interest in Shafra, LLC. Shafra holds a member interest in Drilling I which is being cancelled in connection with the Merger. Shafra also has interests in the Drilling II Working Interest and the Drilling III Working Interest. Newco intends to treat these interests as cancelled as part of the Restructuring. While Mr. Secunda has agreed to the cancellation of Shafra’s interest in Drilling I, and Shafra’s interest in Drilling II and Drilling III, other parties who may claim an interest in Shafra may contest the cancellation of these interests; and

•	Tom Gordon, a former executive officer of Harbortown, received 50,000 shares of USG&E common stock in September 2002. These shares are being cancelled in the Merger. It is possible that Mr. Gordon will contest the cancellation of his shares.

Required Approvals
The Merger will require the following approvals:
•	Approval by holders of more than 50% of the membership interests in each of Drilling I, Drilling II, Drilling III and holders of 50% of the common and preferred stock of USG&E, with the holders of common stock and preferred stock voting as a single group on a post-conversion basis; and

•	Approval by 80% or more of the “Investor Interests.” For purposes of the Merger, the Investor Interests shall mean the total dollars contributed to their respective entities by the holders of the membership interests in Drilling I, Drilling II, Drilling III and USG&E. In that regard, Drilling I raised $1,000,000, Drilling II raised $993,750, Drilling III raised $1,918,014 and USG&E raised $1,973,010 from the holders of the USG&E preferred stock and $1,194,962 from the holders of the USG&E common stock. In total, USG&E raised from investors an aggregate of $7,079,736. Therefore, the holders of Securities aggregating at least $5,663,769 of the invested funds must approve the Merger and the Settlement.
Conditions to the Completion of the Merger
Completion of the Merger is subject to various conditions. While it is anticipated that all of the applicable conditions will be satisfied, there can be no assurance as to whether or when all of those conditions will be satisfied or, where permissible, waived.
The respective obligations of Newco and the USG&E Entities to complete the Merger are subject to the following conditions:
•	approval of the Merger and the Settlement by the Requisite Percentage of Investors;

•	effectiveness of the registration statement of which this proxy statement/prospectus is a part;

•	completion of the SEC Settlement, including the dismissal of any claims for disgorgement or civil penalties against USG&E;

•	absence of any order, decree or injunction of a court or agency of competent jurisdiction which prohibits or prevents the completion of the Merger;

•	absence of any statute, rule or regulation which prohibits, restricts or makes illegal completion of the Merger;

•	absence of any pending proceeding by any government entity seeking an injunction to prevent the Merger; and

•	absence of the necessity for USG&E Entities to seek liquidation due to the number of Securityholders seeking dissenter’s rights.

Representations and Warranties
Each of the USG&E Entities and Newco has made representations and warranties to the other in the Merger Agreement as to, among other things:
•	corporate existence, good standing and qualification to conduct business;

•	capital structure;

•	due authorization, execution, delivery and enforceability of the Merger Agreement; and

•	governmental and third-party consents necessary to complete the Merger.
Regulatory Approvals Required for the Merger
Newco and the USG&E Entities are not aware of any other material governmental approvals or actions that are required prior to the parties’ consummation of the Merger.
Effective Time
We will complete the Merger after all the conditions to the Merger set forth in the Merger Agreement have been satisfied or waived, unless we agree otherwise. The Merger will become effective when the certificates of merger reflecting the Merger are filed with the Secretary of State of Delaware.
We anticipate that the Merger will be completed by the end of 2005. However, the completion of the Merger could be delayed if there is a delay in satisfying any conditions to the Merger. There can be no assurances as to whether, or when, Newco and the USG&E Entities will complete the Merger. If the Merger is not completed on or before June 30, 2006, either Newco or the USG&E Entities may terminate the Merger Agreement, unless the failure to complete the Merger by that date is due to the failure of the party seeking to terminate the Merger Agreement to perform its covenants in the Merger Agreement.
Termination of the Merger Agreement
General. The Merger Agreement may be terminated at any time prior to effective time of the Merger, whether before or after the approval of the Merger by the securityholders of USG&E Entities, in any of the following ways:
•	by mutual consent of Newco and each of the USG&E Entities;

•	by either Newco or any of the USG&E Entities, if regulatory approval is denied;

•	by either Newco or any of the USG&E Entities, if any governmental entity of competent jurisdiction has issued a final nonappealable order enjoining or otherwise prohibiting the Merger; or

•	by either Newco or any of the USG&E Entities, if any of the approvals of the Investors required for completion of the Merger are not obtained at the Meeting.
Effect of Termination. If the Merger Agreement is terminated, it will become void and there will be no liability on the part of Newco or the USG&E Entities or their respective officers or directors.

SETTLEMENT OF CLAIMS BY INVESTORS
As part of the reorganization, investors who participate will be required to release any claims (“Claims”) they may have against the USG&E Entities, Doug Marcille and Don Secunda. Holders of the USG&E Entities and Drilling Program securities who do not participate in the Restructuring will have appraisal rights with respect to their Securities. Further, such Investors will retain whatever rescission claims they currently may have against the USG&E Entities and their principals. If the Restructuring is not approved by the Investors, the USG&E Entities will be liquidated. It is not expected that Investors owning interests in USG&E will receive any distributions in liquidation with respect to their securities. In liquidation, new administrative management will need to be retained to act on behalf of the Investors owning interests in the Drilling Programs. It can be anticipated that Investors in the Drilling Programs will continue to receive distributions from well production. However, based on the reserve reports obtained in connection with the audit of USG&E Entities’ financial statements, it does not appear that investors will recoup a significant portion of their investment in the Drilling Programs in liquidation. See “Liquidation Analysis.”
SETTLEMENT WITH DON SECUNDA
On September 13, 2004, we entered into a settlement agreement (the “Settlement Agreement”) with Don Secunda. In the Settlement Agreement, which becomes effective upon the completion of the Restructuring, Mr. Secunda:
•	resigned as an officer and director of USG&E;

•	agreed to the cancellation of the 2 million shares of USG&E common stock and any options to purchase stock owned by Mr. Secunda individually;

•	agreed to the cancellation of any other shares of USG&E common stock controlled by Mr. Secunda contemporaneously with the Restructuring, including the 12 million shares owned by the MJL Trust;

•	agreed to subordinate the note (the “Note”) of $84,900 plus accrued interest that was due to him from USG&E and to convert such Note into Newco common stock contemporaneously with the Restructuring;

•	became a part time consultant to USG&E until August 31, 2005, primarily with regard to matters relating the proposed Restructuring; and

•	agreed to a non-compete and confidentiality agreement wherein Mr. Secunda agreed to keep all USG&E information confidential, not to disparage USG&E, and to refrain from, for one year from the termination date of the agreement, participating in a business enterprise which is competitive with USG&E.
In return, subject to a successful completion of the Restructuring, USG&E agreed to release Mr. Secunda from claims that USG&E may have against him with respect to his activities as an officer and director of USG&E.
Thereafter, Mr. Secunda also agreed that:
•	The consulting arrangement referred to in the Settlement Agreement would be cancelled; and

•	The Note would be forgiven (in lieu of converting the Note into Newco common stock pursuant to the Settlement Agreement).
MATERIAL FEDERAL INCOME TAX CONSEQUENCES
The following are the material United States federal income tax consequences of the Merger and of holding and disposing of Newco securities that are generally applicable to holders of beneficial interests in the USG&E Entities (“USG&E Holders”). This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), applicable Treasury regulations, administrative interpretations and court decisions as in effect as of the date of this prospectus, all of which may change, possibly with retroactive effect. Such changes could affect the accuracy of the statements and conclusions in this discussion and the tax consequences of the Merger to USG&E Holders. No ruling has been or will be requested from the Internal Revenue Service on any United States federal income tax matter concerning the exchange offer. As a result, no assurances can be given that the Internal Revenue Service or a court considering these issues will agree with the positions or conclusions discussed herein.
This discussion only addresses United States federal income tax consequences of those USG&E Holders who hold their interests in one or more USG&E Entities as capital assets. It does not address all aspects of federal income taxation that may be important to such USG&E Holders in light of their particular circumstances or if they are subject to special rules, such as those applicable to a financial institution, an insurance company, a tax-exempt organization, a dealer or broker in securities, a partnership or an entity treated as a partnership for federal income tax purposes, a tax-exempt organization, a retirement plan, a real estate investment trust, a regulated investment company, a holder whose functional currency for tax purposes is not the United States dollar, a holder that holds interests in one or more USG&E Entities as part of a hedge, appreciated financial position, straddle conversion or other risk reduction transaction, a holder that acquired interests in one or more USG&E Entities by exercising options, participating in stock purchase programs or otherwise as compensation, a holder that is subject to alternative minimum tax, or a holder that holds interests in one or more USG&E Entities through a partnership or other pass-through entity.
This discussion describes the tax consequences to United States holders only. A United States holder is a beneficial owner of an interest in one or more USG&E Entities that is: a citizen or resident of the United States, a domestic corporation, an estate whose income is subject to United States federal income tax regardless of its source, a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust or a trust validly electing to be treated as a United States person. This discussion does not apply to USG&E Holders that are not United States holders. Such holders should consult their own tax advisors concerning the consequences of participating in the Merger and of holding and disposing of Newco stock or warrants.
This discussion of material federal income tax consequences is not a complete analysis or description of all potential federal income tax consequences of the Merger or of holding and disposing of Newco stock and warrants. This discussion does not address tax consequences that may vary with, or are contingent on, individual circumstances. In addition, it does not address any non-income tax or any foreign, state or local tax consequences of the Merger or of holding and disposing of Newco stock or warrants.
We strongly urge all USG&E Holders to consult their own tax advisors to determine the particular United States federal, state or local or foreign income or other tax consequences to them of participating in the Merger and of holding and disposing of Newco securities.

Tax Consequences of Participating in the Merger
Federal Income Tax Treatment of the Merger
The merger of Drilling I, Drilling II, and Drilling III (the “LLCs” and each an “LLC”) with and into Newco Sub, when combined with the merger of USG&E with and into Newco occurring immediately thereafter, is intended to qualify as a transaction governed by Section 351 of the Code. The merger of USG&E with and into Newco is intended to qualify as a “reorganization” under Section 368(a) of the Code. Newco and Newco Sub intend to take the position that the Merger qualifies for such treatment. The subsection below entitled “Federal Income Tax Consequences to USG&E Holders” assumes such qualification.
Federal Income Tax Consequences to USG&E Holders
Provided that the Merger is treated as described above, then for federal income tax purposes, subject to the assumptions, limitations and qualifications referred to herein, a USG&E Holder exchanging stock or warrants of USG&E for stock or warrants, respectively, of Newco in the Merger will not recognize gain or loss in such exchange. A holder exchanging membership units in one or more LLC for stock of Newco in the Merger will not recognize gain or loss in such exchange other than such holder’s distributive share of gain, if any, incurred by the LLC, measured by the excess, if any, of the amount of liabilities of the LLC over the aggregate tax basis of all of the assets of such LLC immediately before the Merger.
A holder that receives cash in lieu of a fractional share of Newco common stock generally will recognize gain or loss in an amount equal to the difference between (i) the amount of cash received in lieu of a fractional share and (ii) the portion of such USG&E Holder’s tax basis in its interest in a USG&E Entity that is allocated to the fractional share. Such gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if the holder held (or is treated as having held) the interest in a USG&E Entity for more than one year at the time of the Merger.
The total initial tax basis of the Newco stock or warrants received in the Merger by a holder of USG&E stock or warrants will be equal to the total tax basis of the USG&E stock or warrants shares exchanged (other than that portion of such tax basis allocable to a fractional share of Newco stock for which cash was received). The total initial tax basis in the Newco stock received in the Merger by a holder of membership units in one or more of the LLCs will be equal to the total tax basis of such membership units decreased by certain liabilities of such LLCs and increased by the amount of gain recognized in the exchange (if any).
The holding period for shares of Newco stock received in the Merger will include the holding period for the interest in one or more USG&E Entities surrendered in the Merger.
Tax Consequences if Merger is a Taxable Transaction
If the merger of USG&E with and into Newco were to constitute a taxable transaction for federal income tax purposes, a holder of USG&E stock or warrants would recognize the full amount of its capital gain (or loss) realized on the exchange, computed by reference to the amount by which the value of the Newco stock or warrants received in the merger on the date of the exchange exceeds (or is less than) such holder’s tax basis in the USG&E stock or warrants exchanged therefor. Such holder’s initial tax basis in the Newco stock or warrants received would be equal to the fair market value of such stock or warrants on the date of the exchange, and such holder’s holding period in the Newco stock or warrants would begin on the day after the date of the exchange.

If the mergers of the LLCs with and into Newco Sub were to constitute taxable transactions for federal income tax purposes, holders of membership units in such LLCs would recognize their allocable share of the gain (or loss) realized by the LLCs. Such holders’ initial tax basis in the Newco stock received would be equal to the holders’ basis in their membership interests of the LLCs (after taking into account the gain or loss recognized as a result of the merger), and such holders’ holding period in the Newco stock would begin on the day after the date of the exchange.
Proposed Regulations
In March 2005, the Internal Revenue Service issued proposed regulations imposing an additional requirement that there be an exchange of net value in order for a transaction to qualify as a reorganization under Section 368(a) of the Code or as a transaction governed by Section 351 of the Code. Such proposed regulations would become effective when they are finalized and published in the Federal Register, which, as of the date of this proxy statement/prospectus, has not occurred. It is possible, however, that the proposed regulations could become effective after the date of this proxy statement/prospectus but before the effective date of the Merger, in which case they would apply to the Merger. We believe that the mergers of the LLCs into Newco Sub and the merger of USG&E into Newco satisfy the requirements of these proposed regulations, and if the proposed regulations are finalized before the completion of the Merger, we intend to take that position.
Tax Consequences of Holding and Disposing of Stock or Warrants Received in the Merger
Distributions
A USG&E Holder will recognize ordinary income for U.S. federal income tax purposes in an amount equal to the amount of any cash and the value of any property distributed by Newco as a dividend with respect to Newco stock to the extent that such distribution is paid out of Newco’s current or accumulated earnings and profits, as determined for U.S. federal income tax purposes, when such distribution is received. Under rules applicable to dividends received before 2009, dividends received by an individual USG&E Holder generally might qualify for U.S. taxation at a maximum rate of 15% depending on the particular circumstances of the holder. USG&E Holders should consult their own tax advisors regarding the application of these rules in light of their particular circumstances. Dividends paid by Newco might be eligible for the dividends received deduction allowed to corporations under the Code, depending on the particular circumstances of the holder. To the extent the amount of any distribution is not paid out of current or accumulated earnings and profits, such amount will first be treated as a tax-free return of capital to the extent of the USG&E Holder’s adjusted tax basis in the shares of Newco stock and, to the extent such amount exceeds such holder’s adjusted tax basis in the shares, such excess will be taxed as capital gain.
Changes in Conversion Ratio of Class IV Preferred Stock
The terms of the Newco Class IV Preferred Stock allow for changes in the conversion ratio under certain circumstances. A change in conversion ratio that allows a holder to receive more shares of common stock on conversion may increase such holder’s proportionate interests in Newco’s earnings and profits or assets. In that case, the holder would be treated as having received a distribution in the form of Newco stock in an amount equal to the value of the increase in the proportionate interest. Such a constructive stock distribution could be taxable to the holder, although cash or other property is not actually received. A taxable constructive stock distribution would result, for example, if the conversion price is adjusted to compensate a holder of Class IV Preferred Stock for distributions of cash or property to other Newco shareholders. Not all changes in conversion ratio that allow holders to receive more stock on conversion, however, will increase such holder’s proportionate interest in Newco. For instance, a change in conversion ratio could simply prevent the dilution of a United States holder’s interest upon a stock split or other change in capital structure. Changes of this type, if made by a bona fide, reasonable adjustment formula, are not treated as constructive stock distributions. Conversely, if an event occurs that dilutes a holder’s interests and the conversion price is not adjusted, the resulting increase in the proportionate interests of our shareholders holding common stock or other classes of preferred stock could be treated as a stock distribution to them. Any constructive stock distributions resulting from a change to, or failure to change, the conversion price would be treated in the same manner as distributions paid in cash or other property, such as those described in the subsection above entitled “Distributions.” These rules could result in recognition of dividend income or capital gains income to the holders.
Dispositions
A USG&E Holder generally will recognize gain or loss for U.S. federal income tax purposes upon the sale or other disposition of Newco stock or warrants. The amount of the gain or loss will be equal to the difference between the amount realized on the sale or disposition and the U.S. holder’s adjusted tax basis in the stock or warrants. Such gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if the Newco stock or warrants have been held for more than one year. U.S. holders should consult their tax advisors regarding the treatment of capital gains (which may be taxed at lower rates than ordinary income for taxpayers who are individuals, trusts and estates) and losses (the deductibility of which is subject to limitations).
Exercise of Warrants and Conversion of Class IV Preferred Stock into Common Stock
No gain or loss will be recognized to a holder upon the exercise of a Newco warrant or the conversion of Class IV Preferred Stock into common stock, other than possibly with respect to cash paid in lieu of a fractional share of Newco stock. A holder’s basis in the Newco stock received upon such exercise or conversion will be equal to such holder’s basis in the warrant or Class IV Preferred Stock surrendered plus, in the case of warrants, the exercise price paid. A holder’s holding period in common stock received upon exercise of a warrant will begin upon such exercise. A holder’s holding period in common stock received upon conversion of Class IV Preferred Stock will include the period during which such holder held the Class IV Preferred Stock.
Tax Consequences of Liquidation of USG&E Entities
If the Merger does not occur, and each of the USG&E Entities liquidates, USG&E stockholders would be treated as selling their stock in a taxable transaction. Such stockholders would recognize gain or loss equal to the difference between the fair market value of the liquidation proceeds received and such stockholders’ tax basis in the shares surrendered. Such stockholders would have a tax basis in the assets received equal to the fair market value of such assets, and such holders’ holding period in such assets would begin on the day after the date of the exchange.
A holder of membership units of the LLCs would not recognize gain or loss upon such liquidation, other than gain to the extent cash distributed in the liquidation exceeds such holder’s tax basis in its membership units or, if nothing other than money were received by the holder, a loss equal to the amount by which the holder’s tax basis in the membership units exceeds the sum of money received in the liquidation. Such holders would have a tax basis in the assets (other than money) received equal to their tax basis in their membership units, reduced by any money received, and such holders’ holding period in such assets would include the time during which the LLCs held them.

Backup Withholding and Information Reporting
Cash payments made in lieu of a fractional share of Newco stock, dividends paid on Newco stock, and proceeds from the sale or other disposition of Newco stock generally will be subject to information reporting and backup withholding, currently at a rate of 28%, unless the USG&E Holder provides an accurate taxpayer identification number or otherwise establishes an exemption in accordance with applicable requirements. The amount of any backup withholding collected from a payment to a USG&E Holder will be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that certain required information is furnished to the Internal Revenue Service.
The preceding discussion is intended only as a summary of material United States federal income tax consequences of the Merger and does not purport to be a complete analysis or discussion of all potential tax effects relevant thereto. Thus, all USG&E Holders are urged to consult their own tax advisors as to the specific tax consequences to them of the Merger, including tax return reporting requirements, the applicability and effect of foreign, federal, state, local and other applicable tax laws and the effect of any proposed changes in tax laws.

DISSENTING SHAREHOLDER APPRAISAL RIGHTS
Under the DGCL, USG&E stockholders have the right to dissent from the merger and to receive payment in cash for the fair value of their common stock of USG&E, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, as determined by the Delaware Court of Chancery. USG&E’s stockholders electing to exercise appraisal rights must comply with the provisions of Section 262 of the DGCL in order to perfect their rights. USG&E will require strict compliance with the statutory procedures.
The following is intended as a brief summary of the material provisions of the Delaware statutory procedures required to be followed by a stockholder in order to dissent from the merger and perfect appraisal rights. This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Section 262 of the DGCL, the full text of which appears in Annex “B” to this proxy statement. This summary does not constitute legal advice, nor does it constitute a recommendation that USG&E stockholders exercise their appraisal rights under Section 262.
Section 262 requires that, where a merger agreement is to be submitted for adoption at a stockholders’ meeting, stockholders be notified that appraisal rights will be available not less than 20 days before the special meeting to vote on the merger. A copy of Section 262 must be included with such notice. This proxy statement constitutes USG&E’s notice to its stockholders of the availability of appraisal rights in connection with the merger in compliance with the requirements of Section 262. If you wish to consider exercising your appraisal rights, you should carefully review the text of Section 262 contained in Annex “B” since failure to timely and properly comply with the requirements of Section 262 will result in the loss of your appraisal rights under Delaware law.
If you elect to demand appraisal of your USG&E shares, you must satisfy each of the following conditions:
•	You must deliver to USG&E a written demand for appraisal of your shares before the vote with respect to the Merger is taken. This written demand for appraisal must be in addition to and separate from any proxy or vote abstaining from or voting against the adoption of the Merger Agreement. A holder of shares of common stock of USG&E wishing to exercise appraisal rights must hold of record the shares on the date that the written demand for appraisal is made and must continue to hold the shares of record through the effective date of the Merger, since appraisal rights will be lost if the shares are transferred prior to the effective date of the Merger. Voting against or failing to vote for the adoption of the Merger Agreement by itself does not constitute a demand for appraisal within the meaning of Section 262.

•	You must not vote in favor of the adoption of the Merger Agreement. A vote in favor of the adoption of the Merger Agreement, whether by proxy or in person, will constitute a waiver of your appraisal rights in respect of the shares so voted and will nullify any previously filed written demands for appraisal. A proxy that is signed and does not contain voting instructions will, unless revoked, be voted in favor of the adoption of the Merger Agreement, and it will constitute a waiver of the stockholder’s right of appraisal and will nullify any previously delivered written demand for appraisal. Therefore, a stockholder who votes by proxy and who wishes to exercise appraisal rights must vote against the adoption of the Merger Agreement or abstain from voting on the Merger Agreement.

If you fail to comply with either of these conditions and the merger is completed, you will be entitled to receive the consideration for your shares of USG&E’s common stock as provided for in the merger agreement, but you will have no appraisal rights with respect to your shares of USG&E’s common stock.
All demands for appraisal should be addressed to U.S. Gas & Electric, Inc., 290 NW 165th Street, Penthouse 5, North Miami Beach, Florida 33169, Attention: Doug Marcille, President, before the vote on the merger agreement is taken at the special meeting, and should be executed by, or on behalf of, the record holder of the shares of USG&E’s common stock. The demand must reasonably inform USG&E of the identity of the stockholder and the intention of the stockholder to demand appraisal of his, her or its shares.
To be effective, a demand for appraisal by a holder of USG&E’s common stock must be made by, or in the name of, such registered stockholder, fully and correctly, as the stockholder’s name appears on his or her stock certificate(s). Beneficial owners who do not also hold the shares of record may not directly make appraisal demands to USG&E. The beneficial holder must, in such cases, have the registered owner submit the required demand in respect of those shares. If shares are held of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made in that capacity; and if the shares are held of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record holder or holders and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record holder. A record holder, such as a broker, who holds shares as a nominee for others, may exercise his or her right of appraisal with respect to the shares held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares as to which appraisal is sought. Where no number of shares is expressly mentioned, the demand will be presumed to cover all shares held in the name of the record holder.
If you hold your shares of USG&E’s common stock in a brokerage account or in other nominee form and you wish to exercise your appraisal rights, you should consult with your broker or the other nominee to determine the appropriate procedures for the making of a demand for appraisal by the nominee.
Within 10 days after the effective time of the Merger, the surviving corporation must give written notice to each company stockholder who has properly filed a written demand for appraisal and who did not vote in favor of the Merger Agreement that the Merger has become effective. At any time within 60 days after the effective time, any stockholder who has demanded an appraisal has the right to withdraw the demand and to accept the shares of Newco Common Stock specified by the Merger Agreement for his or her shares of USG&E’s common stock. Within 120 days after the effective time, either Newco or any stockholder who has complied with the requirements of Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares held by all stockholders entitled to appraisal. Newco has no obligation, and no present intention, to file such a petition in the event there are dissenting stockholders. Accordingly, the failure of a stockholder to file such a petition within the period specified could nullify the stockholder’s previously written demand for appraisal.
Within 120 days after the effective time of the Merger, any stockholder who has complied with Section 262 will be entitled, upon written request, to receive a statement setting forth the aggregate number of shares of USG&E common stock with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. The statement must be mailed within ten days after a written request therefor has been received by Newco or within ten days after the expiration of the period for delivery of demands for appraisal, whichever is later.
If a petition for appraisal is duly filed by a stockholder and a copy of the petition is delivered to Newco, Newco will then be obligated, within 20 days after receiving service of a copy of the petition, to provide the Chancery Court with a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares. After notice to stockholders who have demanded an appraisal of their shares, the Chancery Court is empowered to conduct a hearing upon the petition, and to determine those stockholders who have complied with Section 262 and who have become entitled to the appraisal rights provided thereby. The Chancery Court may require the stockholders who have demanded payment for their shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with that direction, the Chancery Court may dismiss the proceedings as to that stockholder.
After determination of the stockholders entitled to appraisal of their shares of USG&E’s common stock, the Chancery Court will appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest. When the value is determined, the Chancery Court will direct the payment of such value, with interest thereon accrued during the pendency of the proceeding, if the Chancery Court so determines, to the stockholders entitled to receive the same, upon surrender by such holders of the certificates representing those shares.
In determining fair value and, if applicable, a fair rate of interest, the Chancery Court is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Supreme Court of Delaware discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods that are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “fair price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the merger that throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Supreme Court of Delaware also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.” You should be aware that the fair value of your shares as determined under Section 262 could be more, the same, or less than the value that you are entitled to receive under the terms of the Merger Agreement.
Costs of the appraisal proceeding may be imposed upon Newco and the stockholders participating in the appraisal proceeding by the Chancery Court as the Chancery Court deems equitable in the circumstances. Upon the application of a stockholder, the Chancery Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal. Any stockholder who had demanded appraisal rights will not, after the effective time, be entitled to vote shares subject to that demand for any purpose or to receive payments of dividends or any other distribution with respect to those shares, other than with respect to payment as of a record date prior to the effective time; however, if no petition for appraisal is filed within 120 days after the effective time of the Merger, or if the stockholder delivers a written withdrawal of his or her demand for appraisal and an acceptance of the terms of the Merger within 60 days after the effective time of the Merger, then the right of that stockholder to appraisal will cease and that stockholder will be entitled to receive the shares of Newco common stock pursuant to the Merger Agreement. Any withdrawal of a demand for appraisal made more than 60 days after the effective time of the Merger may only be made with the written approval of Newco and must, to be effective, be made within 120 days after the effective time.
In view of the complexity of Section 262, USG&E’s stockholders who may wish to dissent from the Merger and pursue appraisal rights should consult their legal advisors as soon as is practicable in order that they may exercise their rights before the approval of the Merger.

DESCRIPTION OF NEWCO’S CAPITAL STOCK
Newco’s capital stock will consist of 27,000,000 shares of common stock and 5,000,000 shares of preferred stock.
Common Stock
Class A Common Stock. Each holder of Class A common stock is entitled to one vote for each share held of record on all matters presented to stockholders, including the election of directors. In the event of a liquidation, dissolution or winding up of Newco, the holders of Class A common stock (both Class A and Class B common stock) are entitled to share equally and ratably in the assets of Newco, if any, remaining after paying all debts and liabilities and the liquidation preferences of any outstanding preferred stock. The Class A common stock has no preemptive rights or cumulative voting rights and no redemption, sinking fund or conversion provisions.
Holders of common stock are entitled to receive dividends if, as, and when declared by the board of directors out of funds legally available therefor, subject to the dividend and liquidation rights of any preferred stock that may be issued and outstanding and subject to any dividend restrictions in our credit facilities. No dividend or other distribution (including redemptions and repurchases of shares of capital stock) may be made, if after giving effect to such distribution, we would not be able to pay our debts as they come due in the usual course of business, or if our total assets would be less than the sum of our total liabilities plus the amount that would be needed at the time of a liquidation to satisfy the preferential rights of any holders of preferred stock.
Class B Common Stock. The Class B common stock will have no voting rights and will automatically convert into shares of Newco Class A common stock if Newco achieves earnings before interest, taxes, depreciation and amortization (EBITDA) of more than $1.5 million in any one of the three fiscal years ending on December 31, 2005, 2006 or 2007. In the event of a liquidation, dissolution or winding up of Newco, the holders of Class B common stock will not share in the assets of Newco. Further, the Class B common stock has no preemptive rights or cumulative voting rights and no redemption, sinking fund or conversion provisions. Finally, holders of Class B common stock are not entitled to receive any dividends with respect to their shares.
Preferred Stock
Our board of directors is authorized, without further stockholder action, to divide any or all shares of the authorized preferred stock into series and fix and determine the designations, preferences and relative rights and qualifications, limitations or restrictions thereon of any series so established, including voting powers, dividend rights, liquidation preferences, redemption rights and conversion privileges. As of the date of this prospectus, other than as set forth herein, our board of directors has not authorized any series of preferred stock, and there are no current plans, agreements or understandings for the authorization or issuance of any shares of preferred stock. The issuance of preferred stock with voting rights or conversion rights may adversely affect the voting power of common stock, including the loss of voting control to others. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of Newco.
The classes of Newco preferred stock to be authorized are as follows:
•	Class I preferred stock. Newco has authorized a class of preferred stock for issuance to the investors who purchased units in Drilling I. This Class I preferred stock will pay an annual dividend in an amount equal to 80% of the proceeds received by Newco (as the holder, after the Merger, of the entire Drilling I Working Interest) from the production of the Drilling I Wells (since Newco, through its merger with USG&E, will have a 20% interest in the Drilling I Working Interest, it will continue to receive its share of these proceeds), and will have a liquidation preference of $2.78 per share.

•	Class II preferred stock. Newco has authorized a class of preferred stock for issuance to the investors who purchased units in Drilling II. This Class II preferred stock will pay an annual dividend in an amount equal to 80% of the proceeds received by Newco (as the holder, after the Merger, of the entire Drilling II Working Interest) from the production of the Drilling II Wells (since Newco, through its merger with USG&E, will have a 20% interest in the Drilling II Working Interest, it will continue to receive its share of these proceeds) and will have a liquidation preference of $2.78 per share. It is expected that Shafra’s 5% interest in the Drilling II Wells Working Interest will be cancelled, and that Newco’s interest in the Drilling II Wells Working Interest will increase from 75% to 80% (thereby proportionately increasing the funds available for distribution to the holder of Class II preferred stock in future periods).

•	Class III preferred stock. Newco will authorize a class of preferred stock for issuance to the investors who purchased units in Drilling III. At the effective time of the Merger, each of the 58.9 interests in Drilling III will be exchanged for 11713.5 shares of Class III preferred stock and 28,826.8 shares of Newco Common Stock. The Class III preferred stock will pay an annual dividend in an amount equal to 80% of the proceeds received by Newco (as the holder, after the Merger, of the entire Drilling III Working Interest) from the production of the Drilling III Wells (since Newco, through its merger with USG&E, will have a 20% interest in the Drilling III, it will continue to receive its share of these proceeds). It is expected that Shafra’s 5% interest in the Drilling III Wells will be cancelled, and that Newco’s interest in the Drilling III Wells will increase from 75% to 80% (thereby proportionately increasing the funds available for distribution to the holders of Class III preferred stock in future periods).

•	Class IV preferred stock. At the effective time of the Merger, the holders of the outstanding Company preferred stock will receive shares of Newco’s Class IV preferred stock. The Class IV preferred stock will not have any dividend rights. However, it will share (pari passu with holders of other classes of Newco preferred stock) in liquidation preference. Each share of Class IV preferred stock, at the option of the holder, will be convertible into 3.25 shares of Newco Class A common stock. The Class IV preferred stock will be automatically converted into Newco Class A common stock upon the listing of Newco Class A common stock on a national securities exchange or quotation of the Newco Class A common stock on the NASDAQ Stock Market. Shares of Class IV preferred stock will vote on an as-converted basis in a single voting group with holders of Class A common stock.
Common Stock Purchase Warrants
At the completion of the Restructuring, we will have outstanding common stock purchase warrants to purchase 2,089,749 shares of Newco’s Class A common stock. The warrant exercise price will be $0.86 per share or lower amount as determined by the Board and the warrants will be exercisable for a three year period commencing on the date of the closing of the Restructuring. Any proceeds received by us from the exercise of the Warrants will be used for general corporate purposes. The warrants must be exercised, or they may be redeemed for $0.001 per warrant, if our securities are quoted on the NASDAQ Stock Market or listed on a national securities exchange and if the closing price for our shares exceeds $1.10 for twenty consecutive trading days.

Provisions of the Certificate of Incorporation and Bylaws
A number of provisions of our certificate of incorporation and bylaws concern matters of corporate governance and the rights of stockholders. Certain of these provisions, as well as the ability of our board of directors to issue shares of preferred stock and to set the voting rights, preferences and other terms thereof, may be deemed to have an anti-takeover effect and may discourage takeover attempts not first approved by the board of directors (including takeovers which certain stockholders may deem to be in their best interests). To the extent takeover attempts are discouraged, temporary fluctuations in the market price of the common stock, which may result from actual or rumored takeover attempts, may be inhibited. These provisions, together with the ability of the board to issue preferred stock without further stockholder action, could delay or frustrate the removal of incumbent directors or the assumption of control by stockholders, even if such removal or assumption would be beneficial to our stockholders. These provisions also could discourage or make more difficult a merger, tender offer or proxy contests, even if they could be favorable to the interests of stockholders, and could potentially depress the market price of the common stock. The board of directors believes that these provisions are appropriate to protect the interest of us and all of our stockholders.
Meetings of Stockholders
The bylaws provide that a special meeting of stockholders may be called only by the board of directors unless otherwise required by law. The bylaws provide that only those matters set forth in the notice of the special meeting may be considered or acted upon at that special meeting, unless otherwise provided by law. In addition, the bylaws set forth certain advance notice and informational requirements and time limitations on any director nomination or any new business which a stockholder wishes to propose for consideration at an annual meeting of stockholders.
Amendment of the Certificate
Our Certificate of Incorporation provides that an amendment thereof must first be approved by a majority of the board of directors and (with certain exceptions) thereafter approved by the holders of a majority of the total votes eligible to be cast by holders of voting stock with respect to such amendment or repeal; provided, however, that the affirmative vote of 80% of the total votes eligible to be cast by holders of voting stock, voting together as a single class, is required to amend provisions relating to the directors or amendments to the Certificate of Incorporation.
Amendments of Bylaws
Our Certificate of Incorporation provides that the board of directors or the stockholders may amend or repeal the bylaws. Such action by the board of directors requires the affirmative vote of a majority of the directors then in office. Such action by the stockholders requires the affirmative vote of the holders of at least two-thirds of the total votes eligible to be cast by holders of voting stock with respect to such amendment or repeal at an annual meeting of stockholders or at a special meeting called for such purposes, unless the board of directors recommends that the stockholders approve such amendment or repeal at such meeting, in which case such amendment or repeal shall only require the affirmative vote of a majority of the total votes eligible to be cast by holders of voting stock with respect to such amendment or repeal.
Transfer Agent and Warrant Agent
USG&E currently acts as its own registrar and transfer agent. However, upon completion of the Merger, the transfer agent for Newco’s common stock and the warrant agent for Newco’s common stock purchase warrants is expected to be Interwest Transfer and Trust Company (“Interwest”). Interwest’s address is 1981 East 4800 South, Suite 100, Salt Lake City, UT 84117, its telephone number is (801) 272-9294 and its fax number is (801) 277-3147.
Public Reporting
Following the Restructuring, Newco will be obligated to file current and periodic reports under Section 15(d) of the Exchange Act.
LIQUIDATION ANALYSIS
USG&E has prepared an analysis presenting its estimate as to the net value of its assets as if they were liquidated and the net proceeds were distributed to its creditors and stockholders. This analysis has not been examined or reviewed by independent accountants in accordance with the standards promulgated by the AICPA. The estimates and assumptions set forth below, although considered reasonable by USG&E, are inherently subject to significant uncertainties and contingencies beyond the control of USG&E. Accordingly, there can be no assurance that the results shown would be realized if USG&E were liquidated. Actual results in such case could vary materially from those presented.
Proceeds from Liquidation of USG&E:

	As of	Estimated	Estimated
	March 31, 2005	Proceeds	Recovery
Cash	$53,848	$53,848	100%
Retail Gas Receivable	684,930	616,437	90%
Drilling Receivable	92,989	83,690	90%
Other	13,267	7,960	60%

Total Current Assets	845,034	761,935	91%

Net Fixed Assets	21,326	5,331	25%
Deposits	22,212	14,438	65%

	$888,572	$781,704	88%
Distribution of Proceeds to Creditors*:
USG&E anticipates that liquidation costs with respect to the liquidation of the USG&E would approximate $50,000, including legal, accounting and other wind-down operating expenses. After payment of those expenses, $731,704 would be available for distribution to USG&E’s creditors. The following sets forth USG&E’s outstanding debt at March 31, 2005:

Secured lines of credit†	$660,569	$660,569	100%
Accounts Payable	570,627	121,135	22%
Accrued Expenses	336,675	0	0%
Sales Tax Payable	133,072	0	0%

	$1,700,943	$781,704	43%

*	Debt does not include the subordinated loan to the Company by Don Secunda in the amount of $84,900. This loan is subordinated to the rescission claims of the investors and is therefore worthless in liquidation.

†	Includes recourse debt due to WebBank, to Chamberlain and to Big Apple Energy.

Since the USG&E’s debt exceeds the amounts of liquidation proceeds available for distribution, holders of USG&E securities would not receive any distribution with respect to their interests in a liquidation scenario.
Value of the Reserves
USG&E has obtained reserve reports with respect to the value of the reserve interest in the Drilling I Wells, the Drilling II Wells and the Drilling III Wells (collectively, the “Wells”). The “net present value”, assuming a 10% discount rate, as of December 31, 2004 of the Working Interest is as follows:

Drilling I	$520,632
Drilling II	451,524
Drilling III	314,806	‡

	$1,286,962
In first quarter 2005, the following amounts have been distributed to the Investors and the USG&E with respect to the Wells (in the aggregate):

Drilling I	$34,934
Drilling II	23,900
Drilling III	21,970

$80,804
Thus, the net value of the Working Interest in the Wells with respect to each Drilling is as follows:

Drilling I	$485,698
Drilling II	427,624
Drilling III	292,836	§

	$1,206,158
There are two scenarios with respect to liquidation of the Wells.
•	The reserves can be sold, or

•	The wells can continue to produce gas and investors and USG&E (or the creditors of the Company) can continue to receive distributions as gas is withdrawn from the Wells.
With respect to the sale of the reserves, USG&E estimates that the reserves can be sold for between 50% and 75% of their value, less transaction costs. USG&E believes that for purposes of this liquidation analysis, the use of a 50% estimate of net proceeds from a sale of the Wells (inclusive of transactional costs) is reasonable under the circumstances. Using this estimate, if the reserves were sold in the liquidation process, the following amounts would be available to pay liquidation costs and for distribution to USG&E and the Drilling Program investors:

‡	This analysis excludes with respect to Drilling III reserves related to Stull #5. Drilling III owes the driller $132,000 with respect to this well. The well has a reserve value of $130,000. Therefore, this analysis assumes that in a liquidation scenario, Drilling III does not make the payment due to the driller with respect to Stull #5 and that Drilling III loses its interest in that well.

§	See footnote 3 above.

Drilling I	$242,849
Drilling II	213,812
Drilling III	146,418

$603,079
Interest of USG&E in the Wells
USG&E holds a 20% interest in the USG&E/Investor Working Interest. Thus, on a sale of the Wells in liquidation, the Company would receive $120,616 as its share of the proceeds from the sale of the Wells, all of which would be paid to the Company’s creditors.
Impact of Liquidation on Stockholders of USG&E
As described above, in all possible liquidation scenarios, based on the assumptions described therein, USG&E’s creditors likely would receive all of the proceeds available for distribution. As such, it is possible that no stockholder of USG&E would receive any distribution with respect to USG&E securities in a liquidation of USG&E. However, this conclusion does not mean that stock of USG&E has no value, and we make no assertion regarding the value of USG&E stock while the business conducted by USG&E continues as a going concern.
Investors in the Drilling Drillings
With respect to the investors in Drilling I, Drilling II and Drilling III, the investors (in the aggregate) hold an 80% interest in the Working Interests with respect to their respective Wells (assuming that Shafra’s interest in the Wells reverts to the investors). As such, if the reserves were sold in the liquidation process, the following amounts would be available for distribution to the investors:

Drilling I	$194,279
Drilling II	171,050
Drilling III	284,134	**
Assuming aggregate liquidation expenses relating to the drilling programs of $50,000 (allocated between the funds raised in each Drilling Program on a pro-rata basis), including legal, accounting, commissions and other costs relating to the liquidation, the net proceeds available for distribution to the investors would be as follows (figures do not include prior distributions):
•	Drilling I investors would receive $181,779 in the aggregate ,or approximately $4,544*** per unit compared to an investment of $25,000 per unit;

•	Drilling II investors would receive $158,550 in the aggregate, or approximately $3,989*** per unit compared to an investment of $25,000 per unit; and

•	Drilling III investors would receive $259,134 in the aggregate, or approximately $4,400*** per unit compared to an investment of $32,564 per unit.

** Includes $167,000 in proceeds which are currently being held in escrow by the benefit of the investors in Drilling III.
*** This amount does not include prior distribution of production proceeds.

Assuming the reserves are liquidated over time, the investors may ultimately recover their share of the reserves, or more, although there can be no assurance as to what amounts, if any, will ultimately be collected from gas provided by the Wells. Further, investor recoveries would be reduced by costs associated with the continued operation of the Wells, by costs associated with the continued administration of the Drilling Programs and by the time value of money.

PROPOSAL 2
USG&E, INC. 2005 STOCK INCENTIVE PLAN
Stockholders are being asked to approve the adoption of the USG&E, Inc. 2005 Stock Incentive Plan (the “2005 Plan”). The 2005 Plan is necessary to give Newco more flexibility in the methods available to reward employee performance, while maintaining the tax deductibility of this compensation as a business expense under Section 162(m) of the Internal Revenue Code. The 2005 Plan would allow Newco to continue to award incentive stock options (ISOs), nonqualified stock options, stock appreciation rights (SARs), performance shares, performance units, restricted stock, restricted stock units, and other stock-based awards.
The material features of the 2005 Plan are summarized below. This summary is qualified by reference to the full text of the 2005 Plan attached as Annex “C” to this proxy statement. The 2005 Plan is intended to promote the long-term growth and profitability of Newco by providing directors, officers, employees, independent contractors and consultants of, and certain individuals who have accepted an offer of employment with, Newco with incentives to maximize stockholder value and otherwise contribute to the success of Newco. Grants of ISO’s, nonqualified stock options, SARs, performance shares, performance units, restricted stock, restricted stock units, and other stock-based awards, or any combination of the foregoing, may be made under the 2005 Plan at the discretion of the compensation committee.
Persons Eligible for Future Grants of Awards
Directors, officers, employees, independent contractors and consultants of, and certain individuals who have accepted an offer of employment with Newco and affiliates are eligible to participate in the 2005 Plan.
Administration
The 2005 Plan will be administered by the compensation committee of Newco’s Board of Directors (the “Newco Board”). For awards granted to non-employee directors, the full Newco Board shall act with respect to such grants.
Available Shares
Subject to adjustments for stock splits, stock dividends, or other changes in corporate capitalization, the 2005 Plan provides that the maximum number of shares of Newco Class A common stock that may be delivered to participants under the 2005 Plan is 1,500,000 shares of Newco Class A common stock. The maximum number of shares of common stock subject to options, SARs, performance shares, restricted stock, restricted stock units or common stock that may be granted to any one eligible individual under the 2005 Plan during any fiscal year shall be 400,000 shares, or in the case of performance units, a maximum value of $500,000. Shares subject to an award under the 2005 Plan may be either authorized but unissued shares or treasury shares. If any award is cancelled, forfeited, exchanged, surrendered or terminated prior to exercise or becoming vested, any shares of common stock subject to such awards will again be available for distribution in connection with awards under the 2005 Plan.

Stock Options
Stock options, which may be “incentive stock options” (within the meaning of Section 422 of the Internal Revenue Code) or nonqualified stock options, as designated by the compensation committee and specified in the option agreement setting forth the terms and provisions of the options, may be granted alone or in addition to other awards granted under the 2005 Plan.
Option Term
Unless otherwise provided in the award agreement, the term of each stock option will be five years. The compensation committee may extend the term of an option, but in no event beyond the tenth anniversary of the date it is granted.
Option Price
The exercise price per share of Newco Class A common stock purchasable under a stock option will be determined by the compensation committee, but will not be less than the greater of the fair market value of the Newco Class A common stock on the date of grant or the par value of the Newco Class A common stock.
Exercise
Except as otherwise provided in the 2005 Plan, stock options will be exercisable at the time or times and subject to the terms and conditions determined by the compensation committee. With respect to any stock option subject to delayed vesting, the compensation committee may at any time waive any installment exercise provisions or otherwise accelerate the exercisability of the stock option. A participant exercising an option may pay the exercise price in cash or with previously acquired shares of common stock, or with a combination of cash and such stock. To the extent permitted by applicable law, the compensation committee, in its sole discretion, may: (i) allow the cashless exercise of options through the use of a broker-dealer or for payment of the exercise price by withholding from the shares issuable upon exercise a number of shares having a fair market value on the date of exercise equal to the aggregate exercise price, (ii) provide for loans to be made by Newco for the purpose of the exercise of stock options, and (iii) utilize any other method determined by the compensation committee.
The 2005 Plan contains provisions, which apply unless otherwise determined by the compensation committee, regarding the exercisability of options held by optionees whose employment with Newco terminates by reason of death, disability, retirement, or otherwise.
The Plan provides that the compensation committee may elect to cash out all or part of the shares of Newco Class A common stock for which a stock option is being exercised. The compensation committee may also establish procedures permitting an optionee to elect to defer to a later time the receipt of shares issuable upon the exercise of a stock option and/or to receive cash at such later time in lieu of the deferred shares.
Other Awards
Stock Appreciation Rights
SARs may be granted independently or in conjunction with all or part of any stock option granted under the 2005 Plan. A stock appreciation right unrelated to an option will terminate in accordance with the terms of its award established by the compensation committee. Upon exercise, an SAR unrelated to an option permits the awardee to receive shares of common stock in an amount determined by multiplying the appreciation value of a share of common stock by the number of SARs being exercised. A tandem SAR will terminate and will no longer be exercisable upon the termination or exercise of the related stock option. A tandem stock appreciation right may be exercised by an optionee, at the time or times and to the extent the related stock option is exercisable, by surrendering the applicable portion of the related stock option in accordance with procedures established by the compensation committee. Upon exercise, a tandem SAR permits the optionee to receive cash, shares of common stock, or a combination of cash or stock, as determined by the compensation committee. The amount of cash or the value of the shares is equal to the excess of the fair market value of a share of common stock on the date of exercise over the per share exercise price of the related stock option, multiplied by the number of shares with respect to which the stock appreciation right is exercised.
Restricted Stock
The 2005 Plan authorizes the compensation committee to award restricted stock to eligible individuals. Recipients of restricted stock enter into an agreement with us subjecting the shares to restrictions and providing the criteria or dates on which such restrictions lapse. Restricted stock may vest over time, based on performance criteria or other factors (including, without limitation, performance goals that are intended to comply with the performance-based compensation exception under Section 162(m) of the Code), as determined by the compensation committee at grant.
Restricted Stock Units
The 2005 Plan authorizes the compensation committee to award restricted stock units to eligible individuals. A restricted stock unit is a unit of measurement equivalent to one share of common stock that becomes non-forfeitable upon satisfying certain terms and conditions, as determined by the compensation committee. A restricted stock unit does not have any of the attendant rights of a stockholder, except it may have certain dividend rights as specified in the grant. A restricted stock unit may be distributed in common stock and/or cash as determined by the compensation committee at the time of grant or if not specified at grant, at time of distribution. Restricted stock units may vest over time, based on performance criteria or other factors (including, without limitation, performance goals that are intended to comply with the performance-based compensation exception under Section 162(m) of the Code), as determined by the compensation committee at grant.
Performance Shares and Performance Units
The 2005 Plan authorizes the compensation committee to grant performance shares to eligible individuals entitling them to receive a fixed number of shares of common stock or the cash equivalent, as determined by the compensation committee, upon the attainment of performance goals. The compensation committee may also grant performance units to eligible individuals entitling them to receive a value payable in cash or shares of common stock, as determined by the committee, upon the attainment of performance goals (including, without limitation, performance goals that are intended to comply with the performance-based compensation exception under Section 162(m) of the Code).
Except to the extent otherwise provided in the applicable performance award agreement or the 2005 Plan, all rights to receive cash or stock in settlement of performance awards will be forfeited upon a participant’s termination of employment for any reason, except death, disability or retirement, during the award cycle or before any applicable performance goals are satisfied, unless the compensation committee, in its discretion, waives any or all remaining payment limitations with respect to such participant’s performance based awards. If a participant terminates employment with Newco before the end of an award cycle as a result of the participant’s death, disability or retirement, the participant or the participant’s estate, devisee or heir at law (whichever is applicable) will be entitled to a pro rata portion of the award.
Other Stock-Based Awards
Other awards of common stock and other awards that are valued by reference to, or otherwise based upon, common stock may also be granted under the 2005 Plan, either alone or in conjunction with other awards. The compensation committee, in its sole discretion, may prescribe the terms or conditions and/or other restrictions for the vesting or settlement of such other awards.
Transferability of Awards
Awards are nontransferable other than by will or the laws of descent and distribution or as otherwise expressly permitted by the compensation committee pursuant to a gift to members of the holder’s immediate family. The gift may be made directly or indirectly or by means of a trust or partnership or otherwise. Stock options and SARs may be exercised only by the optionee, any permitted transferee or a guardian, legal representative or beneficiary.
Change in Control
In the event of a change in control (as defined in the 2005 Plan), any award that is not then exercisable and vested will become fully exercisable and vested and performance based awards will be deemed earned and payable in full, unless the compensation committee determines in good faith that the awards will be honored or assumed or substituted with new rights substantially equivalent or better than the award by the employer of the participant immediately following the change in control.
Amendments and Termination
The 2005 Plan will terminate ten years after its effective date. The Board may at any time amend, alter, or discontinue the 2005 Plan, but may not impair the rights of a holder of outstanding awards without the holder’s consent. No amendment may be made without the approval of Newco’s stockholders if such amendment has the effect of changing the number of shares of common stock available for issuance under the Plan or changing the identity of persons eligible to receive awards, to the extent such approval is required by applicable law or stock exchange rules, or to eliminate the requirement that stockholders approve an action to be undertaken under the 2005 Plan. In the event an award is granted to an individual who is employed outside the United States, the compensation committee may, in its sole discretion, modify the provisions of the 2005 Plan as they pertain to such individual to comply with applicable foreign law.
Federal Income Tax Consequences
In October 2004, the U.S. Congress enacted tax legislation establishing new rules and limitations with respect to non-qualified deferred compensation plans. This legislation (codified in Section 409A of the Internal Revenue Code) applies to restricted stock units, stock appreciation rights, stock options and to the deferral of option or other equity award gains pursuant to a separate non-qualified deferred compensation plan. The requirements of Section 409A include, but are not limited to, limiting distributions of deferred compensation to specified dates, requirements as to the timing of deferral elections and limitation on the ability to change deferral elections. Failure to comply with the new rules will result in immediate taxation of amounts deemed improperly deferred, plus a 20% additional penalty tax and interest charges on late tax payments.

Assuming the requirements of Section 409A of the Internal Revenue Code are satisfied, the following is a summary of the federal income tax rules relevant to individuals who participate in the 2005 Plan, based on the Internal Revenue Code. This summary does not address every situation that may result into taxation, and does not address tax situations which may be unique to certain participants in the Plan, nor does it take into account state, local, or foreign tax consequences which may result from the Plan. In addition, the Internal Revenue Code is a highly technical and very fluid code, and is subject to change in the future. Individuals eligible under the Plan should consult their personal tax advisor to determine their individual tax consequences from participation in the Plan.
Options. Stock options under the 2005 Plan may be either nonqualified stock options or incentive stock options for federal income tax purposes.
Nonqualified Stock Options. To the extent that the requirements of Section 409A of the Internal Revenue Code are satisfied , generally, the optionee does not recognize any taxable income at the time of grant of a nonqualified stock option which has an exercise price greater or equal to the fair market value of the underlying stock as of the grant date. Upon the exercise of the nonqualified option, the optionee will recognize ordinary income, subject to wage and employment tax withholding, equal to the excess of the fair market value of the common stock acquired as of the date of exercise over the exercise price. Newco will be entitled to a deduction equal to the ordinary income. The optionee will have a capital gain or loss upon the subsequent sale of the stock in an amount equal to the sale price less the fair market value of the common stock on the date of exercise. The capital gain or loss will be long- or short-term depending on whether the stock was held for more than one year after the exercise date. Newco will not be entitled to a deduction for any capital gain realized. Capital losses on the sale of common stock acquired upon an option’s exercise may be used to offset capital gains. If capital losses exceed capital gains, then up to $3,000 of the excess losses may be deducted from ordinary income. Remaining capital losses may be carried forward to future tax years.
The exercise of a nonqualified stock option through the delivery of previously acquired shares of common stock will generally be treated as a non-taxable, like-kind exchange as to the number of shares surrendered and the identical number of shares received under the option. That number of shares will take the same basis and, for capital gains purposes, the same holding period as the shares that are given up. The value of the shares received upon such an exchange that are in excess of the number given up will be includible as ordinary income to the optionee at the time of the exercise. The excess shares will have a new holding period for capital gain purposes and a basis equal to the value of such shares determined at the time of exercise. Neither the optionee nor the transferee will realize taxable income at the time of a non-arm’s-length transfer of a nonqualified stock option as a gift. Upon the subsequent exercise of the option by the transferee, the optionee will realize ordinary income in an amount equal to the excess of the fair market value of the shares on the date of exercise over the option price. Upon a subsequent disposition of the shares by the transferee, the transferee will generally realize short-term or long-term capital gain or loss, with the basis for computing such gain or loss equal to the fair market value of the stock at the time of exercise.
Incentive Stock Options. Generally, the optionee will not recognize any taxable income at the time of grant or exercise of an option that qualifies as an incentive option under Section 422 of the Code. However, the excess of the stock’s fair market value at the time of exercise over the exercise price will be included in the optionee’s alternative minimum taxable income as an item of adjustment and thereby may cause the optionee to be subject to an alternative minimum tax.
In order to qualify for the incentive option tax treatment described in the preceding paragraph, the optionee must generally be employed by Newco or a parent or subsidiary corporation (as defined in the

Code) continuously from the time of the option’s grant until three months before the option’s exercise, and the optionee must not sell the shares until the later of at least one year after the option’s exercise date and two years after its grant date (a “Qualifying Disposition”). If the optionee does not satisfy these conditions, the optionee will recognize taxable ordinary income when the optionee sells the shares in an amount equal to the difference between the option exercise price and the lesser of (i) the fair market value of the stock on the exercise date and (ii) the sale price. If the sale price exceeds the fair market value on the exercise date, the excess will be taxable to the optionee as long-term or short-term capital gain, depending on whether the optionee held the stock for more than one year.
To the extent that the aggregate fair market value of the stock with respect to which incentive stock options are exercised for the first time by an optionee during any calendar year exceeds $100,000, the options will be treated as non-qualified stock options for tax purposes.
Newco will not be entitled to any deduction by reason of the grant or exercise of the incentive option or the sale of stock received upon exercise after the required holding period has been satisfied. If the optionee does not satisfy the required holding period before selling the shares and consequently recognizes ordinary income, Newco will be allowed a deduction corresponding to the optionee’s ordinary income.
The exercise of an incentive stock option through the exchange of previously acquired stock will generally be treated in the same manner as such an exchange would be treated in connection with the exercise of a nonqualified stock option; that is, as a non-taxable, like-kind exchange as to the number of shares given up and the identical number of shares received under the option. That number of shares will take the same basis and, for capital gain purposes, the same holding period as the shares that are given up. However, such holding period will not be credited for purposes of the one-year holding period after exercise that is required for the new shares to receive incentive stock option tax treatment. Shares received in excess of the number of shares given up will have a new holding period and will have a basis of zero or, if any cash was paid as part of the exercise price, the excess shares received will have a basis equal to the amount of the cash. If a disqualifying disposition (a disposition before the end of the required holding period) occurs with respect to any of the shares received from the exchange, it will be treated as a disqualifying disposition of the shares with the lowest basis. If the exercise price of an incentive stock option is paid with shares of stock of Newco acquired through a prior exercise of an incentive stock option, gain will be realized on the shares given up (and will be taxed as ordinary income) if those shares have not been held for the minimum incentive stock option holding period (two years from the date of grant and one year from the date of transfer), but the exchange will not affect the tax treatment, as described above of the shares received upon exercise.
Transfer of Option to Family Member. The 2005 Plan permits transfers of options to participants’ immediate family members (as defined in the 2005 Plan) with the approval of the Committee. The optionee will not recognize taxable income if the optionee transfers a nonqualified stock option to a member of the optionee’s family. However, when the transferee of the option exercises the option, the optionee will recognize ordinary income, subject to wage and employment tax withholding, equal to the excess of the fair market value of the common stock acquired by the transferee of the option on the date of exercise over the exercise price. Newco will be entitled to a deduction equal to the ordinary income. The transferee of the option will have a capital gain or loss upon a subsequent sale of the stock in an amount equal to the sale price less the fair market value of the stock on the date the option was exercised. Any capital gain recognized by the transferee will be long-term capital gain if the transferee has held the stock for more than one year after the exercise date.
SARs. To the extent that the requirements of Section 409A of the Internal Revenue Code are satisfied, there are no immediate tax consequences upon the receipt of a stock appreciation right, or “SAR”, which is satisfied through receipt of common stock. The recipient will be subject to ordinary income tax, and wage and employment tax withholding, upon the exercise of a SAR. Upon the exercise of an SAR by receipt of Newco shares of common stock, the recipient will recognize ordinary income equal to the fair market value of the common stock received on the exercise date. Newco will be entitled to a corresponding deduction equal to the amount of ordinary income that the optionee recognizes. Upon the sale of common stock acquired upon exercise of an SAR, the recipient will recognize long- or short-term capital gain or loss, depending on whether the recipient has held the stock for more than one year from the date of exercise.
Performance Share or Performance Unit. To the extent that the requirements of Section 409A of the Internal Revenue Code are satisfied, the granting of a performance share or performance unit award does not result in taxable income to the recipient. When the award is paid or distributed, the full value paid or distributed will be considered as ordinary income to the recipient unless a deferral of the payment or distribution is elected in accordance with Section 409A of the Internal Revenue Code. Newco will receive a corresponding tax deduction.
Restricted Stock. Generally, an employee or non-employee director who receives restricted stock will recognize ordinary income at the time that the restricted stock is no longer subject to forfeiture. The amount of such income will be determined based on the fair market value of Newco stock at that time. Newco will be entitled to a deduction at the same time and in the same amount. The holding period to determine whether the employee or non-employee director has long-term or short-term capital gain or loss on a subsequent sale generally begins when the restricted period expires, and the employee’s or non-employee director’s tax basis for such shares will generally equal the fair market value of such shares at that time. However, an employee or non-employee director may elect under Section 83(b) of the Code, within 30 days after the date of any restricted stock grant, to recognize taxable ordinary income on the date of grant in the amount equal to the excess of the fair market value of the shares of restricted stock over the amount, if any, paid for the restricted stock. By reason of such an election, the participant’s holding period will commence on the date of grant and he or she will have a tax basis equal to the fair market value of the shares on that date (determined without regard to the restrictions imposed under the Plan). Likewise, Newco will be entitled to a deduction at that time in the amount that is taxable as ordinary income by reason of the election. If shares are forfeited after making such an election, the participant will not be entitled to a deduction, loss or credit for the ordinary income recognized or the taxes paid in respect of the Section 83(b) election, but would generally be entitled to a capital loss for the amount, if any paid for the forfeited shares.
Restricted Units. An eligible individual receiving a restricted unit award will not have taxable income when the restricted unit or any dividend equivalents are credited to his or her account. He or she will recognize ordinary income equal to the fair market value of the shares of Newco stock delivered (or the amount of cash paid in lieu of such shares), plus the amount of cash and the fair market of any property credited to his or her account as dividend equivalents when the restricted unit is no longer subject to forfeiture. Newco will generally be entitled to a deduction for the year in which, and in the amount that, the eligible individual recognizes ordinary income.
Deferral Provision. The 2005 Plan contains provisions which would allow the compensation committee to establish rules and regulations permitting the deferral of payments or the distribution of awards upon the election to do so by the award recipient. The establishment of such deferral provisions, if elected, would be done in compliance with the requirements of Section 409A of the Internal Revenue Code and other applicable tax law.
Withholding Taxes. Because the amount of ordinary income the optionee recognizes with respect to the receipt or exercise of an award may be treated as compensation that is subject to applicable withholding of federal, state and local income taxes and employment taxes, Newco may require the participant to pay the amount required to be withheld by Newco before delivering to the participant any shares received under the 2005 Plan. Arrangements for payment may include deducting the amount of any withholding or other tax due from other compensation, including salary or bonus, otherwise payable to the participant.
Pursuant to the Plan, Newco may also deduct, from any payment or distribution of shares under the plan, the amount of any tax required by law to be withheld with respect to such payment, or may require the participant to pay such amount to Newco prior to, and as a condition of, making such payment or distribution. Subject to rules and limitations established by the compensation committee, the participant may elect to satisfy the withholding required, in whole or in part, either by having Newco withhold shares of common stock from any payment under the plan or by the participant delivering shares of common stock to Newco. The portion of the withholding that is so satisfied will be determined using the fair market value of the common stock on the date when the amount of taxes to be withheld is determined.
The use of shares of common stock to satisfy any withholding requirement will be treated, for federal income tax purposes, as a sale of such shares for an amount equal to the fair market value of the stock on the date when the amount of taxes to be withheld is determined. If previously owned shares of Newco common stock are delivered by a participant to satisfy a withholding requirement, the disposition of such shares would result in the recognition of gain or loss by the participant for tax purposes, depending on whether the basis in the delivered shares is less than or greater than the fair market value of the shares at the time of disposition.
Section 162(m) Deduction Limitation. Section 162(m) of the Code generally provides that a publicly held corporation will not be allowed a deduction for employee compensation paid for the taxable year to its chief executive officer or to its four highest compensated officers other than the chief executive officer (each, a “Covered Employee”) to the extent that such compensation with respect to any such Covered Employee exceeds $1,000,000. However, any compensation that qualifies as “performance-based compensation” is not subject to this deduction limitation. Newco believe that all awards awarded pursuant to the 2005 Plan will qualify as performance-based compensation, and the compensation attributable to such awards will not, in the taxable year of exercise, be considered part of any non-performance-based compensation that is subject to the $1,000,000 deduction limitation. Performance awards and other awards will qualify as performance-based compensation only to the extent that such awards are made subject to vesting restrictions that are conditioned on the attainment of Newco performance goals or objectives that are generically described in the 2005 Plan and such awards satisfy other requirements under Section 162(m). Newco believe that qualified performance-based awards will qualify as performance-based compensation, as described above. However, any other award made under the 2005 Plan that is not subject to vesting or other restrictions that require the attainment of a corporation performance goal that is generically described in the 2005 Plan and associated with such award will not qualify as performance-based compensation, and amounts of compensation attributable to such awards will be added, in the year otherwise deductible, to all other components of compensation that are subject to the deduction limitation.
Change In Control. Any acceleration of the vesting or payment of awards under the 2005 Plan in the event of a change in control of Newco may cause part or all of the consideration involved to be treated as an “excess parachute payment” under Section 280G of the Code, which may subject the participant to a 20% excise tax and which may not be deductible by Newco.

PROPOSAL 3
ADJOURNMENT OF THE MEETING
Stockholders are being asked to provide Consent to give the authority, in the discretion of the proxy holders, to vote to adjourn the Meeting if there are not sufficient votes at the date of the Meeting to approve the Merger. Approval of this proposal will allow us, to the extent that shares voted by Consent are required to approve a proposal to adjourn the Meeting, to continue to solicit Consents to determine whether sufficient shares will be voted in favor or against the Merger. If the Meeting cannot be adjourned because shares voted by Consent may not be voted in favor of a motion to adjourn the Meeting, it may mean that one or more of the proposals described in this proxy statement will fail, not because such proposals did not receive the votes of a majority of the shares represented at the Meeting, but rather because such proposals did not obtain the Requisite Percentage vote of the stockholders in time to be approved by the time of the Meeting.
LEGAL MATTERS
The validity of Newco common stock and preferred stock to be issued in connection with the Merger will be passed upon by Akerman Senterfitt, Miami, Florida.
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The consolidated financial statements of U.S. Gas & Electric, Inc., as of December 31, 2004 and 2003 and for each of the three years in the period ended December 31, 2004, appearing in this proxy statement/prospectus have been audited by Rachlin, Cohen & Holtz LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.
OTHER MATTERS
USG&E’s board of directors knows of no other matters to be presented at the Meeting other than the proposal to approve the Merger and the proposal to allow the meeting to be adjourned to solicit additional Consents. If any other matters are properly brought before the Meeting or any adjournment of the Meeting, the enclosed proxy will be deemed to confer discretionary authority on the individuals named as proxies to vote the shares represented by the Consent as to any such matters.

U.S. Gas & Electric, Inc.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Securityholders
U.S. Gas & Electric, Inc.
We have audited the accompanying consolidated balance sheets of U.S. Gas & Electric, Inc. as of December 31, 2004 and 2003, and the related consolidated statements of operations, owners’ equity (deficiency) and cash flows for each of the three years in the period ended December 31, 2004. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of U.S. Gas & Electric, Inc. as of December 31, 2004 and 2003, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2004, in conformity with U.S. generally accepted accounting principles.
The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As more fully discussed in Note 3 to the financial statements, the Company has sustained significant recurring losses and negative cash flows from operating activities in 2004, 2003 and 2002, and reflected a significant owners’ deficiency at December 31, 2004. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are described in Note 3 to the financial statements. The financial statements do not include any adjustments that might result from the outcome of these uncertainties.
RACHLIN COHEN & HOLTZ LLP
Fort Lauderdale, Florida
March 31, 2005

U.S. Gas & Electric, Inc.
CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
	2005	2004	2003
	(Unaudited)
ASSETS

Current Assets:
Cash	$53,848	$48,175	$90,861
Cash held in trust	167,000	167,000	167,000
Accounts receivable, net	777,919	760,354	513,993
Prepaid expenses and other current assets	13,266	4,015	2,418

Total current assets	1,012,033	979,544	774,272

Gas Wells, Net	1,024,941	1,073,514	1,472,456
Furniture, Fixtures and Equipment, Net	20,219	21,841	25,358
Other Assets	22,212	22,212	42,052

Total assets	$2,079,405	$2,097,111	$2,314,138

LIABILITIES AND OWNERS’ DEFICIENCY

Current Liabilities:
Accounts payable	$570,627	$634,010	$106,038
Accrued expenses	469,747	304,000	269,539
Due to Drilling Operator	132,000	132,000	132,000
Factor advances payable	460,569	517,556	—
Debt obligations	295,741	292,542	50,503
Current liabilities of discontinued operations	600,000	610,000	610,000

Total current liabilities	2,528,684	2,490,108	1,168,080

Owners’ Contributions Subject to Potential Rescission	7,079,736	7,079,736	7,079,736

Total liabilities	9,608,420	9,569,844	8,247,816

LIABILITIES AND OWNERS’ DEFICIENCY

Owners’ Deficiency:
Class I Members’ Deficiency	(457,626)	(449,516)	(84,806)
Preferred Stock, $.0001 par value; 20,000,000 shares authorized; 708,891 shares issued and outstanding (liquidation preference of $708,891)	71	71	71
Common shares, $.0001 par value;100,000,000 shares authorized; 23,437,130 shares issued	2,344	2,344	2,344
Additional paid-in capital	331,255	331,255	331,255
Accumulated deficit	(7,403,567)	(7,355,395)	(6,181,050)
Treasury stock, 2,924,994 common shares surrendered	(292)	(292)	(292)
Deferred compensation	(1,200)	(1,200)	(1,200)

Total owners’ deficiency	(7,529,015)	(7,472,733)	(5,933,678)

Total liabilities and owners’ deficiency	$2,079,405	$2,097,111	$2,314,138

Continued
See notes to consolidated financial statements.

U.S. Gas & Electric, Inc.
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended			Year Ended
	March 31,			December 31,
	2005	2004	2004	2003	2002
	(Unaudited)	(Unaudited)
Net Sales	$1,540,040	$561,566	$2,739,196	$2,136,301	$—

Operating Costs and Expenses:
Cost of retail gas sales	1,225,953	454,610	2,295,944	1,525,406	—
Gas production expenses	6,435	7,893	29,917	11,694	—
Impairment of gas wells	—	—	151,596	—	—
Depreciation and depletion	50,194	15,482	253,484	116,005	—
Selling, general and administrative	193,590	311,840	1,203,923	3,266,229	90,000

	1,476,172	789,825	3,934,864	4,919,334	90,000

Operating Income (Loss) from Continuing Operations	63,868	(228,259)	(1,195,668)	(2,783,033)	(90,000)

Other Income (Expense):
Other income	29,010	1,915	4,151	11,128	—
Interest expense	(84,516)	(2,030)	(104,828)	—	—

Income (Loss) from Continuing Operations	8,362	(228,374)	(1,296,345)	(2,771,905)	(90,000)

Discontinued Operations:
Loss from discontinued operations	—	—	—	(163,454)	(3,173,966)

Net Income (Loss)	8,362	(228,374)	(1,296,345)	(2,935,359)	(3,263,966)

Less Distributions to Class I Members	(64,644)	(38,375)	(242,710)	(58,482)	—

Net Loss Available to Common Shareholders	$(56,282)	$(266,749)	$(1,539,055)	$(2,993,841)	$(3,263,966)

Net Income (Loss) Per Share, Basic and Diluted:
Continuing operations	$(0.01)	$(0.04)	$(0.21)	$(0.37)	$(0.03)
Discontinued operations	0.00	0.00	0.00	(0.02)	(0.96)

Net Loss	$(0.01)	$(0.04)	$(0.21)	$(0.39)	$(0.99)

Weighted Average Common Shares Outstanding; Basic and Diluted	7,496,899	7,496,899	7,496,899	7,715,647	3,309,820

See notes to consolidated financial statements.

U.S. Gas & Electric, Inc.
CONSOLIDATED STATEMENTS OF OWNERS’ EQUITY (DEFICIENCY)

										Total
	Class I					Additional				Owners’
	Members’	Preferred Stock		Common Stock		Paid-In	Treasury	Deferred	Accumulated	Equity
	Deficiency	Shares	Amount	Shares	Amount	Capital	Stock	Compensation	Deficit	(Deficiency)
Balance, December 31, 2001	$—	—	$—	2,742,467	$274	$146,796	$(240)	$—	$(8,080)	$138,750

Year Ended December 31, 2002:
Sale of preferred stock in private placements	—	625,676	63	—	—	1,742,497	—	—	—	1,742,560
Sale of common stock in private placements	—	—	—	597,033	60	1,014,650	—	—	—	1,014,710
Stock issued to officers/shareholders for compensation	—	—	—	2,000,000	200	79,800	—	—	—	80,000
Common stock issued in connection with deferred stock compensation	—	—	—	12,000,000	1,200	—	—	(1,200)	—	—
Common stock issued in connection with asset purchase	—	—	—	5,077,630	508	203,592	—	—	—	204,100
Reclassification of stock subject to potential rescission	—	—	—	—	—	(2,896,022)	—	—	—	(2,896,022)
Net loss	—	—	—	—	—	—	—	—	(3,263,966)	(3,263,966)

Balance, December 31, 2002	—	625,676	63	22,417,130	2,242	291,313	(240)	(1,200)	(3,272,046)	(2,979,868)

Year Ended December 31, 2003:
Members’ capital contributions	3,911,795	—	—	—	—	—	—	—	—	3,911,795
Members’ distributions	(58,482)	—	—	—	—	—	—	—	—	(58,482)
Sale of preferred stock in private placements	—	70,907	7	—	—	230,443	—	—	—	230,450
Preferred stock issued in connection with stock purchase	—	12,308	1	—	—	(1)	—	—	—	—
Sale of common stock in private placement	—	—	—	20,000	2	41,498	—	—	—	41,500
Common stock issued to officer for compensation	—	—	—	1,000,000	100	39,900	—	—	—	40,000
Common stock forfeited to treasury stock	—	—	—	—	—	52	(52)	—	—	—
Reclassification of stock and members’ interests subject to potential rescission	(3,911,764)	—	—	—	—	(271,950)	—	—	—	(4,183,714)
Net loss	(26,355)	—	—	—	—	—	—	—	(2,909,004)	(2,935,359)

Balance, December 31, 2003	$(84,806)	708,891	$71	23,437,130	$2,344	$331,255	$(292)	$(1,200)	$(6,181,050)	$(5,933,678)
Continued
See notes to consolidated financial statements.

U.S. Gas & Electric, Inc.
CONSOLIDATED STATEMENTS OF OWNERS’ EQUITY (DEFICIENCY)
(Continued)

										Total
	Class I					Additional				Owners’
	Members’	Preferred Stock		Common Stock		Paid-In	Treasury	Deferred	Accumulated	Equity
	Deficiency	Shares	Amount	Shares	Amount	Capital	Stock	Compensation	Deficit	(Deficiency)
Balance, December 31, 2003	$(84,806)	708,891	$71	23,437,130	$2,344	$331,255	$(292)	$(1,200)	$(6,181,050)	$(5,933,678)

Year Ended December 31, 2004:
Members’ distributions	(242,710)	—	—	—	—	—	—	—	—	(242,710)
Net loss	(122,000)	—	—	—	—	—	—	—	(1,174,345)	(1,296,345)

Balance, December 31, 2004	(449,516)	708,891	71	23,437,130	2,344	331,255	(292)	(1,200)	(7,355,395)	(7,472,733)

Three Months Ended March 31, 2005 (Unaudited):
Members’ distributions	(64,644)	—	—	—	—	—	—	—	—	(64,644)
Net income (loss)	56,534	—	—	—	—	—	—	—	(48,172)	8,362

Balance, March 31, 2005 (Unaudited)	$(457,626)	708,891	$71	23,437,130	$2,344	$331,255	$(292)	$(1,200)	$(7,403,567)	$(7,529,015)

See notes to consolidated financial statements.

U.S. Gas & Electric, Inc.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended		Year Ended
	March 31,		December 31,
	2005	2004	2004	2003	2002
	(Unaudited)	(Unaudited)
Cash Flows from Operating Activities:
Net income (loss)	$8,362	$(228,374)	$(1,296,345)	$(2,935,359)	$(3,263,966)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and depletion	50,194	15,482	253,484	116,005	—
Impairment of gas wells	—	—	151,596	—	—
Stock-based compensation	—	—	—	40,000	80,000
Change in operating assets and liabilities:
(Increase) decrease in:
Accounts receivable	(17,565)	118,815	(246,361)	(513,993)	—
Prepaid expenses and other assets	(10,916)	(782)	18,243	(2,418)	—
Increase in:
Accounts payable and accrued liabilities	104,030	28,225	562,435	375,577	—

Net cash provided by (used in) operating activities of continuing operations	134,105	(66,634)	(556,948)	(2,920,188)	(3,183,966)

Net cash provided by (used in) operating activities of discontinued operations	(10,000)	—	—	417,449	396,651

Cash Flows from Investing Activities:
Cash held in trust	—	—	—	(167,000)	—
Cash paid for security deposits	—	—	—	—	(83,075)
Purchase of furniture, fixtures and equipment	—	(519)	(2,622)	(29,819)	—
Proceeds from refunded security deposits	—	25,000	—	41,023	—
Drilling costs	—	—	—	(1,452,000)	—

Net cash provided by (used in) investing activities	—	24,481	(2,622)	(1,607,796)	(83,075)

Continued
See notes to consolidated financial statements.

U.S. Gas & Electric, Inc.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended		Year Ended
	March 31,		December 31,
	2005	2004	2004	2003	2002
	(Unaudited)	(Unaudited)
Cash Flows from Financing Activities:
Net change in factor payable	(56,987)	—	517,556	—	—
Proceeds from loans payable	3,199	—	245,000	—	—
Principal payments of debt	—	—	(45,000)	—	—
Proceeds from officers’ loans payable	—	36,297	42,038	50,503	—
Proceeds from members’ contributions	—	—	—	3,911,795	—
Distributions to members	(64,644)	(38,375)	(242,710)	(58,482)	—
Proceeds from sale of preferred stock	—	—	—	230,450	1,742,560
Proceeds from sale of common stock	—	—	—	41,500	1,014,710

Net cash provided by (used in) financing activities	(118,432)	(2,078)	516,884	4,175,766	2,757,270

Net Increase (Decrease) in Cash	5,673	(44,231)	(42,686)	65,231	(113,120)

Cash, Beginning	48,175	90,861	90,861	25,630	138,750

Cash, Ending	$53,848	$46,630	$48,175	$90,861	$25,630

Supplemental Disclosure of Cash Flow Information:
Cash paid for interest	$84,000	$732	$71,232	$673	$—

Cash paid for income taxes	$—	$—	$—	$—	$—

Supplemental Schedule of Non-Cash Investing and Financing Activities:
Reclassification of equity subject to potential rescission	$—	$—	$—	$4,183,714	$2,896,022

Common stock issued in connection with asset purchase	$—	$—	$—	$—	$204,100

Preferred stock issued in connection with stock purchase	$—	$—	$—	$12,308	$—

See notes to consolidated financial statements.

U.S. Gas & Electric, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2005 AND 2004 (UNAUDITED)
AND FOR THE YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002
NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Nature of Operations
U.S. Gas & Electric, Inc. (the “Company”), formerly Harbortown Corporation, is a licensed energy service company engaged in the purchase and resale of natural gas to commercial and residential users in deregulated markets. The Company was incorporated in the state of Delaware on November 4, 1999.
Principles of Consolidation
The consolidated financial statements include the accounts of the Company and the Gas Drilling LLCs (see Note 4). All material inter-company transactions and balances have been eliminated.
Discontinued Operations
In January 2003, the Company terminated one of its operating business segments (see Note 10) and reclassified the related balances included in the consolidated financial statements to discontinued operations in accordance with Accounting Principles Board Opinion No. 30 “Reporting the Results of Operations – Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequent Occurring Events and Transactions” (“APB No. 30”) and Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (SFAS 144).
Use of Estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported results of operations during the reporting period. Actual results could differ materially from those estimates.
Estimates of oil and gas reserves, as determined by an independent engineer, are continually subject to revision based on price, production history and other factors. Depletion expense, which is computed based on the units of production method, could be significantly impacted by changes in such estimates. Additionally, Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (SFAS 144) requires that if the expected future cash flow from an asset is less than its carrying cost, that asset must be written down to its fair value.
Revenue Recognition
Revenues from the sale of natural gas are recognized when the gas is delivered to the customer.

U.S. Gas & Electric, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Continued)
NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)
Reporting Of Natural Gas And Oil Producing Activities
The information in the accompanying consolidated financial statements is presented in accordance with the reporting requirements of Statement of Financial Accounting Standards No. 69, “Disclosures about Oil and Gas Producing Activities” (SFAS 69).
The Company uses the successful efforts method of accounting for natural gas producing activities. The Company capitalizes the costs to acquire interests in natural gas properties and to equip and drill the wells. Depletion is computed on a well-by-well basis using the unit-of-production method based on periodic estimates of natural gas reserves.
Management periodically assesses the wells for impairment of value using estimates of future cash flows to evaluate whether the carrying amount of these assets may not be recoverable. Any loss will be recognized at the time of impairment by providing an impairment allowance.
Furniture, Fixtures and Equipment
Furniture, fixtures and equipment are stated at cost. Expenditures for major improvements are capitalized while repairs and maintenance are charged to expense. Depreciation is expensed on a straight-line basis over the estimated useful lives of the respective assets.
Per Share Information
Statement of Financial Accounting Standards Statement No. 128, “Earnings Per Share” (SFAS 128) requires the presentation of basic and diluted earnings per share. Basic earnings per share excludes any dilutive effects of options, warrants and convertible securities and is computed using the weighted average number of common shares outstanding. In addition, the Company also excluded the 12,000,000 shares of common stock originally issued to MJL Trust (see Note 12) from the computation of the weighted average number of common shares outstanding. Loss available to common shareholders includes distributions to Class I Members in a manner similar to the treatment of dividends to preferred stockholders. Diluted earnings per share reflects the potential dilution if securities or other contracts to issue common stock were exercised or converted into common stock. Diluted common equivalent shares consist of warrants to purchase shares of the Company’s common stock. Due to the Company’s net loss in the years ended December 31, 2004, 2003 and 2002, net loss per share includes only weighted average shares outstanding.

U.S. Gas & Electric, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Continued)
NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)
Income Taxes
Provision for income taxes is based on taxes payable or refundable for the current year and deferred taxes on temporary differences between the amount of taxable income and pre-tax financial income, and between the tax bases of assets and liabilities and their reported amounts in financial statements. Deferred tax assets and liabilities are included in the financial statements at currently enacted income tax rates applicable to the period in which the deferred tax assets and liabilities are expected to be realized or settled as prescribed in SFAS No. 109, “Accounting for Income Taxes.” As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.
Concentrations of Credit Risk
Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash and accounts receivable.
       Cash
The Company maintains deposit balances at financial institutions that, from time to time, may exceed federally insured limits. At March 31, 2005 (unaudited) and December 31, 2004 and 2003, the Company did not have deposits in excess of federally insured limits. The Company maintains its cash with high quality financial institutions, which the Company believes limits these risks.
       Accounts Receivable
Accounts receivable are customer obligations due under normal trade terms. Management reviews accounts receivable on a regular basis to determine if any receivables will potentially be uncollectible. The Company includes any accounts receivable balances that are determined to be uncollectible, along with a general reserve, in its overall allowance for doubtful accounts. Based on the available information, the Company believes that its allowance for doubtful accounts is adequate. However, actual write-offs might exceed the recorded allowance.
Recently Issued Accounting Standards
In December 2004, the Financial Accounting Standards Board issued SFAS 123 (R) “Share-Based Payment,” a revision of SFAS No. 123 that will significantly change the accounting for employee stock options and other equity-based compensation. The standard requires companies to expense the fair value of stock options on the grant date and is effective for interim or annual periods beginning after December 15, 2005. In accordance with the revised statement, the Company will be required to recognize the expense attributable to stock options granted or vested subsequent to January 1, 2006. The Company is currently assessing the potential impact of SFAS No. 123 (R) upon the financial statements of the Company.

U.S. Gas & Electric, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Continued)
NOTE 2. PRIVATE PLACEMENTS OF EQUITY AND MEMBER INTERESTS
During 2002 and 2003, the Company solicited the sale of the Company’s equity securities and the related Gas Drilling LLC’s Member Interests through various offerings which were characterized as private placements of common stock, preferred stock and Class II membership interests.
Pursuant to several Private Placement Memoranda, the Gas Drilling LLCs disclosed, among other things, placement agent fees equal to 15% of the aggregate purchase price of the Membership Interests sold in Gas Drilling LLC I and II (payable to an undisclosed related party) and one-time management fees (from Gas Drilling LLC I, II and III) of $1,386,000 payable to the Company. However, in actuality, the Gas Drilling LLCs collectively paid the Company “management fees” of $2,189,769 during 2003 and no placement agent fees were paid.
The sales of these securities were made under the terms and conditions of subscription agreements in which the investors made various representations including, among other things, the investment purpose of the purchases; access to adequate information about the Company as deemed necessary and appropriate in making a decision to invest in the Company; financial experience to be capable of evaluating the merits and risks of investment in the Company; suitability of the investment for the purchaser, including having a substantial net worth; that the interests are not registered under the Securities Act of 1933, but are exempt from registration as a transaction by an issuer not involving a public offering, which is predicated in part on the purchaser’s representations and warranties; and limitations on the disposition of the interests.
As a result of the Company’s fundraising activities, in August 2003, the U.S. Securities and Exchange Commission (the “SEC”) contacted the Company regarding the manner in which the Company’s equity and Gas Drilling LLC’s member interests were being sold. Following the SEC’s inquiry, the Company retained independent counsel, which conducted an independent review of the Company’s offerings. Due to the findings of that investigation, counsel concluded that the offerings should have been registered under the Securities Act of 1933, as amended. Counsel’s findings were transmitted to the SEC, which is currently conducting an informal inquiry into the Company’s fundraising activities. In addition, the Company, under advice from its independent legal counsel, has submitted a plan to the SEC detailing management’s plans to restructure the Company and seek the approval of investors to exchange all of the Company’s and the LLC’s outstanding securities for new securities registered with the SEC through a public registration. Due to the nature of counsel’s findings, the Company has classified the initial investor capital contributions in the accompanying financial statements as owners’ contributions subject to potential rescission pending resolution of the restructuring plan (see Note 17).
NOTE 3. GOING CONCERN CONSIDERATIONS
The accompanying financial statements have been presented in accordance with U.S. generally accepted accounting principles which assume the continuity of the Company as a going concern. The Company reported net income of approximately $8,400 and net losses of approximately $228,000 for the three months ended March 31, 2005 and 2004 (unaudited), respectively, and net losses of approximately $1.3 million, $3.0 million and $3.3 million for the years ended

U.S. Gas & Electric, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Continued)
NOTE 3. GOING CONCERN CONSIDERATIONS (Continued)
December 31, 2004, 2003 and 2002, respectively, and negative cash flows from operating activities of approximately $0.6 million, $2.5 million and $2.8 million for these periods. During 2003, the Company paid approximately $2.2 million in expenses characterized as management fees and approximately $970,000 in salaries and benefits. Prior to September 2003, the principal source of the Company’s cash flows was from the sale of the Company’s equity securities and the related Gas Drilling LLCs Member Interests through various offerings that were characterized as private placements of common stock, preferred stock and Class II membership interests, all of which fundraising activities are currently the subject of an informal investigation by the SEC (see Note 2). These conditions raise substantial doubt surrounding the Company’s ability to continue as a going concern.
During 2002, the Company implemented a plan that was concluded in January 2003, whereby the Company discontinued selling natural gas through fixed price contracts to commercial and residential consumers (see Note 10), thereby reducing the Company’s exposure to continuing operating losses from fluctuations in the cost of the natural gas sold to consumers. Additionally, in September 2003, management terminated all non-essential personnel, reduced salaries and benefits paid to the remaining personnel and delayed capital expenditures. Furthermore, the Company is currently in the process of implementing a restructuring plan to exchange all of the Company’s outstanding securities for new securities registered with the SEC through a public registration (see Note 2). The ultimate resolution of the restructuring plan is uncertain.
The accompanying financial statements do not include any adjustments that might result from the outcome of these uncertainties.
NOTE 4. NATURAL GAS PRODUCING ACTIVITIES
Affiliated Natural Gas Limited Liability Companies
During 2003, the Company sponsored the formation of three Delaware limited liability companies (“Gas Drilling LLCs”) for the purpose of conducting natural gas development and production activities on leased properties located in western Pennsylvania. Each Gas Drilling LLC is authorized to issue two membership classes consisting of Class I Interests and Class II Interests. Pursuant to separate Limited Liability Company Agreements, each Class I Member Interest is entitled to one vote for each unit owned by each Member and the Class II have no voting rights. U.S. Gas & Electric, Inc. is the sole holder of the Class I Member Interest in each Gas Drilling LLC and serves as the Manager (“Managing Member”) for the Gas Drilling LLCs and, as such, has full and exclusive discretion in the management and control of the Gas Drilling LLCs. Net income is allocated first to all interest holders in proportion to the negative balances in their respective capital accounts until such negative balances have been increased to zero, second to all interest holders in an amount equal to or, if less, in proportion to, the positive difference between each interest holders’ unreimbursed capital contribution and the positive balance in the respective capital account, and, third to all interest holders in accordance with their respective percentage interest. Net losses are allocated first to all interest holders in an amount equal to or, if less, in proportion to the positive difference

U.S. Gas & Electric, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Continued)
NOTE 4. NATURAL GAS PRODUCING ACTIVITIES (Continued)
Affiliated Natural Gas Limited Liability Companies (Continued)
between each interest holder’s unreimbursed capital contribution and the positive balance in the respective capital account, second to all interest holders in proportion to the positive balances in their respective capital accounts until such positive balances have been decreased to zero, and, third, to all interest holders in accordance with their respective percentage interests. At December 31, 2004, each Gas Drilling LLC consisted of one Class I Member Interest and 41, 39 3/4 and 58 9/10 Class II Member Interests in Gas Drilling I, LLC, Gas Drilling II, LLC and Gas Drilling III, LLC, respectively.
Each Gas Drilling LLC has entered into a separate Turnkey Operating Agreement (the “Operating Agreement”) with an independent contractor (“Well Operator”) responsible for direct control of all operations of the natural gas wells. In accordance with the Operating Agreement, each Gas Drilling LLC was obligated to pay a fixed fee of $132,000 per well, representing an 80% working interest in Gas Drilling I, LLC and a 75% working interest in Gas Drilling II, LLC and Gas Drilling III, LLC, for the materials and services required to develop each natural gas well.
20% of each working interest was allocated to the Class I interest holder and the remaining 80% was allocated to the Class II interest holders. Revenues from the production of natural gas are net of landowner lease royalties of 12.50% and operator service fees of 3.125% of the natural gas production. Therefore, 67.51% (100% total gas production minus 12.50% landowner lease royalty minus 3.125% operator service fees, multiplied by 80% working interest) of the natural gas production is allocated to Gas Drilling I, LLC, and 63.29% (100% total gas production minus 12.50% landowner lease royalty minus 3.125% operator service fees, multiplied by 75% working interest) of the natural gas production is allocated to Gas Drilling II, LLC and Gas Drilling III, LLC.
Capitalized Well Costs
Capitalized costs relating to natural gas producing activities were as follows:

	March 31,	December 31,	December 31,
	2005	2004	2003
	(Unaudited)
Tangible Drilling Costs	$1,105,440	$1,105,440	$1,105,440
Intangible Drilling Costs	478,560	478,560	478,560

Total Natural Gas Properties	1,584,000	1,584,000	1,584,000
Less Accumulated Depletion	(407,463)	(358,890)	(111,544)
Less Impairment	(151,596)	(151,596)	—

Gas Wells, Net	$1,024,941	$1,073,514	$1,472,456

U.S. Gas & Electric, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Continued)
NOTE 5. INCOME TAXES
Under SFAS No. 109, deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company’s deferred tax assets are as follows:

	March 31,	December 31,
	2005	2004	2003	2002
	(Unaudited)
Net operating loss	$1,653,845	$1,635,570	$1,186,091	$976,109
Exploration and development costs capitalized for financial purposes, expensed for tax purposes	(57,307)	(49,500)	(27,826)	—
Allowance for bad debts	2,999	2,999	20,331	—
Accrued liabilities	225,780	229,543	229,543	218,254
Other	16,397	12,929	3,020	—

Net deferred tax asset	1,841,714	1,831,541	1,411,159	1,194,363
Less: valuation allowance	(1,841,714)	(1,831,541)	(1,411,159)	(1,194,363)

Total net deferred tax assets	$—	$—	$—	$—

Because of the Company’s lack of earnings history, the net deferred tax assets have been fully offset by a 100% valuation allowance. The valuation allowance for net deferred tax assets was approximately $1.8 million at March 31, 2005 and $1.8 million, $1.4 million and $1.2 million as of December 31, 2004, 2003 and 2002, respectively. The net change in the total valuation allowance was approximately $10,000 for the three months ended March 31, 2005 and $420,000, $217,000 and $1.2 million for the years ended December 31, 2004, 2003 and 2002, respectively.
In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets, which consist primarily of tax benefits from net operating loss carryforwards, is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment.
At December 31, 2004, the Company had net operating loss carryforwards available for U.S. tax purposes of approximately $1.6 million. These carryforwards expire through 2024.

U.S. Gas & Electric, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Continued)
NOTE 5. INCOME TAXES (Continued)
In accordance with certain provisions of the Tax Reform Act of 1986, a change in ownership of greater than 50% of a corporation within a three year period will place an annual limitation on the corporation’s ability to utilize its existing tax benefit carryforwards. Such a change in ownership may have occurred in connection with the private placement of equity securities and Class II member interests (see Note 2). Additionally, the Company’s utilization of its tax benefit carryforwards may be restricted in the event of possible future changes in the ownership of the Company from the planned restructuring, the exercise of convertible preferred stock or other future issuances of common stock.
NOTE 6. ACCOUNTS RECEIVABLE

	March 31,	December 31,
	2005	2004	2003
	(Unaudited)
Accounts Receivable	$785,888	$768,323	$569,790
Allowance for Doubtful
Accounts	(7,969)	(7,969)	(55,797)

	$777,919	$760,354	$513,993

NOTE 7. FURNITURE, FIXTURES AND EQUIPMENT

	Estimated Useful	March 31,	December 31,
	Lives (Years)	2005	2004	2003
		(Unaudited)
Furniture and Fixtures	5	$6,841	$6,841	$7,009
Equipment	5	25,599	25,599	22,810

		32,440	32,440	29,819

Less Accumulated
Depreciation		12,221	10,599	4,461

		$20,219	$21,841	$25,358

Depreciation expense was approximately $1,622 and $1,517 for the three months ended March 31, 2005 and 2004 (unaudited), respectively, and $6,138, $4,461 and $0 for the years ended December 31, 2004, 2003 and 2002, respectively.

U.S. Gas & Electric, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Continued)
NOTE 8. ACCRUED EXPENSES

	March 31,
	2005	December 31,
	(Unaudited)	2004	2003
Sales tax payable	$133,072	$126,388	$105,869
Accrued gas supplies	138,610	46,753	54,525
Professional fees	54,517	71,830	—
Payroll	27,913	21,896	33,286
Other	115,635	37,133	75,859

	$469,747	$304,000	$269,539

NOTE 9. OPERATING BUSINESS SEGMENTS
The Company operates in the following two business segments: Retail Natural Gas Sales (“Gas Sales”) and Natural Gas Drilling and Production (“Production”). The Gas Sales segment purchases and resells natural gas to commercial and residential customers in the New York deregulated market through cancelable contracts at retail market values. The Production segment sells natural gas recovered from leased properties operated by the Gas Drilling LLCs in Pennsylvania to natural gas distributors.
Each reportable business segment offers a distinctive customer base and marketing strategy.
The accounting policies for segments are the same as those described in the summary of significant accounting policies (see Note 1). Management evaluates segment performance based on segment operating income.

			Corporate,
	Segments		Intersegment
	Retail		and
	Natural	Well	Discontinued	Consolidated
	Gas Sales	Production	Operations	Totals
Three months ended March 31, 2005 (Unaudited):

Net sales	$1,428,182	$111,858	$—	$1,540,040
Depreciation and depletion	1,622	48,572	—	50,194
Operating income (loss) from continuing operations	61,073	49,441	(46,646)	63,868
Total assets	772,307	1,307,098	—	2,079,405

U.S. Gas & Electric, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Continued)
NOTE 9. OPERATING BUSINESS SEGMENTS (Continued)

			Corporate,
	Segments		Intersegment
	Retail	Natural Gas	and
	Natural	Drilling &	Discontinued	Consolidated
	Gas Sales	Production	Operations	Totals
Three months ended March 31, 2004 (Unaudited):

Net sales	$481,967	$79,599	$—	$561,566
Depreciation and depletion	1,517	13,965	—	15,482
Operating income (loss) from continuing operations	(234,373)	39,292	(33,178)	(228,259)
Total assets	349,082	1,739,327	—	2,088,409
Capital expenditures	(519)	—	—	(519)

Year ended December 31, 2004:

Net sales	$2,376,991	$362,205	$—	$2,739,196
Depreciation and depletion	6,138	247,346	—	253,484
Operating loss from continuing operations	(617,672)	(174,154)	(403,842)	(1,195,668)
Total assets	750,765	1,346,346	—	2,097,111
Capital expenditures	(2,622)	—	—	(2,622)

Year ended December 31, 2003:

Net sales	$1,939,460	$196,841	$—	$2,136,301
Depreciation and depletion	4,461	111,544	—	116,005
Operating loss from continuing operations	(1,084,940)	(1,596,891)	(101,202)	(2,783,033)
Loss from discontinued operations	—	—	(163,454)	(163,454)
Total assets	559,920	1,754,218	—	2,314,138
Capital expenditures	(29,819)	(1,452,000)	—	(1,481,819)

Year ended December 31, 2002:

Operating loss from continuing operations	$—	$—	$(90,000)	$(90,000)
Loss from discontinued operations	—	—	(3,173,966)	(3,173,966)
Total assets	723,643	—	—	723,643
NOTE 10. DISCONTINUED OPERATIONS
During 2002, the Company operated in one reportable segment, selling natural gas in deregulated markets through fixed price contracts to commercial and residential users located in New Jersey. Under this business model, the users were invoiced independently of the local utility company that supplied the gas, commonly known as unconsolidated billing, and the Company assumed the credit risk on balances outstanding by the users. In early 2003, the Company made a strategic decision to fundamentally restructure its business model for marketing and selling natural gas and abandoned the New Jersey market. Accordingly, the Company terminated all natural gas

U.S. Gas & Electric, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Continued)
NOTE 10. DISCONTINUED OPERATIONS (Continued)
contracts from this operating segment and abandoned the customer list acquired from Utiligroup (see Note 12). The Company developed a new business model focusing on marketing and selling natural gas to commercial and residential users located in markets where the local utility companies include the charges for the natural gas consumed by the user in the customer’s monthly bill, commonly known as consolidated billing, and guarantee to the gas supplier the payment of amounts billed to the user. Additionally, as part of the change in its business model, the Company ceased offering fixed price contracts to customers and implemented a new pricing model whereby the price of the natural gas consumed by the user fluctuates with the market value of the gas supplied by the Company.
The Company has reflected the operating results as well as the estimated losses on abandonment of the operating segment as discontinued operations in the consolidated financial statements for all periods presented.
NOTE 11. TRANSACTIONS WITH AFFILIATES
The Company has entered into the following significant transactions with its affiliates:
Administration and Other Costs
From time to time, the Company is reimbursed for administrative and other costs incurred on behalf of the Gas Drilling LLCs. Amounts reimbursed are equal to the actual expenses incurred. These expenses have been eliminated in consolidation.
Management Fees
Pursuant to various private placement offering documents (see Note 2), the Company was entitled to a one-time management fee of $287,000 from each Gas Drilling LLC for continuing management and administrative responsibilities with respect to the activities of the Gas Drilling LLCs. During 2003, the Gas Drilling LLCs paid $2,189,769 to the Company, which amounts were characterized as management fees. The Company does not intend to charge the Gas Drilling LLCs any additional fees for management services. The management fees paid in 2003 have been eliminated in consolidation.
Gas Marketing
The Company, as managing member, is responsible for marketing the Gas Drilling LLCs’ natural gas production.

U.S. Gas & Electric, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Continued)
NOTE 12. EQUITY TRANSACTIONS
Common Stock
On December 12, 2001, effective August 1, 2002, the Company completed the acquisition of certain assets of Utiligroup, Inc. The transferred assets consisted of contracts with commercial and residential customers to deliver natural gas in the New Jersey under fixed price contracts. Pursuant to an asset purchase agreement, the Company issued 5,077,630 shares of common stock (of which 2,000,000 shares were issued to Gerry Cautino, an officer of Utiligroup) in exchange for Utiligroup’s accounts receivable, customer list and customer contracts. As part of the restructuring, the shares that were issued to Mr. Cautino are expected to be cancelled (see Note 17). In connection with the transaction, the Company recorded the identifiable assets based on the fair value of assets purchased, primarily accounts receivable. The net acquisition cost was approximately $204,100. Management subsequently determined that Utiligroup’s business model (which consisted of selling natural gas to non-guaranteed accounts under fixed price contracts while buying natural gas in the open market) exposed the Company to the risk of significant losses and the Company cancelled all of the outstanding contracts (see Note 3 and 9). As a result, the assets acquired by the Company were considered to be impaired, and the loss that would have been recorded if the acquisition had originally been recorded as an asset purchase in accordance with FASB Statements No. 141 (SFAS 141) “Business Combinations” and No. 142 (SFAS 142) “Goodwill and Other Intangible Assets” has been reclassified to additional paid-in capital.
During 2002, the Company issued 12,000,000 shares of its common stock to the MJL Trust. These shares were issued ostensibly for services, but the Company believes that they were issued in order to insure that the Company’s officers had majority control of the outstanding common stock of the Company. Initially, these shares were controlled by Michael Linde, the Company’s former President, Secretary, Treasurer and Chief Financial Officer. Subsequently, control of the shares held by the MJL Trust was transferred to Don Secunda, former Chairman and Chief Executive Officer. The common stock was recorded at the stated par value, which management concluded approximated the fair market value at the date of issuance. No compensation expense was recorded by the Company as the shares were considered deferred compensation. As part of the restructuring, all of these shares are expected to be cancelled (see Note 17).
During 2002, the Company issued 1,000,000 shares of its common stock to Mr. Secunda for services rendered in connection with his employment. An additional 1,000,000 shares were issued to Mr. Secunda for services rendered in connection with his employment during 2003. The issuance of the common stock was recorded at a value of $.04 per share, which management concluded approximated the fair market value at the date of issuance. Accordingly, the Company recorded compensation expense of $40,000 in each of the years ended December 31, 2002 and 2003. As part of the restructuring, all of these shares are expected to be cancelled (see Note 17).

U.S. Gas & Electric, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Continued)
NOTE 12. EQUITY TRANSACTIONS (Continued)
Common Stock (Continued)
During 2002, the Company issued 1,000,000 shares of its common stock to Mr. Linde for services rendered in connection with his employment. The issuance of the common stock was recorded at a value of $.04 per share, which management concluded approximated the fair market value at the date of issuance. Accordingly, the Company recorded compensation expense of $40,000 for the year ended December 31, 2002. On December 18, 2002, Mr. Linde resigned all positions that he held as an officer of the Company and surrendered 524,994 shares of the Company’s common stock to the Company, which were placed in treasury. Mr. Linde transferred the remaining 475,006 shares to various unrelated shareholders of two entities then controlled by Mr. Linde, Gibraltor, Inc. and Waterfalls, Inc.
The Company received proceeds of approximately $41,500 and $1,014,000 during 2003 and 2002, respectively, from the sale of its common stock through private placements (See Note 2). The Company issued approximately 20,000 and 597,000 shares of common stock in connection with these private placement during the years ended December 31, 2003 and 2002, respectively.
Preferred Stock
The Company received proceeds of approximately $230,000 and $1,743,000 during 2003 and 2002, respectively, from the sale of its preferred stock through private placements (See Note 2). The Company issued approximately 71,000 shares of preferred stock in 2003 and 626,000 shares of preferred stock in 2002, respectively. The preferred stock has a stated liquidation preference of $1.00 per share and has a priority over the Company’s common stock with respect to dividends. The preferred shares vote as a single voting group with the common stock and each share of outstanding preferred is convertible into one share of common stock. Each preferred share entitles the holder to three warrants, each entitling the holder to purchase one share of common stock.
During 2003, the Company issued 12,308 shares of the Company’s preferred stock in exchange for 40,000 shares of common stock in The New Utility Company, Inc.
At December 31, 2004, 2003 and 2002, the Company had approximately 2,089,749, 2,089,749 and 1,877,028 common stock purchase warrants outstanding. Each warrant entitles the holder to purchase one share of the Company’s common stock at an exercise price of $1.00 per share.

U.S. Gas & Electric, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Continued)
NOTE 13. DEBT

	March 31,
	2005	December 31,
	(Unaudited)	2004	2003
Subordinated Note Payable – Related Party
On November 13, 2003, the Company executed a subordinated promissory note payable to the Mr. Secunda in the original principal amount of $49,900. On March 11, 2004, Mr. Secunda loaned the Company an additional $35,000. The subordinated promissory note bears interest at the rate of 9% per annum. The subordinated promissory note matures on the earlier of (1) the date on which the Plan of Restructuring is approved by the SEC (see Notes 2 and 16) or (2) the date the rescission obligations are paid in full to the security holders. Principal and accrued interest is payable at maturity. This obligation is expected to be cancelled in connection with the restructuring (see Note 7).
	$95,741	$92,542	$50,503

Chamberlain Loan
In 2004, Thomas Chamberlain (“Chamberlain”), an unrelated party, made a $95,000 loan to the Company (the “Chamberlain Loan”). The Chamberlain Loan was originally secured by a first priority security interest in substantially all of the Company’s assets. In connection with the WebBank financing, (i) the principal balance of the Chamberlain loan was reduced to $50,000, which was due and payable on October 31, 2005, and (ii) Chamberlain subordinated his security interest in the Company’s assets to the WebBank financing. Further, the Company has agreed that Chamberlain will receive 25,000 shares of its common stock in connection with the completion of the restructuring.
	50,000	50,000	—

U.S. Gas & Electric, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Continued)
NOTE 13. DEBT (Continued)

	March 31,
	2005	December 31,
	(Unaudited)	2004	2003
BAE Financing
The Company currently purchases gas for delivery to its retail customers from Big Apple Energy LLC (“BAE”), the principal of which is Victor Ferreira. At September 15, 2004, the amount due to BAE with respect to gas purchases was $383,395. The Company’s obligation to BAE was originally collateralized by a security interest in substantially all of the Company’s assets, which security interest was subordinated to Chamberlain’s security interest. In connection with the WebBank financing, (i) the principal balance of the obligation to BAE was reduced to $150,000, which is now due and payable in October 2005; (ii) BAE subordinated its security interest in the Company’s assets to the WebBank financing; and (iii) Victor Ferreira was appointed to the Company’s Board of Directors. Further, as part of that same transaction, the Company agreed that BAE will receive 100,000 shares of its common stock in connection with the completion of the restructuring, and BAE agreed to continue to supply the Company’s retail gas requirements.
	150,000	150,000	—

	$295,741	$292,542	$50,503

NOTE 14. WEBBANK FACTORING AGREEMENT
In September 2004, the Company entered into a Master Factoring Agreement with WebBank (“WebBank”), a Utah chartered industrial loan corporation. Under the agreement, which is being serviced by and on behalf of Maryland-based Rockland Credit Finance LLC, the Company is factoring accounts receivable arising from its retail gas operation. WebBank has a first priority security interest in substantially all of the Company’s assets. Neither WebBank nor Rockland Credit are affiliated with the Company or its principals. The proceeds derived from the WebBank agreement have been used to repay debt and for working capital purposes, including the costs of the restructuring.

U.S. Gas & Electric, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Continued)
NOTE 15. COMMITMENTS
Operating Leases
In February 2001, the Company entered into a noncancellable lease agreement on its administrative offices in Miami, Florida. The initial term of the lease agreement was forty-eight months terminating on April 30, 2005. The base rent payment ranged from approximately $7,100 per month to approximately $7,700 per month, plus sales tax and common area maintenance charges. In November 2003, the Company amended the lease agreement for an additional sixty months beginning November 1, 2003. The amended base rent payment ranges from approximately $4,700 per month to $5,200 per month, plus sales tax and common area maintenance charges; the rental increments represent cost of living adjustments, and were not considered material.
Future minimum lease payments under the operating lease are as follows:

2005	$58,000
2006	59,000
2007	61,000
2008	52,000

Total minimum payments	$230,000

Employment Agreements
The Company had entered into employment agreements with Don Secunda and Doug Marcille, the Company’s current President and Chief Executive Officer. These agreements have been cancelled. The Company will enter into a new employment contract with Mr. Marcille effective upon completion of the restructuring (see Note 17).
Settlement with Former Chairman and Chief Executive Officer
The Company and Mr. Secunda have entered into an agreement pursuant to which Mr. Secunda has agreed to cancel his employment agreement with the Company and agreed to the cancellation of 12 million shares owned of record by the MJL Trust and the 2 million shares that were previously issued to him in return for services. Further, Mr. Secunda’s subordinated loan to the Company will be cancelled as part of the restructuring.
NOTE 16. CONTINGENT LIABILITIES
The Company, as managing member of the Gas Drilling LLCs, is responsible for all operating activities of the Gas Drilling LLCs, including the review and analysis of oil and gas properties for acquisition, the drilling of development wells and the production and sale of oil and gas from producing wells. The Company also provides the administration, accounting and tax preparation work for the Gas Drilling LLCs, and is liable for all debts and liabilities of the Gas Drilling LLCs to the extent that the assets of a given Gas Drilling LLC are not sufficient to satisfy its obligations.

U.S. Gas & Electric, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Continued)
NOTE 16. CONTINGENT LIABILITIES (Continued)
In accordance with each operating agreement, the Company has the right, at any time on or after the first day after the end of the supplemental return period, as defined, to repurchase outstanding Class II interests for a sum equal to six times the amount of the net profit for the preceding year allocated to each interest pursuant to the operating agreement. The Gas Drilling LLCs also have the right to purchase any member interests offered for sale by any Class II member.
NOTE 17. PROPOSED RESTRUCTURING PLANS
The Company has proposed a restructuring plan whereby the securities currently owned by the investors in the Company and in the Gas Drilling LLC’s will be exchanged for securities in an entity in which the investors will own substantially all of the equity.
The Company has organized Newco, Inc., a newly-formed Delaware corporation, and Newco Sub, LLC, a newly formed limited liability company. Initially, Newco will be a wholly-owned subsidiary of USG&E. In the Merger, it is contemplated that upon consummation of the Merger, Drilling I, Drilling II, and Drilling III will be merged into Newco Sub and USG&E will be merged with or into Newco in a transaction that qualifies for tax free reorganization treatment under U.S. federal tax rules. Further, the reorganization has been structured in order to allow Newco to retain for future use any net operating losses for federal income tax purposes. However, there can be no assurance these losses will ultimately be available to Newco.
The restructuring plan contemplates that the investors who invested cash in the Company and in the Gas Drilling LLCs, or who received their Company shares in the Utiligroup Asset Acquisition or the Waterfalls/Gibraltor Exchange, will own substantially all of Newco’s outstanding securities upon completion of the restructuring. In addition, certain debt holders of the Company will receive 125,000 shares pursuant to their agreements to provide loans and credit to the Company (see Note 13).
The restructuring takes into account the relative rights, preferences and limitations among the various investor constituencies, including holders of interests in each of the Gas Drilling LLCs and holders of Company securities who purchased their securities directly from USG&E as opposed to those who received their securities through Utiligroup, Waterfalls and Gibraltor. The terms of the proposed restructuring were negotiated between the Company and members of the Company Investor Steering Committee consisting of 11 investors representing holders of all classes of the Company’s outstanding securities and holders of interests in each of the Gas Drilling LLCs.
The terms of the restructuring are not related to the Company’s assets, book value or net worth or any other established criteria of value and may not be indicative of the fair value of any of the securities offered. In determining the terms of the restructuring, the Company and members of the Investor Steering Committee considered the Company’s situation, or the Company’s earnings and prospects, issues currently affecting the Company’s industry and the markets in which the Company operates, and the general conditions of the securities markets. No independent valuation appraisal was obtained.

U.S. Gas & Electric, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Continued)
NOTE 17. PROPOSED RESTRUCTURING PLANS (Continued)
Management of the Company will receive shares of Class B common stock of USG&E, Inc. in the restructuring, in an amount up to 10% of Newco’s post-organization shares. The management shares will be forfeitable unless Newco achieves financial and operational milestones.
Further attention is directed to more detailed information concerning the proposed restructuring plan including various classes of stock and number of shares proposed to be issued, included in the Company’s Proxy Statement/Prospectus.
NOTE 18. QUARTERLY FINANCIAL INFORMATION (UNAUDITED)
Results of the quarterly periods in the years ended December 31, 2004 and 2003 are as follows:

	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter
2004:
Net sales	$561,566	$578,888	$516,861	$1,081,881
Operating expenses	789,825	716,051	822,983	1,606,005
Loss from operations	(228,259)	(137,163)	(306,122)	(524,124)
Loss from continuing operations	(228,374)	(144,506)	(330,754)	(592,711)
Basic and diluted net loss per share from continuing operations	(0.04)	(0.03)	(0.05)	(0.09)

	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter
2003:
Net sales	$102,188	$401,302	$941,490	$691,321
Operating expenses	1,065,242	1,370,536	1,608,540	875,016
Loss from operations	(963,054)	(969,234)	(667,050)	(183,695)
Loss from continuing operations	(945,671)	(968,907)	(664,634)	(192,693)
Basic and diluted net loss per share from continuing operations	(0.14)	(0.12)	(0.09)	(0.02)

U.S. Gas & Electric, Inc.
SUPPLEMENTAL OIL AND GAS INFORMATION
(Unaudited)
Reserve Information
The following estimates of proved developed reserve quantities and related standardized measures of discounted cash flows are estimates only, and do not purport to reflect realizable values or fair market values of the Company’s reserves. The amount of proved developed reserves presented below has been estimated by an independent firm as of January 1, 2005 and has been reviewed by management for consistency with production and operating history. The Company emphasizes that reserve estimates are inherently imprecise and that these estimates are expected to change as future information becomes available. All of the Company’s reserves are located in the United States.
Proved developed reserves are those expected to be recovered through existing wells, equipment and operating methods.
The standardized measure of discounted future cash flows is computed by applying year-end prices of natural gas (with consideration of price changes only to the extent provided by contractual arrangements) to estimated future production of proved natural gas reserves, less estimated future expenditures (based on year-end costs) to be incurred in developing and producing the proved developed reserves, less estimated future income tax expenses (based on year-end statutory tax rates, with consideration of future tax rates already legislated) to be incurred on pretax net cash flows less the tax basis of the properties and available credits, and assuming continuation of existing economic conditions. The estimated future cash flows are then discounted using a rate of 10% a year to reflect the estimated timing of the future cash flows.
Proved developed reserves (in Mcf) were as follows for the year ended December 31, 2004 and the period from inception to December 31, 2003:

	2004	2003
Beginning Reserves	754,618	—
Proved developed reserves during period	—	811,008
Production during period	(94,464)	(56,390)
Revision to previous estimates	26,652	—

Ending Reserves	686,806	754,618

Standardized measure of discounted future cash flows at December 31, 2004 were as follows:

Future cash inflows	$3,428,000
Future production costs	(1,157,000)
Future income tax expense	—

2,271,000
10% annual discount for estimated net cash flows	(985,000)

Standardized measures of discounted future net cash flows relating to proved developed natural gas reserves	$1,286,000

U. S. Gas & Electric, Inc.
INDEX TO PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

U. S. Gas & Electric, Inc.
INTRODUCTION TO PRO FORMA
CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)
The following pro forma condensed consolidated financial statements give effect to the completion of the Merger pursuant to the Merger Agreement by U.S. Gas & Electric, Inc. (“USG&E” or the “Company”), which will be completed if the required approvals are received from 80% or more of the Investor Interests. The pro forma condensed consolidated balance sheet of USG&E as of March 31, 2005 has been prepared as if the Company’s restructuring had been consummated on March 31, 2005. The pro forma condensed consolidated statements of operations of USG&E for the year ended December 31, 2004 and the three months ended March 31, 2005 are presented as if the Company’s restructuring occurred on January 1, 2004 and 2005, respectively, and the effect was carried forward through the balance of the year 2004 and the three month period ended March 31, 2005.
USG&E has organized Newco, Inc., a newly formed Delaware corporation, and Newco Sub, LLC, a newly formed Delaware limited liability company. Initially, Newco will be a wholly-owned subsidiary of USG&E. In the Merger, it is contemplated that upon consummation of the Merger, Drilling I, Drilling II, and Drilling III will be merged into Newco Sub and USG&E will be merged with or into Newco in a transaction that qualifies for tax free reorganization treatment under U.S. federal tax rules. Further, the reorganization has been structured in order to allow Newco to retain for future use any net operating losses for federal income tax purposes. However, there can be no assurance these losses will ultimately be available to Newco.
The Merger Agreement contemplates that investors who invested cash in USG&E, in Drilling I, II and III or received their shares in the Utiligroup Asset Acquisition or the Waterfalls/Gibraltor Exchange, will own substantially all of Newco’s outstanding securities upon completion of the restructuring. In addition, certain debt holders of USG&E will receive 125,000 shares pursuant to their agreements to provide loans and credit to USG&E.
The Merger Agreement takes into account the relative rights, preferences and limitations among the various investor constituencies, including holders of interests in Drilling I, Drilling II, Drilling III and holders of USG&E securities who purchased their securities directly from USG&E as opposed to those who received their securities through Utiligroup, Waterfalls and Gibraltor.
The terms of the proposed restructuring were negotiated between the Company’s management and by members of the Investor Steering Committee. The securities being issued in the Restructuring, including the relative splits of the securities of Newco among the various classes of interest holders in the USG&E Entities, were determined in negotiations between USG&E’s management and members of the Investor Steering Committee without any independent valuation or appraisal of the value of the Company and without reference to the Company’s assets, book value or net worth or any other established criteria of value.

U. S. Gas & Electric, Inc.
INTRODUCTION TO PRO FORMA
CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)
(Continued)
At the closing of the Restructuring, the following Newco securities will be outstanding:

Preferred Stock
Shares
Class I Preferred Stock	359,697
Class II Preferred Stock	357,444
Class III Preferred Stock	701,272
Class IV Convertible Preferred Stock	702,737

2,121,150

Each share of Newco preferred stock will have a liquidation preference of $2.78 per share. Each Newco Class IV Preferred Share will be convertible into 3.25 shares of Newco Common Stock. Class I, Class II and Class III Preferred Stock will not be convertible into Newco Common Stock.

Common Stock
Shares
Drilling I Members	152,669
Drilling II Members	410,335
Drilling III Members	1,725,867
USG&E Investors	1,419,000
Utiligroup Asset Sale Shareholders	3,027,630
Waterfalls Gibraltor Exchange	475,006
Harbortown Investors	250,000

7,460,507

Additionally, the Company has agreed that at the closing of the restructuring, Newco will issue 25,000 shares of common stock to Tom Chamberlain and 100,000 shares to Big Apple Energy.
Additionally, Management will receive the following shares of Class B Restricted Common Stock at the closing of the Restructuring.

Marcille	800,000
Johnston	50,000
Members of Investor Steering Committee (7,500 shares per member)	82,500
Ferreira	7,500

940,000

These Class B Restricted Common Shares will automatically convert into shares of Newco Class A common stock if the Company’s Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) for any fiscal year in the next three fiscal years exceeds $1.5 million.

U. S. Gas & Electric, Inc.
INTRODUCTION TO PRO FORMA
CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)
(Continued)
Newco’s Capitalization
Newco currently has 2,500,000 shares of authorized preferred stock, $.001 par value per share, and 20,000,000 shares of authorized common stock, $.001 par value per share. The Newco preferred stock and common stock will have the rights, preferences and limitations described below.
Newco Securities to be Issued in the Merger
At the consummation of the Merger, the holders of interests in Drilling I, Drilling II, Drilling III and USG&E will receive the following securities of Newco.
Holders of Interests in Drilling Programs
Holders of interests in each of Drilling I, II and III will exchange their claims and their membership interests in each entity for an equity interest in Newco (consisting of preferred stock and shares of common stock). This equity split is to allow the former members of the Drilling Programs to continue to participate in the flow of revenues from the gas recovered from the wells that were drilled on behalf of either Drilling I, Drilling II and Drilling III (through ownership of preferred stock with the features described below) while recognizing the fact that the production from the wells may not allow the investors to recoup their entire investment (based on the reserves reported in the reserve reports underlying USG&E’s audited financial statements). Although Newco will own all well production after the Merger, Newco will agree not to pledge its interest in this cash flow. The shares of Newco preferred stock to be issued to the holder of securities of Drilling I, Drilling II and Drilling III will bear a dividend, as described below, and will have a liquidation preference.
Newco Preferred Stock to be Issued to the Holders of Interests in Drilling I, Drilling II and Drilling III
Holders of interests in Drilling I, Drilling II and Drilling III will receive the following shares of Newco’s preferred stock in the Merger.:
Shares of Newco Class I Preferred Stock. Newco has authorized a class of preferred stock for issuance to the investors who purchased units in Drilling I (the “Class I Preferred Stock”). All of the authorized shares of Class I Preferred Stock will be issued ratably to the investors who purchased the currently outstanding 40 units in Drilling I in exchange for their interests. The Class I Preferred Stock will pay an annual dividend in an amount equal to 80% of the proceeds received by Newco (as the holder, after the Merger, of the entire Drilling I Working Interest) from the production of the Program I Wells (since Newco, through its Merger with USG&E, will have a 20% interest in the Drilling I Working Interest, it will continue to receive its share of these proceeds).

U. S. Gas & Electric, Inc.
INTRODUCTION TO PRO FORMA
CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)
(Continued)
Shares of Class II Preferred Stock. Newco has authorized a class of preferred stock for issuance to the investors who purchased units in Drilling II (the “Class II Preferred Stock”). All of the authorized shares of Class II Preferred Stock will be issued ratably to the investors who purchased the currently outstanding 39 3/4 units of interest in Drilling II in exchange for their interests. The Class II Preferred Stock will pay an annual dividend in an amount equal to 80% of the proceeds received by Newco (as the holder, after the Merger, of the entire Drilling II Working Interest) from the production of the Program II Wells (since Newco, through its Merger with USG&E, will have a 20% interest in the Drilling II Working Interest, it will continue to receive its share of these proceeds). It is expected that Shafra’s 5% interest in the Program II Wells Working Interest will be cancelled, and that Newco’s interest in the Program II Wells Working Interest will increase from 75% to 80% (thereby proportionately increasing the funds available for distribution to the investors in future periods).
Shares of Class III Preferred Stock. Newco will authorize a class of preferred stock for issuance to the investors who purchased units in Drilling III (the “Class III Preferred Stock”). All of the authorized shares of Class III Preferred Stock will be issued ratably to the investors who purchased the currently outstanding 58 9/10 units in Drilling III in exchange for their interests. The Class III Preferred Stock will pay an annual dividend in an amount equal to 80% of the proceeds received by Newco (as the holder, after the Merger, of the entire Drilling III Working Interest) from the production of the Drilling III Wells (since Newco, through its Merger with USG&E, will have a 20% interest in the Drilling III Working Interest, it will continue to receive its share of these proceeds).
Common Stock to be Issued to the Holders of Interests in Drilling I, Drilling II and Drilling III. At the effective time of the Merger, holders of interests in Drilling I, Drilling II and Drilling III will receive shares of Newco Class A Common Stock as described above.
Holders of USG&E Securities
USG&E Preferred Stock. At the effective time of the Merger, the holders of the outstanding Company Preferred Stock will receive shares of Newco’s Class IV Preferred Stock. The Class IV Preferred Stock will not have any dividend rights. However, it will share (pari passu with holders of other classes of Newco preferred stock) in liquidation preference. The Class IV Preferred Stock will be convertible into Newco Common Stock on the basis of 3.25 shares of Newco Class A Common Stock for each share of Newco Class IV Preferred Stock. The holders of the Class IV Preferred Stock will also receive common stock purchase warrants to purchase shares of Newco Common Stock.
USG&E Common Stock. At the effective time of the Merger, the holders of outstanding USG&E common stock (other than the Cancelled Shares) will receive the shares of Newco common stock.

U. S. Gas & Electric, Inc.
INTRODUCTION TO PRO FORMA
CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)
(Continued)
Management Shares
Management of USG&E will receive Class B Restricted Common Shares of Newco common stock in an amount equal to 10% of Newco’s post-restructuring Newco common stock issued and outstanding. The management shares will be forfeitable unless Newco achieves financial and operational milestones as described in the plan of restructuring.
Approval Process
Approvals. The Merger will require the following approvals:
•	Approval by holders of more than 50% of the membership interests in each of Drilling I, Drilling II, Drilling III and holders of 50% of the Common Stock of USG&E, with the common shares and preferred shares voting as a single group on a post-conversion basis; and

•	Approval by 80% or more of the “Investor Interests.” For purposes of the Merger, the Investor Interests shall mean the total dollars contributed to their respective entities by the holders of the membership interests in Drilling I, Drilling II, Drilling III and USG&E. In that regard, Drilling I raised $1,000,000, Drilling II raised $993,750, Drilling III raised $1,918,004 and the USG&E raised $1,973,010 from the holders of the Preferred Stock and $1,203,037 from the holders of the Common Stock. In total, USG&E raised from investors an aggregate of $7,079,736. Therefore, the holders of Securities aggregating at least $5,663,789 of the invested funds must approve the Merger and the settlement.
Agreements with Executive Officers
Following the Restructuring, Doug Marcille, the Company’s current president and chief executive officer, and Al Johnston, the Company’s current secretary and chief financial officer, will receive the following compensation, as governed by separate three-year Employment Agreements with each executive:

	Marcille	Johnston
Base Salary	$244,000	$137,500
Bonus Percentage of Base Compensation[1]	40-60%	40-60%
Success Bonuses (Upon Completion of Restructuring)	$50,000	$25,000
Stock Options:
Number	400,000	50,000
Exercise Price	$0.86	$0.86
Term	5 year	5 year

[1]	Bonus target to be determined annually by the Board 40% at 80% of target, 50% at 100% of target, and 60% at 120% of target

U. S. Gas & Electric, Inc.
PRO FORMA CONSOLIDATED BALANCE SHEET
MARCH 31, 2005
(UNAUDITED)

	Historical		80% Approval			100% Approval
	March 31,		Pro Forma	Pro Forma		Pro Forma	Pro Forma
	2005		Adjustments	Amounts		Adjustments	Amounts
ASSETS
Current Assets:
Cash	$53,848	(a)	$167,000	$220,848		$—	$220,848
Cash held in trust	167,000	(a)	(167,000)	—		—	—
Accounts receivable, net	777,919		—	777,919		—	777,919
Prepaid expenses	13,266		—	13,266		—	13,266

Total current assets	1,012,033		—	1,012,033		—	1,012,033

Gas Wells, Net	1,024,941	(b)	(132,000)	892,941		—	892,941
Furniture, Fixtures and Equipment, Net	20,219		—	20,219		—	20,219
Other Assets	22,212		—	22,212		—	22,212

Total assets	$2,079,405		$(132,000)	$1,947,405		$—	$1,947,405

LIABILITIES AND OWNERS’ DEFICIENCY

Current Liabilities:
Accounts payable	$570,627		$—	$570,627		$—	$570,627
Accrued expenses and other current liabilities	1,069,747		—	1,069,747		—	1,069,747
Factor advances payable	460,569		—	460,569		—	460,569
Debt	295,741	(c)	(95,741)	200,000		—	200,000
Due to drilling operator	132,000	(b)	(132,000)	—		—	—

Total current liabilities	2,528,684		(227,741)	2,300,943		—	2,300,943

		(h)	80,800		(h)	(80,800)
Owners’ Contributions Subject to Potential Rescission	7,079,736	(c)	(5,663,789)	1,496,747	(c)	(1,415,947)	—

Total liabilities	9,608,420		(5,810,730)	3,797,690		(1,496,747)	2,300,943

See notes to pro forma consolidated financial statements.

U. S. Gas & Electric, Inc.
PRO FORMA CONSOLIDATED BALANCE SHEET
MARCH 31, 2005
(UNAUDITED)
(Continued)

	Historical		80% Approval			100% Approval
	March 31,		Pro Forma	Pro Forma		Pro Forma	Pro Forma
	2005		Adjustments	Amounts		Adjustments	Amounts
LIABILITIES AND OWNERS’ DEFICIENCY (Continued)
Owners’ Deficiency:
Class I Members’ deficiency	(457,626)	(d)	457,626	—		—	—
Preferred Stock, $.0001 par value; 708,891 shares	71	(c)	(71)	—	(c)	—	—
Preferred Stock, at Liquidation Value:
Class I, 287,758 and 359,697 shares	—	(c)	799,967	799,967	(c)	199,991	999,958
Class II, 285,955 and 357,444 shares	—	(c)	794,955	794,955	(c)	198,739	993,694
Class III, 561,018 and 701,272 shares	—	(c)	1,559,630	1,559,630	(c)	389,906	1,949,536
Class IV, 562,190 and 702,737 shares convertible to common	—	(c)	1,562,888	1,562,888	(c)	390,721	1,953,609
Common shares, $.001 par value	2,344	(c)	4,689	7,033	(c)	1,493	8,526
Additional paid-in capital	331,255	(c)	1,037,472	2,183,033	(c)	235,097	2,418,130
		(e)	815,798
		(c)	(1,492)
Accumulated deficit		(h)	(80,800)
	(7,403,567)	(d)	(457,626)	(7,941,993)	(h)	80,800	(7,861,193)
Treasury stock	(292)	(c)	292	—		—	—
Deferred compensation	(1,200)	(c)	1,200	—		—	—
	—	(e)	(815,798)	(815,798)		—	(815,798)

Total owners’ deficiency	(7,529,015)		5,678,730	(1,850,285)		1,496,747	(353,538)

Total liabilities and owners’ deficiency	$2,079,405		$(132,000)	$1,947,405		$—	$1,947,405

See notes to pro forma consolidated financial statements.

U. S. Gas & Electric, Inc.
PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
YEAR ENDED DECEMBER 31, 2004
(UNAUDITED)

			80% Approval		100% Approval
			Pro Forma	Pro Forma	Pro Forma	Pro Forma
	Historical		Adjustments	Amounts	Adjustments	Amounts
Net Sales	$2,739,196		$—	$2,739,196	$—	$2,739,196

Operating Costs and Expenses:
Cost of retail gas sales	2,295,944		—	2,295,944	—	2,295,944
Gas production expenses	29,917		—	29,917	—	29,917
Impairment of gas well	151,596		—	151,596	—	151,596
Depreciation and depletion	253,484		—	253,484		253,484
		(g)	160,000
Selling, general & administrative	1,203,923	(i)	75,000	1,438,923	—	1,438,923

	3,934,864		235,000	4,169,864	—	4,169,864

Operating Loss	(1,195,668)		(235,000)	(1,430,668)	—	(1,430,668)

Other Income (Expense):
Other income	4,151		—	4,151	—	4,151
Interest expense	(104,828)	(f)	(107,625)	(212,453)	—	(212,453)

Net Income (Loss)	(1,296,345)		(342,625)	(1,638,970)	—	(1,638,970)

Less Distributions to Class I Members	(242,710)		—	(242,710)	—	(242,710)

Net Loss Available to Common Shareholders	$(1,539,055)		$(342,625)	$(1,881,680)	$—	$(1,881,680)

Net Loss Per Share, Basic and Diluted	$(0.21)			$(0.27)		$(0.22)

Weighted Average Common Shares Outstanding, Basic and Diluted	7,496,899			7,033,410		8,525,511

See notes to pro forma consolidated financial statements.

U. S. Gas & Electric, Inc.
PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
THREE MONTHS ENDED MARCH 31, 2005
(UNAUDITED)

			80% Approval		100% Approval
			Pro Forma	Pro Forma	Pro Forma	Pro Forma
	Historical		Adjustments	Amounts	Adjustments	Amounts
Net Sales	$1,540,040		$—	$1,540,040	$—	$1,540,040

Operating Costs and Expenses:
Cost of retail gas sales	1,225,953		—	1,225,953	—	1,225,953
Gas production expenses	6,435		—	6,435	—	6,435
Depreciation and depletion	50,194		—	50,194	—	50,194
		(g)	40,000
Selling, general & administrative	193,580	(i)	75,000	308,580	—	308,580

	1,476,162		115,000	1,591,162	—	1,591,162

Operating Income (Loss)	63,878		(115,000)	(51,122)	—	(51,122)

Other Income (Expense):
Other income	29,000		—	29,000	—	29,000
Interest expense	(84,516)	(f)	(107,625)	(192,141)	—	(192,141)

Net Income (Loss)	8,362		(222,625)	(214,263)	—	(214,263)

Less Distributions to Class I Members	(64,644)		—	(64,644)	—	(64,644)

Net Loss Available to Common Shareholders	$(56,282)		$(222,625)	$(278,907)	$—	$(278,907)

Net Loss Per Share, Basic and Diluted	$(0.01)			$(0.04)		$(0.04)

Weighted Average Common Shares Outstanding, Basic and Diluted	7,496,899			7,033,410		8,525,511

See notes to pro forma consolidated financial statements.

U. S. Gas & Electric, Inc.
NOTES TO PRO FORMA
CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)
NOTE 1. HISTORICAL FINANCIAL STATEMENTS
The historical financial data presented in these pro forma condensed consolidated financial statements have been abstracted from the historical balance sheet of USG&E at March 31, 2005 and the historical statements of operations of USG&E for the year ended December 31, 2004 and for the three months ended March 31, 2005.
NOTE 2. PRO FORMA ADJUSTMENTS
Adjustments included in the column under the heading “Pro Forma Adjustments” include the following:
(a)	Represents the release of cash held in escrow following the finalization of the restructuring and merger.

(b)	Represents the settlement of amount owed to driller through surrender of rights to the working interest in the well back to the driller.

(c)	Represents the issuance of securities as described in the overview of the Merger Agreement included in the introduction to these pro forma consolidated financial statements.

(d)	Reclassify accumulated member deficit as a result of merger.

(e)	Represents deferred compensation associated with issuing Class B common shares to management and others in connection with the restructuring.

(f)	Represents cost of financing associated with issuing 125,000 common shares to lenders in connection with the restructuring.

(g)	Represents incremental compensation based on employment agreements to be effective after restructuring.

(h)	Represents estimated statutory interest on rescission claims.

(i)	Represents executive bonuses payable upon successful completion of the restructuring.

ANNEX “A”
Agreement and Plan of Merger
     This Merger Agreement (the “Agreement”), entered into as of August 15, 2005 by and between USG&E, Inc., a Delaware Corporation (“Newco”), USG&E Well Production, LLC, a Delaware limited liability corporation (“Newco Sub”), U.S. Gas & Electric, Inc., a Delaware Corporation (“USG&E”), USG&E Gas Drilling I, LLC (“Drilling 1”), a Delaware limited liability company, USG&E Gas Drilling II, LLC (“Drilling 2”), a Delaware limited liability company, and USG&E Gas Drilling III, LLC (“Drilling 3”), a Delaware limited liability company. Newco, Newco Sub, USG&E, Drilling 1, Drilling 2, and Drilling 3 are hereinafter referred to collectively as the “Parties.”
     Now, therefore, in consideration of the premises and mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows:
     1. Definitions.
     (a) “Affiliate” shall have the meaning ascribed to it in Rule 12b-2 of the General Rules and Regulations under the Exchange Act, as in effect on the date hereof.
     (b) “Companies” means, collectively, USG&E, Drilling 1, Drilling 2, and Drilling 3.
     (c) “Contract” means any agreement, contract, lease, note, mortgage, indenture, loan agreement, franchise agreement, covenant, employment agreement, license, instrument, purchase and sales order, commitment, undertaking, obligation, whether written or oral, express or implied.
     (d) “Effective Date” means the date of the consummation of the transactions contemplated by this Agreement.
     (e) “Environmental Costs” shall mean any and all expenses, costs, damages, liabilities, or obligations incurred by, under or pursuant to any Environmental Laws.
     (f) “Environmental Laws” means all federal, state, regional, or local statutes, rules, regulations, codes, orders, plans, injunctions, decrees, rulings, and changes or ordinances or judicial or administrative interpretations thereof, or similar laws of foreign jurisdictions where the Companies conduct business, whether currently in existence or hereafter enacted or promulgated, any of which govern or relate to pollution, protection of the environment, public health and safety, air emissions, water discharges, hazardous or toxic substances, solid or hazardous waste or occupational health and safety, as any of these terms are or may be defined in such statutes, laws, rules, regulations, codes, orders, plans, injunctions, decrees, rulings and changes or ordinances, or judicial or collectively “CERCLA”), the Solid Waste Disposal Act, as amended by the Resource

Conservation and Recovery Act of 1976 and subsequent Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §6901 et seq. (collectively “RCRA”); the Hazardous Materials Transportation Act, as amended, 49 U.S.C. §1801, et seq.; the Clean Water Act, as amended, 33 U.S.C. §1311, et seq.; the Clean Air Act, as amended (42 U.S.C. §7401-7642); the Toxic Substances Control Act, as amended, 15 U.S.C. §2601 et seq.; the Federal Insecticide, Fungicide, and Rodenticide Act as amended, 7 U.S.C. §136-136y (“FIFRA”); the Emergency Planning and Community Right-to-Know Act 1986 as amended, 42 U.S.C. §11001, et seq. (Title III of SARA) (“EPCRA”); the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §651, et seq. (“OSHA”); Chapters 376 and 403, Florida Statutes; and Florida common law.
     (g) “Exchange Act” means the Securities Exchange Act of 1934, as amended.
     (h) “Family Member” means the parent, child, grandchild, or spouse of a person.
     (i) “GAAP” means generally accepted accounting principles in effect in the United States of America at the Effective Date.
     (j) “Governmental Authority” means any nation or government, any state, regional, local or other political subdivision thereof, and any entity or official exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.
     (k) “Internal Revenue Code” means the Internal Revenue Code of 1986, as amended, and all treasury regulations promulgated thereunder.
     (l) “Material Adverse Change” means a change in the condition, properties, assets, liabilities, rights, obligations, business, or prospects which change individually or in the aggregate, is materially adverse to such condition, properties, assets, liabilities, rights, obligations, operations, or business.
     (m) “Person” means an individual, partnership, corporation, business trust, joint stock company, estate, trust, unincorporated association, joint venture, Governmental Authority or any other entity, of whatever nature.
     (n) “SEC” means the Securities and Exchange Commission.
     (o) “Securities Act” means the Securities Act of 1933, as amended.
     (p) “Subsidiaries” means Drilling I, Drilling II and Drilling III.
     (q) “Tax Return” means any tax return, filing, or information statement required to be filed in connection with or with respect to any taxes, including any amendments to previously filed tax returns.
     (r) “Taxes” means all taxes, fees, or other assessments, including, but not limited to, income, excise, property, sales, franchise, intangible, withholding, social security and unemployment taxes imposed by any federal, state, local or foreign governmental entity, and any interest or penalties related thereto.
     (s) “Voting Requirements” shall have the meaning set forth in Section 10(i).
2. Basic Transaction.
The Parties have agreed, subject to the terms and conditions set forth in this agreement, that, on the Effective Date, Drilling 1, Drilling 2, and Drilling 3 shall merge into Newco Sub (“Merger 1”) and, immediately thereafter, USG&E shall merge into Newco (Merger 2”), (together with Merger 1, the “Merger”), with Newco and Newco Sub continuing as the surviving corporations.
     (a) The Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Akerman Senterfitt in Miami, Florida on the fifth day following the satisfaction of all conditions or obligations by all parties related to the Merger.
     (b) Filing of Articles of Merger. At Closing, the Parties shall cause the Merger to be consummated by filing duly executed Articles of Merger, with the completed plan of merger attached hereto (with respect to each of Merger 1 and Merger 2) with the Department of State of the State of Florida (the “Effective Time”) in such form as Newco determines is required by and is in accordance with the relevant provisions of the Florida Business Corporation Act.
     (c) Issuance of Newco Shares. As soon as practicable after the Effective Date, the securityholders of the Companies shall deliver the certificates representing their shares or interests in USG&E, Drilling 1, Drilling 2, or Drilling 3 to Newco, and Newco shall deliver certificates representing the applicable shares of capital stock of Newco, pursuant to the plan set forth below:
     (i) Holders of USG&E Common Stock. At the Effective Time, each share of USG&E common stock will be converted into Newco Class A common stock on the following basis:
     (1) Persons who received their USG&E common stock (i) in connection with the acquisition of the assets of Utiligroup, Inc., (ii) in exchange for the securities of Waterfalls, Inc. or Gibraltor, Inc., or (iii) as a former principal of Harbortown Corporation, will have their USG&E common stock converted into Newco Class A common stock on a 1 share-for-1 share basis;
     (2) Persons who purchased USG&E common stock directly from USG&E will have their USG&E common stock converted into Newco Class A common stock on a 1 share-for-2 shares basis; and
     (3) USG&E common stock held by the MJL Trust, Don Secunda, Larry Webman, Melvin Webman, Craig Cope, Tom Gordon and

Gerry Cautino will be divested of their common stock holdings in USG&E and such USG&E shares of capital stock will be cancelled.
     (ii) Holders of USG&E Preferred Stock. At the Effective Time, each share of USG&E preferred stock will be converted into Newco Class IV preferred stock on a 1 share-for-1 share basis.
     (iii) Members of Drilling 1. At the Effective Time, each unit in Drilling 1 will be converted into 8,992.8 shares of Newco Class I preferred stock. Drilling 1 investors will also receive Newco Class A common stock at a ratio of 3,817.1 shares of Newco Class I common stock for each unit of Drilling 1 held. Interests in Drilling I held by Shafra, LLC will not be converted into Class I preferred stock and will be cancelled.
     (iv) Members of Drilling 2. At the Effective Time, each unit in Drilling 2 will be converted into 8,992.8 shares of Newco Class II preferred stock. Drilling 2 investors will also receive Newco Class A common stock at a ratio of 10,323.6 shares of Newco Class A common stock for each unit of Drilling 2 held.
     (v) Members of Drilling 3. At the Effective Time, each unit in Drilling 3 will be converted into 11,713.5 shares of Newco Class III preferred stock. Drilling 3 investors will also receive Newco common stock at a ratio of 28,827.8 shares of Newco Class A common stock for each unit of Drilling 3 held.
     (d) Tax Treatment. The Parties intend that Merger 2 will be treated as a tax-free reorganization under Section 368 of the Internal Revenue Code and that Merger 1 will be treated as a transaction governed by Section 351 of the Internal Revenue Code.
     (e) Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the surviving Corporations with full right, title, and possession to all assets, rights, privileges, and powers of the Companies, the officers and directors of all Parties are fully authorized in the name of their respective corporations or otherwise to take, and will take, all lawful and necessary action, provided such action is consistent with this Agreement.
     3. Representations and Warranties of Newco and Newco Sub. As a material inducement to the Companies to enter into this Agreement and to consummate the transactions contemplated herein, Newco and Newco Sub make the following warranties and representations to the Companies:
     (a) Corporate Status. Newco is a corporation existing and in good standing under the laws of the State of Delaware. Newco Sub is a limited liability company existing and in good standing under the laws of the State of Delaware. Newco Sub is a wholly owned subsidiary of Newco.
     (b) Corporate Power and Authority. Newco has the corporate power and authority to execute and deliver this agreement, to perform its respective obligations and to consummate the transactions contemplated herein. Newco and Newco Sub have taken all action necessary to authorize the execution of this document and the performance of all actions required of it by this document.
     (c) Enforceability. This agreement constitutes a legal, valid, and binding agreement on Newco and Newco Sub.
     (d) Capitalization. The total number of shares of capital stock which Newco has the authority to issue is thirty-two million (32,000,000) shares, of which (i) twenty-seven million (27,000,000) shares shall be common stock, par value $0.001 per share, comprised of: twenty-five million eight hundred thousand (25,800,000) shares of Class A common stock and (b) one million two hundred thousand (1,200,000) shares of Class B common stock, and (ii) five million (5,000,000) shares shall be preferred stock, par value $0.001 per share, of which: (a) four hundred thousand (400,000) shares shall be designated Class I preferred stock, (b) four hundred thousand (400,000) shares shall be designated Class II preferred stock, (c) eight hundred thousand (800,000) shares shall be designated Class III preferred stock, (d) eight hundred thousand (800,000) shares shall be designated Class IV preferred stock and (e) two million six hundred thousand (2,600,000) shares shall remain available for designation by the board of directors of Newco.
     4. Representations and Warranties of the Companies. As a material inducement for Newco and Newco Sub to enter into this Agreement and to consummate the transactions contemplated herein, the Companies make the following warranties and representations to Newco and Newco Sub:
     (a) Corporate Status. USG&E is a corporation existing and in good standing under the laws of the State of Delaware. The Subsidiaries are limited liability companies existing and in good standing under the laws of the State of Delaware. USG&E and the Subsidiaries has the requisite power and authority to carry out all obligations of the respective organizations. There is no pending or threatened proceeding for the dissolution, liquidation, insolvency, or rehabilitation of the Companies.
     (b) Power and Authority. Each of the Companies have the power and authority to perform all obligations hereunder and consummate the transactions contemplated herein. The Companies have taken all action necessary to authorize the execution of this Agreement, and the performance of all obligations hereunder.
     (c) Enforceability. This Agreement has been duly executed by USG&E and each of the Subsidiaries and constitutes a legal, valid, and binding agreement upon each of them in accordance with its terms, except as may be limited by applicable laws affecting the enforcement of creditor’s rights generally and general equitable principles regardless of whether such enforceability is considered in a proceeding at law or equity.
     (d) Capitalization.
     (i) USG&E has (i) 120,000,000 shares of capital stock authorized, (ii) of which 20,512,136 shares of common stock are issued and outstanding, (iii) of which 708,891 shares of preferred stock are issued and outstanding and (iv)

2,924,994 shares of capital stock held in treasury. In addition, USG&E has 2,089,749 common stock purchase warrants outstanding. No preemptive rights or rights of first refusal exist with respect to any shares of USG&E common or preferred stock. Except as set forth herein, there are no obligations that could require USG&E to issue shares of its capital stock. Except as set forth herein, there are no proxies, voting rights, or other agreements or understandings open with respect to such shares of USG&E common or preferred stock.
     (ii) Drilling 1 has 41 member units issued and outstanding which represents an eighty percent (80%) ownership interest in Drilling 1. The remaining twenty percent (20%) interest in Drilling 1 is owned by USG&E.
     (iii) Drilling 2 has 39 3/4 member units issued and outstanding which represents a seventy-five percent (75%) ownership interest in Drilling 2. Shafra, LLC owns a five percent (5%) ownership interest in Drilling 2 and USG&E owns the remaining twenty percent (20%) interest in Drilling 2.
     (iv) Drilling 3 has 58.9 member units issued and outstanding which represents a seventy-five percent (75%) ownership interest in Drilling 3. Shafra, LLC owns a five percent (5%) ownership interest in Drilling 3 and USG&E owns the remaining twenty percent (20%) interest in Drilling 3.
     (e) Non-Contravention. The execution and delivery of this agreement by USG&E and the Subsidiaries will not:
     (i) Contravene any provision of the organizational documents of USG&E or the Subsidiaries;
     (ii) violate or conflict with any law, statute, ordinance, rule, regulation, decree, writ, injunction judgment or order of any Governmental authority applicable to USG&E or the Subsidiaries;
     (iii) conflict with any contract which is applicable to, or binding upon USG&E or the Subsidiaries or their respective securityholders; or
     (iv) result in or require the creation or imposition of any lien upon or with respect to the property or assets of the Companies.
     (f) Environmental Matters.
     (i) USG&E and the Subsidiaries have each obtained all licenses, permits, and authorizations under Environmental Laws required for the conduct and operation of its business and is in compliance with the terms and conditions contained therein with respect to other provisions of applicable Environmental Laws, except where the failure to obtain such licenses, permits, and other authorizations or the non-compliance with the terms and conditions contained therein or the non-compliance with other provisions of applicable Environmental Laws would not singly or in the aggregate create a Material Adverse Effect.

     (ii) To the knowledge of USG&E and its Subsidiaries, there is no condition on any property currently or formerly owned by either of the aforementioned Parties or formerly owned or leased by the same that would create a liability for the aforementioned Parties under Environmental laws, except for liability that would not singly or in the aggregate create a Material Adverse Effect.
     (iii) To the knowledge of any of the Parties, there is no condition or any other property owned by any third party that would create liability for any of the Parties under Environmental Laws, except for liability that would not singly or in the aggregate create a Material Adverse Effect.
     (iv) There are no non-compliance orders or notices of violation, claims, suits, actions, judgments, penalties, fines, or administrative or judicial investigations or proceeds pending, or, to the knowledge of the Companies, threatened against or involving the Companies, its business, operations, properties or assets, issued by any Governmental Authority with respect to Environmental Laws issued to the Companies thereunder in connection with, related to, or arising out of the ownership by the Companies of their properties or assets or the operation of their respective businesses which have not been resolved in a manner that would not impose any material obligation, burden or continuing material liability on Newco or the Companies in the event that the transactions contemplated by this Agreement are consummated, or which could have a Material Adverse Effect on the Companies.
     (g) Good Title to and Condition of Assets; Real Property. The Companies have good and marketable title to all of their assets, free and clear of any liens or other restrictions on use. For purposes of this Agreement, the term “Assets” refers to all of the properties and assets of the Companies, whether personal or mixed, tangible or intangible, wherever located. The Company does not own any real property
     (h) Compliance with Laws. The Companies represent that they are in compliant with all laws relating to their operations in all material respects.
     (i) Tax Matters. All Tax Returns of the Companies required to have been filed prior to the date hereof by any of the Parties with respect to their income, properties, or other operations have been timely filed, such Tax Returns have been prepared in compliance with all applicable laws and regulations, and all such Tax Returns are accurate in all material respects. All Taxes due and payable with respect to the Companies have been paid or are reflected on the current Balance Sheet. With respect to each taxable period of the Companies, (i) no deficiency or proposed adjustment has been asserted or assessed against any Company by any taxing authority, (ii) no Company has consented to an extension of time to pay by any taxing authority, (iii) no Company has requested any extension of time to file by any taxing authority, (iv) there is no action, suit, taxing authority proceeding, or audit or claim against any of the Companies, and none has been threatened, and (v) there are no liens for Taxes upon the assets of the Companies.

     (j) Licenses and Permits. The Companies posses all licenses and required governmental or official approvals, permits, or authorizations for its business and operations. All permits are in full force and effect, the Companies are in full compliance, and no proceeding is pending or threatened to revoke or amend such permits. None of these permits is or will be impaired in any way
     5. Conduct of Business Pending the Closing.
     (a) Conduct of Business by the Parties Pending the Closing. The Companies each covenant and agree that, except as otherwise expressly required or permitted by the terms of this Agreement or except as expressly approved or directed by Newco, between the date of this Agreement and closing, the business of the Companies shall be conducted only in, and the Company shall not take any action except in the ordinary course of business consistent with past practice. USG&E and each of the Subsidiaries shall use their best efforts to preserve intact their business organization and to preserve their present relationships with customers and suppliers. Neither USG&E nor the Subsidiaries shall, directly or indirectly, do or agree to do any of the following, except as otherwise provided in this document or with permission from Newco:
     (i) Amend or otherwise change its articles of incorporation or bylaws or equivalent organizational documents;
     (ii) Issue, sell, pledge, dispose of, or encumber any shares of its capital stock of any class, except for the cancelled shares previously indicated;
     (iii) Declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock;
     (iv) Reclassify, combine, split, subdivide, purchase or otherwise acquire, directly or indirectly, any of its capital stock;
     (v) Acquire any interest in any corporation, partnership, or other business organization thereof, or make investment either by purchase of stock or securities or contributions of capital;
     (vi) Incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee, endorse or otherwise become responsible for the debts of any other person;
     (vii) Sell, dispose, or encumber any of its assets, tangible or intangible;
     (viii) Enter into any contract outside of the ordinary course of business;
     (ix) Increase the compensation payable or to become payable to its officers or employees, or, except as presently required to do, grant severance or termination pay to any of its directors, officers, or employees;

     (x) Take any action not described above that is outside of the ordinary course of business and in a matter inconsistent with past practice;
     (xi) Increase or decrease prices charged to customers, except for previously announced price changes, or take any other action which might reasonably result in any increase in the loss of customers; or
     (xii) Agree, in writing or otherwise, to take any action which would make any representation or warranty in Section 4 untrue or incorrect.
     (b) Investor Meetings. Each of the Companies will take all action necessary in accordance with applicable law and their respective organizational documents and will meet as promptly as practicable to vote upon and consider the approval of the Merger, this Agreement and the transactions contemplated herein.
     (c) Expenses. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated herein shall be paid by the Party incurring such expenses, except as otherwise provided herein.
     (d) Tax Treatment of Merger. No Party shall:
     (i) Knowingly take any action, or knowingly fail to take any action, that would jeopardize the qualification of Merger 2 as a reorganization within the meaning of Section 368 of the Internal Revenue Code and the qualification of Merger 1 as a transaction governed by Section 351 of the Internal Revenue Code; or
     (ii) Enter into any contract, agreement, commitment or arrangement that would result in jeopardizing the qualification of Merger 2 as a reorganization within the meaning of Section 368 of the Internal Revenue Code and the qualification of Merger 1 as a transaction governed by Section 351 of the Internal Revenue Code.
     (e) Actions by Newco Sub. In its capacity as sole shareholder of Newco Sub, Newco shall cause Newco Sub to approve and adopt Merger 1 and to take all corporate action necessary on its part to consummate Merger 1 and the transactions contemplated herein.
     6. Additional Agreements
     (a) Further Assurances; Compliance with Covenants. Each party shall execute and deliver such additional instruments and other documents and shall take such further actions as may be necessary to comply with the respective covenants as indicated in Section 3 and Section 4 of this document.
     (b) Cooperation. Each of the Parties agrees to cooperate with the other in the preparation and filing of all forms, notifications, reports and information required or reasonably deemed advisable pursuant to any law, rule, or regulation in connection with the merger. and to use their best efforts to agree on a method to overcome governmental objections thereto.
     (c) Other Actions. Each of the Parties shall take all appropriate actions to ensure that all things necessary and proper under applicable laws, regulations, and Contracts to make effective the transaction contemplated herein, including obtaining all licenses, permits, consents, approvals, authorizations, qualifications, or orders of any governmental authority.
     (d) Tax Treatment. All Parties to this Agreement shall take all appropriate steps to cause Merger 2 to qualify as a tax-free reorganization under the provisions of Section 368(a) of the Internal Revenue Code and to cause Merger 1 to qualify as a transaction governed by Section 351 of the Internal Revenue Code. No party to this action nor their shareholders shall take any action which could cause Merger 2 and the Merger to fail to so qualify. All Parties agree to comply with all applicable federal, state and local reporting requirements with respect to such treatment.
     (e) Confidentiality; Publicity. Except as may be required by law, no Party to this agreement shall disclose to any third party this agreement or the subject matter hereof without the prior consent of all Parties hereto. No press release shall be issued or contemplated without the express permission of all Parties.
     7. Conditions to the Obligations of Newco and Newco Sub. The obligations of Newco and Newco Sub to effect the transactions contemplated herein shall be subject to the fulfillment at or prior to in the closing of the following conditions, any or all of which may be waived by Newco and Newco Sub:
     (a) Accuracy of Representations and Warranties The representations and warranties of USG&E, Drilling 1, Drilling 2, and Drilling 3 contained in this agreement shall be true and correct, except for:
     (i) Changes specifically permitted by or disclosed on any part or schedule of this Agreement; or
     (ii) Those representations and warranties that address matters only as of a particular date.
     (b) Compliance with Obligations. At the time designated by this Agreement, the Companies shall have delivered to Newco a certificate, dated as of the Effective Date, certifying that such representations and warranties are true and correct and such that all such obligations have been complied with and performed. No such certificate shall be required in the event that the Effective Date is the same date as the Agreement.
     (c) No Material Adverse Change or Destruction of Property. Between the Effective Date and the Closing:

     (i) There shall have been no Material Adverse Change to USG&E; and
     (ii) There shall have been no adverse federal, state, or local legislative or regulatory change that could cause damage to the products or services of USG&E.
     (d) Adverse Litigation. There shall not be pending or threatened any action or proceeding any action or proceeding before any court or governmental body which shall seek to restrain, prohibit, invalidate or collect damages arising out of the transaction contemplated herein.
     8. Conditions to the Obligations of USG&E, Drilling 1, Drilling 2, Drilling 3. The obligations of USG&E, Drilling 1, Drilling 2, Drilling 3 to effect the transactions contemplated herein shall be subject to the fulfillment of the following obligations, any of which may be waived in whole or in part by the aforementioned companies and their respective shareholders and members.
     (a) Accuracy of Representations and Warranties; Compliance with Obligations. The representations and warranties of Newco contained in this agreement shall be true and correct at and as of the Closing with the same force and effect as though made and as of that time. Newco shall have performed and complied with all of its obligations required by this agreement to be performed or complied at or with prior to closing.
     (b) No Order or Injunction. No court of competent jurisdiction shall have issued or entered any order or injunction restraining or prohibiting the transactions contemplated herein, which remains in effect at the time of closing.
     (c) Voting Requirements. The Voting Requirements shall have been fulfilled.
     9. Termination.
     (a) This Agreement may be terminated at any time prior to the Closing Date: (i) by mutual written consent of the Parties hereto at any time prior to the Closing; or (ii) by either Newco or the Companies, if regulatory approval is denied; (iii) by either Newco or the Companies, if any governmental entity of competent jurisdiction has issued a final nonappealable order enjoining or otherwise prohibiting the Merger; (iv) by either Newco or the Companies, if any of the approvals of the Investors required for completion of the Merger are not obtained at the Meeting; or (v) by any of the Parties if the Closing has not occurred prior to June 30, 2006.
     (b) Extension. At any time prior to the Effective Time, any party hereto, by action of its Board of Directors, may, to the extent allowed by law, extend the time for the performance of any obligations or other acts of the other Parties hereto, waive any inaccuracies in the representations and warranties made herein to such Parties, or waive compliance with any of the agreements or conditions for the benefit of such party contained herein.

     10. General Provisions.
     (a) Notice. All notices, requests, demands, claims, and other communications hereunder shall be in writing and shall be delivered by certified or registered mail (first class postage pre-paid), guaranteed overnight delivery, or facsimile transmission if such transmission is confirmed by delivery by certified or registered mail (first class postage pre-paid), or guaranteed overnight delivery, to the following addresses and telecopy numbers:
     If to any of the Parties:

290 NW 165th Street
Penthouse 5
North Miami Beach, Florida 33169
Attn: Doug Marcille
Fax: (305) 947-7880
     With Copy to:

Philip B. Schwartz
Akerman Senterfitt
One Southeast Third Avenue, Suite 2800
Miami, Florida 33131
Fax: (305) 374-5095
Notice shall be deemed received on the date sent (if sent via facsimile) or the date delivered (if sent via overnight delivery or certified or registered mail).
     (b) Entire Agreement; No Third Party Beneficiaries. This Agreement (including all Exhibits and Schedules attached hereto) and other documents delivered at Closing pursuant hereto, contains the entire understanding of the Parties in respect of its subject matter and supersedes all prior agreements and understandings (oral and written) between or among the Parties with respect to such subject matter. The Parties agree that prior drafts of this Agreement shall not be deemed to provide any evidence as to the meaning of any provision hereof or the intent of the Parties with respect thereto. The Exhibits and Schedules constitute a part hereof as though set forth in full above. This Agreement is not intended to confer upon any Person, other than the Parties hereto, any rights or remedies hereunder.
     (c) Amendment; Waiver. This Agreement may not be modified, amended, supplemented, cancelled or discharged, except by written instrument executed by all Parties. No failure to exercise, and no delay in exercising, any right, power, or privilege under this Agreement shall operate as a waiver, nor shall any single or partial exercise of any right, power or privilege hereunder preclude the exercise of any other right, power, or privilege. No waiver of any breach of any provision shall be deemed to be a waiver of any preceding or succeeding breach of the same or any other provision, nor shall any waiver be implied from any course of dealing between the Parties. No extension of time for performance of any obligation of any acts hereunder or under any other agreement shall be deemed to be an extension for the time of performance of any other obligation or other acts. The rights and remedies of the Parties under this Agreement are in addition to all other rights and remedies, at law or equity, that they may have against each other.
     (d) Binding Effect. The rights and obligations of this Agreement shall bind and inure to the effect of the Parties and their respective successors or assigns. Nothing expressed or implied herein shall be construed to give any other person any legal or equitable rights hereunder.
     (e) Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one and the same document. A telecopy signature of any party shall be considered to have the same legal status as an original signature.
     (f) Interpretation. When a reference is made in this Agreement to an article, section, paragraph, clause, schedule or exhibit, such reference shall be deemed to be to this agreement unless otherwise indicated. The headings contained herein and on the schedules are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement or the schedules. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. Time shall be of the essence in this agreement.
     (g) Governing Law. This Agreement shall be construed in accordance with and governed for all purposes by the laws of the State of Delaware.
     (h) Special Voting Requirements. Approval of the Merger requires that the following special voting requirements (the “Voting Requirements”) be met:
     (i) Approval of Merger 2 is required by more than 50% of the interest holders in each of Drilling 1, Drilling 2, and Drilling 3 and approval of Merger 1 is required by holders of 50% of the common stock of USG&E (on an as-converted basis), with the holders of USG&E common stock and preferred stock voting as a single group on a post-conversion basis; and
     (ii) Approval of the Merger by 80% or more of the “Investor Interests.” For purposes of this Agreement, the Investor Interests shall be defined as the total dollars contributed to the Companies by the holders of the interests in Drilling 1, Drilling 2, and Drilling 3 and the stockholders of USG&E. In that regard, USG&E raised $1,973,010 from holders of its preferred stock and $1,194,962 from holders of its common stock, Drilling 1 received $1,000,000 from investors, Drilling 2 received $993,750 from investors, Drilling III received $1,918,004 from investors, and the Company received $1,973,010 from the holders of the preferred stock and $1,056,207 from the holders of the common stock. In total, the Companies received from investors an aggregate of $7,079,736 requiring investors contributing in excess of $5,663,769 to approve the Merger.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, the Parties have caused this Agreement to be signed by their respective duly authorized officers as of the date first above written.

USG&E, Inc.

By:	/s/

Name:

Title:

USG&E Well Production, LLC

By:	/s/

Name:

Title:

U.S. Gas & Electric, Inc.

By:	/s/

Name:

Title:

USG&E Drilling Program I, LLC

By:	/s/

Name:

Title:

USG&E Drilling Program II, LLC

By:	/s/

Name:

Title:

USG&E Drilling Program III, LLC

By:	/s/

Name:

Title:

ANNEX “B”
SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAWS
     (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to §228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.
     (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to §251 (other than a merger effected pursuant to §251(g) of this title), §252, §254, §257, § 258, §263 or §264 of this title:
     (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of §251 of this title.
     (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to § §251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:
     a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;
     b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;
     c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

     (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under §253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.
     (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certification of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.
     (d) Appraisal rights shall be perfected as follows:
     (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or
     (2) If the merger or consolidation was approved pursuant to §228 or §253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not mo re than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.
     (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.
     (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.
     (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.
     (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.
     (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforce, whether such surviving or resulting corporation be a corporation of this State or of any state.
     (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.
     (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.
     (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

ANNEX “C”
USG&E, INC.
2005 STOCK INCENTIVE PLAN
INTRODUCTION
     The purpose of the Plan is to give the Company a competitive advantage in attracting, retaining and motivating officers, employees, and/or directors and to provide the Company and its Subsidiaries and Affiliates with a stock plan providing incentives directly linked to the profitability of the Company’s businesses and increases in Company shareholder value.
SECTION 1. DEFINITIONS
     For purposes of the Plan, the following terms are defined as set forth below:
     “Affiliate” means a corporation or other entity controlled by, controlling or under common control with the Company.
     “Appreciation Value” means, with respect to a Stock Appreciation Right, the difference between the Fair Market Value of a share of Common Stock on the date of exercise and the exercise price of the Stock Appreciation Right, or in the case of a Tandem Stock Appreciation Right, the associated Option.
     “Award” means a Stock Option, Stock Appreciation Right, Performance Award, or other stock-based award under the Plan.
     “Award Cycle” means a period of one or more consecutive fiscal or other years or portions thereof designated by the Committee over which Performance Awards are to be earned.
     “Board” means the Board of Directors of the Company.
     “Cause” means, unless otherwise provided by the Committee, (1) “Cause” as defined in any Individual Agreement to which the awardee is a party, or (2) if there is no such Individual Agreement or if it does not define Cause: (A) conviction of the awardee for committing a felony under federal law or the law of the state in which such action occurred, (B) dishonesty in the course of fulfilling the awardee’s employment duties, (C) willful and deliberate failure on the part of the awardee to perform his or her employment duties in any material respect, or (D) prior to a Change in Control, such other events as shall be determined by the Committee. The Committee shall, unless otherwise provided in an Individual Agreement with the awardee, have the sole discretion to determine whether “Cause” exists, and its determination shall be final.
     “Change in Control” and “Change in Control Price” have the meanings set forth in Sections 10(b) and (c), respectively.
     “Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor thereto.
     “Commission” means the Securities and Exchange Commission or any successor agency.

     “Committee” means the Committee referred to in Section 2.
     “Common Stock” means common stock, par value $0.0001 per share, of the Company.
     “Company” means USG&E, Inc., a Delaware corporation.
     “Covered Employee” means an awardee designated prior to the grant of a Performance Award by the Committee who is or may be a “covered employee” within the meaning of Section 162(m)(3) of the Code in the year in which the Performance Award is expected to be taxable to such awardee.
     “Disability” means, unless otherwise provided by the Committee, “permanent and total disability” for purposes of Code Section 22(e)(3).
     “Early Retirement” means retirement from active employment with the Company, a Subsidiary or Affiliate pursuant to the early retirement provisions of the applicable pension plan of such employer.
     “EBITDA” means earnings before interest expense, income taxes, depreciation and amortization and gain or loss on sale of operations.
     “Effective Date” shall mean the Effective Date specified in Section 14 hereof.
     “Eligible Awardees” means officers, employees, directors (whether or not officers or employees), independent contractors and consultants of the Company or any of its Subsidiaries or Affiliates, and prospective employees (subject to applicable rules relating to grants of Incentive Stock Options) who have accepted offers of employment from the Company or its Subsidiaries or Affiliates, who are or will be responsible for or contribute to the management, growth or profitability of the business of the Company, or its Subsidiaries or Affiliates. Eligible independent contractors or consultants described above may be individuals or entities, including without limitation partnerships or corporations.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor thereto.
     “Incentive Stock Option” means any Stock Option designated as, and qualified as, an “incentive stock option” within the meaning of Section 422 of the Code.
     “Individual Agreement” means an employment or similar agreement between an awardee and the Company or one of its Subsidiaries or Affiliates.
     “Nonqualified Stock Option” means any Stock Option that is not an Incentive Stock Option.
     “Normal Retirement” means retirement from active employment with the Company, a Subsidiary or Affiliate at or after age 65.

     “Qualified Performance-Based Award” means a Performance Award designated as such by the Committee at the time of award, based upon a determination that (i) the awardee is or may be a Covered Employee in the year in which the Company would expect to be able to claim a federal income tax deduction with respect to such Performance Award and (ii) the Committee intends that such Award qualify for the Section 162(m) Exemption.
     “Performance Goals” means the performance goals established by the Committee in connection with the grant of a Performance Award under Section 7 or other stock-based Awards under Section 9. In the case of Qualified Performance-Based Awards, (i) such goals shall be based on the attainment of specified levels of one or more of the following measures: earnings per share, sales, net profit after tax, gross profit, operating profit, cash generation, unit volume, return on equity, change in working capital, return on capital, shareholder return, economic value added, debt reduction or EBITDA, and (ii) such Performance Goals shall be set by the Committee within the time period prescribed by Section 162(m) of the Code and related regulations.
     “Performance Award” means an Award granted under Section 7.
     “Plan” means the USG&E, Inc. 2005 Stock Incentive Plan, as set forth herein and as hereinafter amended from time to time.
     “Retirement” means Normal or Early Retirement.
     “Rule 16b-3” means Rule 16b-3, as promulgated by the Commission under Section 16(b) of the Exchange Act, as amended from time to time.
     “Section 162(m) Exemption” means the exemption from the limitation on deductibility imposed by Section 162(m) of the Code that is set forth in Section 162(m)(4)(C) of the Code and the regulations promulgated thereunder.
     “Stock Appreciation Right” means an Award granted under Section 6 and that consists of the right to receive an amount in cash, shares of Common Stock or both, equal to the Appreciation Value of a share of Common Stock.
     “Stock Option” means an Award that is granted under Section 5 and that consists of the right to purchase shares of Common Stock.
     “Subsidiary” means any corporation, partnership, joint venture or other entity during any period in which at least a 50% voting or profits interest is owned, directly or indirectly, by the Company or any successor to the Company.
     “Tandem Stock Appreciation Right” means a Stock Appreciation Right granted in conjunction with an Option.
     “Termination of Employment” means the termination of the awardee’s employment with, or performance of services for, the Company and any of its Subsidiaries or Affiliates. An awardee employed by, or performing services for, a Subsidiary or an Affiliate shall also be deemed to incur a Termination of Employment if the Subsidiary or Affiliate ceases to be such a

Subsidiary or an Affiliate, as the case may be, and the awardee does not immediately thereafter become an employee of, or service-provider for, the Company or another Subsidiary or Affiliate. Temporary absences from employment because of illness, vacation or leave of absence and transfers among the Company and its Subsidiaries and Affiliates shall not be considered Terminations of Employment.
     In addition, certain other terms used herein have definitions given to them in the first place in which they are used.
SECTION 2. ADMINISTRATION
     The Plan shall be administered by the Compensation Committee or such other committee of the Board as the Board may from time to time designate (the “Committee”), which shall be composed of not less than three directors, and shall be appointed by and serve at the pleasure of the Board. All members of the Committee shall qualify as “outside directors” for purposes of the Section 162(m) Exemption and as “Non-Employee Directors,” for purposes of Rule 16b-3.
     The Committee shall have plenary authority to grant Awards pursuant to the terms of the Plan to Eligible Awardees.
     Among other things, the Committee shall have the authority, subject to the terms of the Plan:
     (a) To select the Eligible Awardees to whom Awards may from time to time be granted;
     (b) To determine whether and to what extent Incentive Stock Options, Nonqualified Stock Options, Stock Appreciation Rights, and Performance Awards or any combination thereof are to be granted hereunder;
     (c) To determine the number of shares of Common Stock to be covered by an Award granted hereunder;
     (d) To determine the terms and conditions of any Award granted hereunder (including, but not limited to, the exercise price (subject to Section 5(a)), any vesting condition, restriction or limitation (which may be related to the performance of the awardee, the Company or any Subsidiary or Affiliate) and any vesting acceleration regarding any Award and the shares of Common Stock relating thereto, based on such factors as the Committee shall determine;
     (e) To modify, amend or adjust the terms and conditions of any Award, at any time or from time to time, including but not limited to Performance Goals; provided, however, that the Committee may not adjust upwards the amount payable with respect to a Qualified Performance-Based Award or waive or alter the Performance Goals associated therewith or otherwise exercise discretion that is inconsistent with the requirements of the Section 162(m) Exemption in the case of Awards that are intended to rely on such exemption;

     (f) To determine to what extent and under what circumstances the issuance of Common Stock and the payment of other amounts payable with respect to an Award shall be deferred; and
     (g) To determine under what circumstances an Award may be settled in cash or Common Stock under Sections 5(j) and 6(b)(ii).
     The Committee shall have the authority to adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan as it shall from time to time deem advisable, to interpret the terms and provisions of the Plan and any Award issued under the Plan (and any agreement relating thereto) and to otherwise supervise the administration of the Plan.
     The Committee may act only by a majority of its members then in office. Except to the extent prohibited by applicable law or the applicable rules of a stock exchange, the Committee may delegate administrative responsibilities with respect to the Plan. Any determination made by the Committee with respect to any Award shall be made in the sole discretion of the Committee at the time of the grant of the Award or, unless in contravention of any express term of the Plan, at any time thereafter. All decisions made by the Committee pursuant to the provisions of the Plan shall be final and binding on all persons, including the Company and Plan awardees.
     Any authority granted to the Committee may also be exercised by the full Board, except to the extent that the grant or exercise of such authority would cause any Award or transaction to become subject to (or lose an exemption under) the short-swing profit recovery provisions of Section 16 of the Exchange Act or cause an Award designated as a Qualified Performance-Based Award not to qualify for, or to cease to qualify for, the Section 162(m) Exemption. To the extent that any permitted action taken by the Board conflicts with action taken by the Committee, the Board action shall control.
SECTION 3. COMMON STOCK SUBJECT TO PLAN
     (a) Maximum Number of Shares. The maximum number of shares of Common Stock that may be issued to awardees and their beneficiaries under the Plan shall be 1,500,000 shares. No Eligible Awardee may be granted in any fiscal year of the Company Stock Options, Stock Appreciation Rights or any stock-based Awards under Section 9 hereof (excluding dividend equivalents), or any combination of such Awards, covering in excess of 400,000 shares of Common Stock. Shares subject to an Award under the Plan may be authorized and unissued shares or may be treasury shares.
     (b) Certain Counting Rules. If any Award is forfeited, or if it terminates, expires, lapses without being exercised or is cashed out pursuant to Section 5(j) hereof or otherwise, or an Award is exercised for, or is settled with, cash, any shares of Common Stock subject to such Awards shall again be available for issuance in connection with Awards under the Plan. If the exercise price of any Stock Option granted under the Plan is satisfied by delivering shares of Common Stock to the Company (by either actual delivery or by attestation), only the number of shares of Common Stock issued net of the shares of Common Stock delivered or attested to shall be deemed delivered for purposes of determining the maximum numbers of shares of Common Stock available for delivery under the Plan. To the extent any shares of Common Stock subject to an Award are not delivered to an awardee because such shares are used to satisfy an applicable tax-withholding obligation, such shares shall not be deemed to have been delivered for purposes of determining the maximum number of shares of Common Stock available for delivery under the Plan.
     (c) Changes in Capitalization. In the event of any change in corporate capitalization (including, but not limited to, a change in the number of shares of Common Stock outstanding), such as a stock split or a corporate transaction, any merger, consolidation, separation, including a spin-off, or other distribution of stock or property of the Company, any reorganization (whether or not such reorganization comes within the definition of such term in Section 368 of the Code) or any partial or complete liquidation of the Company, the Committee or Board may make such substitution or adjustments in the aggregate number and kind of shares reserved for issuance under the Plan, and the maximum limitation upon Stock Options and Stock Appreciation Rights to be granted to any awardee, in the number, kind and exercise price of shares subject to outstanding Stock Options and Stock Appreciation Rights, in the number and kind of shares subject to other outstanding Awards granted under the Plan and/or such other equitable substitution or adjustments as it may determine to be appropriate in its sole discretion; provided, however, that the number of shares subject to any Award shall always be a whole number. Such adjusted exercise price shall also be used to determine the amount payable by the Company upon the exercise of any Stock Appreciation Right associated with any Stock Option.
SECTION 4. ELIGIBILITY
     Subject to any other restrictions set forth herein, Awards may be granted or awarded under the Plan only to Eligible Awardees.
SECTION 5. STOCK OPTIONS
     Stock Options may be granted alone or in addition to other Awards granted under the Plan and may be of two types: Incentive Stock Options and Nonqualified Stock Options. Any Stock Option granted under the Plan shall be in such form as the Committee may from time to time approve.
     The Committee shall have the authority to grant any optionee Incentive Stock Options, Nonqualified Stock Options or both types of Stock Options (in each case with or without Tandem Stock Appreciation Rights); provided, however, that grants hereunder are subject to the aggregate limit on grants to Eligible Awardees set forth in Section 3. Incentive Stock Options may be granted only to officers or other employees of the Company and its subsidiary or parent corporations (within the meaning of Section 424(e) and(f) of the Code). To the extent that any Stock Option is not designated as an Incentive Stock Option or even if so designated does not qualify as an Incentive Stock Option on or subsequent to its grant date, it shall constitute a Nonqualified Stock Option.
     Stock Options shall be evidenced by written option agreements, the terms and provisions of which may differ. An option agreement shall indicate on its face whether it is intended to be an agreement for an Incentive Stock Option or a Nonqualified Stock Option. The grant of a Stock Option shall occur on the date the Committee by resolution selects an Eligible Awardee to receive a grant of a Stock Option, determines the number of shares of Common Stock to be subject to such Stock Option to be granted to such Eligible Awardee and specifies the terms and provisions of the Stock Option. The Company shall notify an Eligible Awardee of any grant of a Stock Option, and a written option agreement or agreements shall be duly executed and delivered by the Company to such optionee. Such agreement or agreements shall become effective as of the date of grant upon execution by the Company and the optionee.
     Stock Options granted under the Plan shall be subject to the following terms and conditions and shall contain such additional terms and conditions as the Committee shall deem desirable:
     (a) Exercise Price. The exercise price per share of Common Stock shall not be less than the Fair Market Value of a share of the Common Stock on the date of grant.
     (b) Option Term. The term of each Stock Option shall be fixed by the Committee, but no Incentive Stock Option shall be exercisable more than ten (10) years after the date the Stock Option is granted.
     (c) Exercisability. Except as otherwise provided herein, Stock Options shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Committee. If the Committee provides that any Stock Option vests or becomes exercisable only in installments, the Committee may at any time waive such installment exercise provisions, in whole or in part, based on such factors as the Committee may determine. In addition, the Committee may at any time accelerate the exercisability of any Stock Option.
     (d) Method of Exercise. Subject to the provisions of this Section 5, Stock Options may be exercised, in whole or in part, at any time during the option term by giving written notice of exercise to the Company specifying the number of shares of Common Stock subject to the Stock Option to be purchased.
     Such notice shall be accompanied by payment in full of the purchase price by certified or bank check or such other instrument as the Company may accept. If approved by the Committee, payment in full or in part may also be made by delivering a properly executed exercise notice to the Company, together with a copy of irrevocable instructions to a broker to deliver promptly to the Company the amount of sale or loan proceeds necessary to pay the purchase price, and, if requested, by the amount of any federal, state, local or foreign withholding taxes. To facilitate the foregoing, the Company may enter into agreements for coordinated procedures with one or more brokerage firms.
     No shares of Common Stock shall be issued until full payment therefor has been made. Except as otherwise provided in Section 5(l) below, an optionee shall have all of the rights of a stockholder of the Company holding the class and/or series of Common Stock that is subject to such Stock Option (including, if applicable, the right to vote the shares and the right to receive dividends), at such time as the optionee has given written notice of exercise, has paid in full for such shares and, if requested, has given the representation described in Section 13(a).

     (e) Nontransferability of Stock Options. No Stock Option shall be transferable by the optionee other than (i) by will or by the laws of descent and distribution; or (ii) in the case of a Nonqualified Stock Option, as otherwise expressly permitted by the Committee including, if so permitted, pursuant to a transfer to a family member or members of the optionee, whether directly or indirectly or by means of a trust or partnership or otherwise. For purposes of this Plan, unless otherwise determined by the Committee, “family member” shall have the meaning given to such term in General Instructions A.1(a)(5) to Form S-8 under the Securities Act of 1933 as amended, and any successor thereto. All Stock Options shall be exercisable, subject to the terms of this Plan, only by the optionee, the guardian or legal representative of the optionee, or any person to whom such option is transferred pursuant to this paragraph, it being understood that the term “holder” and “optionee” include such guardian, legal representative and other transferee.
     (f) Termination by Death. Unless otherwise determined by the Committee, if an optionee incurs a Termination of Employment by reason of death, any Stock Option held by such optionee may thereafter be exercised, to the extent then exercisable, or on such accelerated basis as the Committee may determine, for a period of one (1) year (or such other period as the Committee may specify in the option agreement) from the date of such death or until the expiration of the stated term of such Stock Option, whichever period is the shorter.
     (g) Termination by Reason of Disability. Unless otherwise determined by the Committee, if an optionee incurs a Termination of Employment by reason of Disability, any Stock Option held by such optionee may thereafter be exercised by the optionee, to the extent it was exercisable at the time of such Termination of Employment, or on such accelerated basis as the Committee may determine, for a period of one (1) year (or such other period as the Committee may specify in the option agreement) from the date of such Termination of Employment or until the expiration of the stated term of such Stock Option, whichever period is the shorter; provided, however, that if the optionee dies within such period, any unexercised Stock Option held by such optionee shall, notwithstanding the expiration of such period, continue to be exercisable to the extent to which it was exercisable at the time of death for a period of one (1) year from the date of such death or until the expiration of the stated term of such Stock Option, whichever period is the shorter. In the event of Termination of Employment by reason of Disability, if an Incentive Stock Option is exercised after the expiration of the exercise periods that apply for purposes of Section 422 of the Code, such Stock Option will thereafter be treated as a Nonqualified Stock Option.
     (h) Termination by Reason of Retirement. Unless otherwise determined by the Committee, if an optionee incurs a Termination of Employment by reason of Retirement, any Stock Option held by such optionee may thereafter be exercised by the optionee, to the extent it was exercisable at the time of such Retirement, or on such accelerated basis as the Committee may determine, for a period of two years (or such other period as the Committee may specify in the option agreement) from the date of such Termination of Employment or until the expiration of the stated term of such Stock Option, whichever period is the shorter; provided, however, that if the optionee dies within such period any unexercised Stock Option held by such optionee shall, notwithstanding the expiration of such period, continue to be exercisable to the extent to which it was exercisable at the time of death for a period of one year from the date of such death or until the expiration of the stated term of such Stock Option, whichever period is the shorter. In the event of Termination of Employment by reason of Retirement, if an Incentive Stock Option is exercised after the expiration of the exercise periods that apply for purposes of Section 422 of the Code, such Stock Option will thereafter be treated as a Nonqualified Stock Option.
     (i) Other Terminations. Unless otherwise determined by the Committee: (A) if an optionee incurs a Termination of Employment for Cause, all Stock Options held by such optionee shall thereupon terminate upon such termination; and (B) if an optionee incurs a Termination of Employment for any reason other than death, Disability, Retirement or for Cause, any Stock Option held by such optionee, to extent it was then exercisable at the time of termination, or on such accelerated basis as the Committee may determine, may be exercised for the period of the earlier of three(3)months from the date of such Termination of Employment or the expiration of the stated term of such Stock Option; provided, however, that if the optionee dies within such three-month period, any unexercised Stock Option held by such optionee shall, notwithstanding the expiration of such three-month period, continue to be exercisable to the extent to which it was exercisable at the time of death for a period of one (1) year from the date of such death or until the expiration of the stated term of such Stock Option, whichever period is the shorter. Notwithstanding any other provision of this Plan to the contrary, in the event an optionee incurs a Termination of Employment other than for Cause during the 24-month period following a Change in Control, any Stock Option held by such optionee may thereafter be exercised by the optionee, to the extent it was exercisable at the time of termination, or on such accelerated basis as the Committee may determine, for the shorter of (x) the longer of (i) one (1) year from such date of termination or (ii) such other period as may be provided in the Plan for such Termination of Employment or as the Committee may provide in the option agreement, or (y) expiration of the stated term of such Stock Option. If an Incentive Stock Option is exercised after the expiration of the post-termination exercise periods that apply for purposes of Section 422 of the Code, such Stock Option will thereafter be treated as a Nonqualified Stock Option.
     (j) Cashing Out of Stock Option. On receipt of written notice of exercise, the Committee (but not the optionee) may elect to cash out all or part of the portion of the shares of Common Stock for which a Stock Option is being exercised by paying the optionee an amount, in cash or Common Stock, equal to the excess of the Fair Market Value of the Common Stock over the exercise price times the number of shares of Common Stock for which the Stock Option is being exercised on the effective date of such cash-out.
     (k) Change in Control Cash-Out. Notwithstanding any other provision of the Plan, during the 60-day period from and after a Change in Control (the “Exercise Period”), if the Committee shall determine at the time of grant or thereafter, an optionee shall have the right, whether or not the Stock Option is fully exercisable and in lieu of the payment of the exercise price for the shares of Common Stock being purchased under the Stock Option and by giving notice to the Company, to elect (within the Exercise Period) to surrender all or part of the Stock Option to the Company and to receive cash, within thirty (30) days of such election, in an amount equal to the amount by which the Change in Control Price per share of Common Stock on the date of such election shall exceed the exercise price per share of Common Stock under the Stock Option (the “Spread”) multiplied by the number of shares of Common Stock granted under the Stock Option as to which the right granted under this Section 5(k) shall have been exercised.

SECTION 6. STOCK APPRECIATION RIGHTS
     (a) General. The Committee may in its discretion, either alone or in connection with the grant of an option, grant Stock Appreciation Rights in accordance with the Plan. The terms and conditions of Awards of Stock Appreciation Rights shall be evidenced by written agreements, the terms and provisions of which may differ.
     (b) Date of Grant. Stock Appreciation Rights not associated with an Option may be granted at any time. In the case of a Nonqualified Stock Option, Tandem Stock Appreciation Rights may be granted either at or after the time of grant thereof. In the case of an Incentive Stock Option, Tandem Stock Appreciation Rights may be granted only at the time of grant thereof. The grant of Stock Appreciation Rights shall occur on the date the Committee by resolution selects an Eligible Awardee to receive an Award thereof, determines the number of shares of Common Stock to be subject to such Award to be granted to such Eligible Awardee and specifies the terms and provisions of the Award. The Company shall notify an Eligible Awardee of any grant of Stock Appreciation Rights, and a written agreement or agreements shall be duly executed and delivered by the Company to such grantee. Such agreement or agreements shall become effective as of the date of grant upon execution by the Company and the grantee.
     (c) Method of Exercise. Stock Appreciation Rights shall be exercised by a grantee by surrendering the applicable portion of the Award or related Stock Option in accordance with procedures established by the Committee.
     (d) Tandem Stock Appreciation Rights.
     (i) Terms and Exercise. Tandem Stock Appreciation Rights shall have the same terms and conditions as the related option and shall be exercisable at such time or times and only to the extent that the related option is exercisable, and will not be transferable except to the extent the related Option may be transferable to permitted transferees in accordance with Section 5(e).
     (ii) Amount Payable. Upon the exercise of Tandem Stock Appreciation Rights, the grantee shall be entitled to receive an amount (to be paid in common stock) determined by multiplying (A) the Appreciation Value of a share of Common Stock, by (B) the number of Tandem Stock Appreciation Rights being exercised.
     (iii) Treatment of Related Option and Tandem Stock Appreciation Rights Upon Exercise. Upon the exercise of Tandem Stock Appreciation Rights, the related option shall be canceled to the extent of the number of Tandem Stock Appreciation

Rights having been exercised (i.e., the number of shares of Common Stock available for purchase under the option shall be reduced by the number of Tandem Stock Appreciation Rights having been purchased). Upon the exercise of an option granted in connection with Tandem Stock Appreciation Rights, the number of Stock Appreciation Rights available for exercise shall be canceled to the extent of the number of shares of Common Stock as to which the option has been exercised or surrendered. Further, upon the exercise of Tandem Stock Appreciation Rights, the related option or part thereof to which such Tandem Stock Appreciation Rights are related shall be deemed to have been exercised for the purpose of the limitation set forth in Section 3 on the number of shares of Common Stock to be issued under the Plan.
(e) Stock Appreciation Rights Unrelated to an Option.
     (i) General. The Committee may grant to Eligible Awardees Stock Appreciation Rights unrelated to options. Such Stock Appreciation Rights shall contain such terms and conditions as to exercisability, vesting and duration as the Committee shall determine, but in no event shall they have a term of greater than six (6) years. Upon exercise of Stock Appreciation Rights unrelated to an option, the grantee shall be entitled to receive an amount (to be paid in common stock) determined by multiplying (A) the Appreciation Value of a share of Common Stock, by (B) the number of Stock Appreciation Rights being exercised.
     (ii) Term. The term of each Award of Stock Appreciation Rights shall be fixed by the Committee, but no Award shall be exercisable more than six (6) years after the date the Award is granted.
     (iii) Exercise Price. The exercise price per Stock Appreciation Right shall not be less than the greater of the par value or the Fair Market Value of a share of the Common Stock on the date of grant.
     (iv) Nontransferability. No Stock Appreciation Right shall be transferable by the grantee other than (i) by will or by the laws of descent and distribution; or (ii) as otherwise expressly permitted by the Committee including, if so permitted, pursuant to a transfer to a family member or members of the grantee, whether directly or indirectly or by means of a trust or partnership or otherwise. All Stock Appreciation Rights shall be exercisable, subject to the terms of this Plan, only by the grantee, the guardian or legal representative of the grantee, or any person to whom such Stock Appreciation Rights are transferred pursuant to this paragraph, it being understood that the term “holder” and “grantee” include such guardian, legal representative and other transferee.
     (v) Termination by Disability or Death. Unless otherwise determined by the Committee, if a grantee incurs a Termination of Employment by reason of Disability or death, any Stock Appreciation Rights held by such grantee may thereafter be exercised, to the extent then exercisable, or on such accelerated basis as the Committee may determine, for a period of one (1) year (or such other period as the Committee may specify in the option agreement) from the date of such Disability or death or until the expiration of the stated term of such Stock Appreciation Rights, whichever period is the shorter; provided, however, that if the Termination of Employment is by reason of Disability, and the grantee dies within such period, any unexercised Stock Appreciation Rights held by such grantee shall, notwithstanding the expiration of such period, continue to be exercisable to the extent to which they were exercisable at the time of death for a period of one (1) year from the date of such death or until the expiration of the stated term of such Stock Option, whichever period is the shorter.
     (vi) Other Terminations. Unless otherwise determined by the Committee: (A) if a grantee incurs a Termination of Employment for Cause, all Stock Appreciation Rights held by such grantee shall thereupon terminate upon such termination; and (B) if a grantee incurs a Termination of Employment for any reason other than death, Disability, Retirement or for Cause, any Stock Appreciation Rights held by such grantee, to extent they were then exercisable at the time of termination, or on such accelerated basis as the Committee may determine, may be exercised for the period of the earlier of three (3) months from the date of such Termination of Employment or the expiration of the stated term of such Stock Appreciation Rights; provided, however, that if the grantee dies within such three-month period, any unexercised Stock Appreciation Rights held by such grantee shall, notwithstanding the expiration of such three-month period, continue to be exercisable to the extent to which they were exercisable at the time of death for a period of one (1) year from the date of such death or until the expiration of the stated term of such Stock Appreciation Rights, whichever period is the shorter. Notwithstanding any other provision of this Plan to the contrary, in the event a grantee incurs a Termination of Employment other than for Cause during the 24-month period following a Change in Control, any Stock Appreciation Rights held by such grantee may thereafter be exercised by the grantee, to the extent they were exercisable at the time of termination, or on such accelerated basis as the Committee may determine, for the shorter of (x) the longer of (i) one (1) year from such date of termination or (ii) such other period as may be provided in the Plan for such Termination of Employment or as the Committee may provide in the option agreement, or (y) expiration of the stated term of such Stock Appreciation Rights.
     (vii) Change in Control Cash-Out. Notwithstanding any other provision of the Plan, during the 60-day period from and after a Change in Control (the “Exercise Period”), if the Committee shall determine at the time of grant or thereafter, a grantee shall have the right, whether or not Stock Appreciation Rights are fully exercisable by giving notice to the Company, to elect (within the Exercise Period) to surrender all or part of the Stock Appreciation Rights and to receive cash, within thirty (30) days of such election, in an amount equal to the amount by which the Change in Control Price per share of Common Stock on the date of such election shall exceed the exercise price per Stock Appreciation Right multiplied by the number of Stock Appreciation Rights granted under the Award as to which the right granted under this Section 6(c)(vii) shall have been exercised.
SECTION 7. PERFORMANCE AWARDS
     (a) Administration. Performance Awards may be awarded either alone or in addition to other Awards granted under the Plan. A Performance Award shall consist of the conditional right to receive shares of Common Stock, cash (including cash bonuses determined with or without reference to shares of Common Stock) or a combination of such shares and cash based upon the attainment of specified goals over the term of an Award Cycle. The Committee shall determine the Eligible Awardees to whom and the time or times at which Performance Awards shall be awarded, the amount of cash or the number of shares of Common Stock that may be paid or issued pursuant to Performance Awards awarded to any Eligible Awardee or any group of Eligible Awardees, the duration of the applicable Award Cycle and any other terms and conditions of the Award, in addition to those contained in Section 7(b). In the event Performance Awards consist of a conditional right to receive cash bonuses, such bonuses may be expressed as percentages of a bonus pool that is established in accordance with the requirements of the Section 162(m) Exemption.
     (b) Terms and Conditions. Performance Awards shall be subject to the following terms and conditions:
     (i) The Committee may, prior to or at the time of the grant, designate a Performance Award as a Qualified Performance-Based Award, in which event it shall condition the settlement thereof upon the attainment of one or more Performance Goals and shall otherwise structure the Award so as to qualify for the Section 162(m) Exemption. If the Committee does not designate a Performance Award as a Qualified Performance-Based Award, it may nevertheless condition the settlement thereof upon the attainment of one or more Performance Goals. Regardless of whether Performance Awards are Qualified Performance-Based Awards, the Committee may also condition the settlement thereof upon the continued service of the awardee. The provisions of such Awards (including without limitation any applicable Performance Goals) need not be the same with respect to each awardee. Subject to the provisions of the Plan and the Performance Award Agreement referred to in Section 7(b)(v), Performance Awards may not be sold, assigned, transferred, pledged or otherwise encumbered during the Award Cycle. Over any period of five fiscal years of the Company the sum of any cash paid, and the Fair Market Value, as of the date of payment or issuance, of any shares of Common Stock paid or issued, to an awardee pursuant to Qualified Performance-Based Awards may not exceed ten percent (10%)of the reported EBITDA of the Company and its Affiliates for such five year period.
     (ii) Except to the extent otherwise provided in the applicable Performance Award Agreement (or other governing document) or Section 7(b)(iii) or 10(a)(iii), upon an awardee’s Termination of Employment for any reason during the Award Cycle or before any applicable Performance Goals are satisfied, all rights to receive cash or stock in settlement of any Performance Awards shall be forfeited by the awardee; provided, however, that the Committee shall have the discretion to waive, in whole or in part, any or all remaining payment limitations (other than, in the case of Performance Awards that are Qualified Performance-Based Awards, satisfaction of the applicable Performance Goals unless the awardee’s employment is terminated by reason of death or Disability) with respect to any or all of such awardee’s Performance Awards.
     (iii) An awardee may elect to further defer receipt of cash or shares in settlement of a Performance Award for a specified period or until a specified event, subject in each case to the Committee’s approval and to such terms as are determined by the Committee (the “Elective Deferral Period”). Subject to any exceptions adopted by the Committee, such election must generally be made prior to commencement of the applicable Award Cycle for the Performance Awards in question and, in the case of Qualified Performance-Based Awards, may not cause the Award to fail to qualify for the Section 162(m) Exemption.
     (iv) At the expiration of the applicable Award Cycle, the Committee shall evaluate the Company’s performance in light of any Performance Goals and other conditions for a Performance Award, and shall determine the number of shares of Common Stock or the amount of cash or both, that has been earned by the awardee. The Company shall then cause to be delivered to the awardee the earned cash amount or the number of shares, as appropriate; provided, however, that any Performance Award that may be settled by the issuance of shares of Common Stock may, in the discretion of the Committee, be settled by the payment of cash equal to the Fair Market Value of such number of shares of Common Stock (subject to any deferral pursuant to Section 7(b)(iii)).
     (v) Each Award shall, unless otherwise documented by the Committee, be confirmed by, and be subject to, the terms of a written agreement (a “Performance Award Agreement”).
SECTION 8. OTHER STOCK-BASED AWARDS
     Awards not described in Sections 5, 6 or 7 above that constitute grants or awards of Common Stock or other grants or awards that are valued in whole or in part by reference to, or are otherwise based upon, Common Stock, including, without limitation, restricted shares of Common Stock, dividend equivalents and convertible debentures, may be granted either alone or in conjunction with other Awards granted under the Plan. The Committee may, in its sole discretion, prescribe such conditions or restrictions (including the attainment of Performance Goals and/or other restrictions designed to satisfy the Section 162(m) Exemption) for the vesting or settlement of any such other Awards described in this Section as it may deem advisable.
SECTION 9. CHANGE IN CONTROL PROVISIONS
     (a) Impact of Event. Notwithstanding any other provision of the Plan to the contrary, the Committee may provide in the terms of any grant that in the event of a Change in Control:

     (i) Any Stock Options and Stock Appreciation Rights outstanding as of the date such Change in Control is determined to have occurred, and which are not then exercisable and vested, shall become fully exercisable and vested to the full extent of the original grant.
     (ii) All Performance Awards shall be considered to be earned and payable in full, and any deferral or other restriction shall lapse and such Performance Awards shall be settled in cash as promptly as is practicable.
     (iii) The Committee may also make additional adjustments and/or settlements of outstanding Awards as it deems appropriate and consistent with the Plan’s purposes.
     (b) Definition of Change in Control. For purposes of the Plan, a “Change in Control” shall mean the occurrence of any of the following events:
     (i) An acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 40% or more of either (1) the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (2) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); excluding, however, the following: (1) any acquisition directly from the Company, other than an acquisition by virtue of the exercise of a conversion privilege unless the security being so converted was itself acquired directly from the Company, (2) any acquisition by the Company, (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any entity controlled by the Company, or (4) any acquisition pursuant to a transaction which complies with clauses (1), (2) and (3) of subsection (iii) of this Section 10(b); or
     (ii) A change in the composition of the Board such that the individuals who, as of the effective date of the Plan, constitute the Board (such Board being hereinafter referred to as the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, for purposes of this Section 10(b), that any individual who becomes a member of the Board subsequent to the effective date of the Plan, whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of those individuals who are members of the Board and who were also members of the Incumbent Board (or deemed to be such pursuant to this proviso) shall be considered as though such individual were a member of the Incumbent Board; but, provided further, that any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board shall not be so considered as a member of the Incumbent Board; or

     (iii) Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (“Corporate Transaction”); excluding, however, such a Corporate Transaction pursuant to which (1) all or substantially all of the individuals and entities who are the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Corporate Transaction will beneficially own, directly or indirectly, more than 50% of, respectively, the outstanding shares of common stock, and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Corporate Transaction (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Corporate Transaction, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (2) no Person (other than the Company, any employee benefit plan (or related trust) of the Company or such corporation resulting from such Corporate Transaction) will beneficially own, directly or indirectly, 40% or more of, respectively, the outstanding shares of common stock of the corporation resulting from such Corporate Transaction or the combined voting power of the outstanding voting securities of such corporation entitled to vote generally in the election of directors except to the extent that such ownership existed prior to the Corporate Transaction, and (3) individuals who were members of the Incumbent Board will constitute at least a majority of the members of the board of directors of the corporation resulting from such Corporate Transaction; or
     (iv) The approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.
     (c) Change in Control Price. For purposes of the Plan, “Change in Control Price” means the higher of (i) the highest reported sales price, regular way, of a share of Common Stock in any transaction reported on the New York Stock Exchange Composite Tape or other national exchange on which such shares are listed or on OTC Bulletin Board during the 60-day period prior to and including the date of a Change in Control or (ii) if the Change in Control is the result of a tender or exchange offer or a Corporate Transaction, the highest price per share of Common Stock paid in such tender or exchange offer or Corporate Transaction; provided, however, that in the case of Incentive Stock Options and Stock Appreciation Rights relating to Incentive Stock Options, the Change in Control Price shall be in all cases the Fair Market Value of the Common Stock on the date such Incentive Stock Option or Stock Appreciation Right is exercised. To the extent that the consideration paid in any such transaction described above consists all or in part of securities or other noncash consideration, the value of such securities or other noncash consideration shall be determined in the sole discretion of the Board.
SECTION 10. TERM, AMENDMENT AND TERMINATION
     The Plan will terminate on the day before the tenth anniversary of the effective date of the Plan. Under the Plan, Awards outstanding as of such date shall not be affected or impaired by the termination of the Plan.

     The Board may amend, alter, or discontinue the Plan, but no amendment, alteration or discontinuation shall be made which would impair the rights of an optionee under a Stock Option or a recipient of a Stock Appreciation Right, Performance Award or other stock-based Award theretofore granted without the optionee’s or recipient’s consent, except such an amendment made to comply with applicable law, stock exchange rules or accounting rules. In addition, no such amendment shall be made without the requisite approval of the Company’s stockholders if such amendment has the effect of changing the number of shares of Common Stock available for issuance under the Plan (other than changes or adjustments provided for in Section 3) or changing the identity of persons eligible to receive Awards or to the extent such approval is required by applicable law or stock exchange rules, including, without limitation, any law governing the Section 162(m) Exemption or the qualification of Incentive Stock Options under Section 422 of the Code.
     The Committee may amend the terms of any Stock Option or other Award theretofore granted, prospectively or retroactively, but no such amendment shall cause a Qualified Performance-Based Award or any other Award intended to comply with the Section 162(m) Exemption to cease to qualify for such exemption or impair the rights of any holder without the holder’s consent except such an amendment made to cause the Plan or Award to comply with applicable law, stock exchange rules or accounting rules.
     Subject to the above provisions, the Board shall have authority to amend the Plan to take into account changes in law and tax and accounting rules as well as other developments, and to grant Awards which qualify for beneficial treatment under such rules without stockholder approval.
SECTION 11. UNFUNDED STATUS OF PLAN
     It is presently intended that the Plan constitute an “unfunded” plan for incentive and deferred compensation. The Committee may authorize the creation of trusts or other arrangements to meet the obligations created under the Plan to deliver Common Stock or make payments; provided, however, that unless the Committee otherwise determines, the existence of such trusts or other arrangements shall be consistent with the “unfunded” status of the Plan.
SECTION 12. GENERAL PROVISIONS
     (a) The Committee may require each person purchasing or receiving shares pursuant to an Award to represent to and agree with the Company in writing that such person is acquiring the shares without a view to the distribution thereof. The certificates for such shares may include any legend which the Committee deems appropriate to reflect any restrictions on transfer.
     Notwithstanding any other provision of the Plan or agreements made pursuant thereto, the Company shall not be required to issue or deliver any certificate or certificates for shares of Common Stock under the Plan prior to fulfillment of all of the following conditions:
     (1) Listing or approval for listing upon notice of issuance, of such shares on the New York Stock Exchange, Inc., or such other securities exchange as may at the time be the principal market for the Common Stock;

     (2) Any registration or other qualification of such shares of the Company under any state or federal law or regulation, or the maintaining in effect of any such registration or other qualification which the Committee shall, in its absolute discretion upon the advice of counsel, deem necessary or advisable; and
     (3) Obtaining any other consent, approval, or permit from any state or federal governmental agency which the Committee shall, in its absolute discretion after receiving the advice of counsel, determine to be necessary or advisable.
     (b) Nothing contained in the Plan shall prevent the Company or any Subsidiary or Affiliate from adopting other or additional compensation arrangements for its employees.
     (c) The Plan shall not constitute a contract of employment, and adoption of the Plan shall not confer upon any employee any right to continued employment, nor shall it interfere in any way with the right of the Company or any Subsidiary or Affiliate to terminate the employment of any employee at any time.
     (d) No later than the date as of which an amount first becomes includible in the gross income of the recipient of an Award for federal income tax purposes with respect to any Award under the Plan, the awardee shall pay to the Company, or make arrangements satisfactory to the Company regarding the payment of, any federal, state, local or foreign taxes (or other amounts) of any kind required by law to be withheld with respect to such amount. Unless otherwise determined by the Company, withholding obligations may be settled with Common Stock, including Common Stock that is part of the Award that gives rise to the withholding requirement; provided, that not more than the legally required minimum withholding may be settled with Common Stock. The obligations of the Company under the Plan shall be conditional on such payment or arrangements, and the Company and its Affiliates shall, to the extent permitted by law, have the right to deduct any such taxes from any payment otherwise due to the awardee. The Committee may establish such procedures as it deems appropriate, including making irrevocable elections, for the settlement of withholding obligations with Common Stock.
     (e) The Committee shall establish such procedures as it deems appropriate for an awardee to designate a beneficiary to whom any amounts payable in the event of the awardee’s death are to be paid or by whom any rights of the awardee, after the awardee’s death, may be exercised.
     (f) In the case of a grant of an Award to any employee of a Subsidiary of the Company, the Company may, if the Committee so directs, issue or transfer the shares of Common Stock, if any, covered by the Award to the Subsidiary, for such lawful consideration as the Committee may specify, upon the condition or understanding that the Subsidiary will transfer the shares of Common Stock to the employee in accordance with the terms of the Award specified by the Committee pursuant to the provisions of the Plan. All shares of Common Stock underlying Awards that are forfeited or canceled shall revert to the Company.
     (g) The Plan and all Awards made and actions taken thereunder shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to principles of conflict of laws.

     (h) Except as otherwise provided in Section 5(e) or 6(b)(iii) or by the Committee, Awards under the Plan are not transferable except by will or by laws of descent and distribution.
     (i) In the event an Award is granted to an Eligible Awardee who is employed or providing services outside the United States and who is not compensated from a payroll maintained in the United States, the Committee may, in its sole discretion, modify the provisions of the Plan as they pertain to such individual to comply with applicable foreign law.
SECTION 13. EFFECTIVE DATE OF PLAN
     The Plan shall be effective as of the date it is adopted by the Board (“Effective Date”) subject to the approval by the shareholders of the Company within twelve (12) months of the Effective Date. The foregoing notwithstanding, no issuance of shares or settlement of any Award or other payment of compensation under the Plan may occur until shareholder approval of the Plan.

THIS PROXY IS SOLICITED ON BEHALF OF U.S. GAS & ELECTRIC, INC. AND
THE BOARD OF DIRECTORS OF
U.S. GAS & ELECTRIC, INC.
U.S. GAS & ELECTRIC, INC. AND ITS BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1, 2 AND 3
     Doug Marcille and Al Johnston, and each of them, are appointed by the undersigned as proxies, each with power of substitution, to represent and vote the shares of common stock of U.S. Gas & Electric, Inc. (“USG&E”) and the number of units of USG&E Gas Drilling I, LLC (“Drilling I”), USG&E Gas Drilling II, LLC (“Drilling II”), USG&E Gas Drilling III, LLC (“Drilling III and collectively with Drilling I, Drilling II and Drilling III, the “USG&E Entities”) which the undersigned would be entitled to vote at the Special Meeting of Securityholders of the USG&E Entities to be held on _________, 2005 at _________ local time, at One SE Third Avenue, Miami, Florida and at any postponements or adjournments thereof (the “Special Meeting”) as if the undersigned were present and voting at the Special Meeting.

YOUR VOTE IS IMPORTANT!
Mark, sign and date this proxy and return it promptly in the enclosed postage paid return envelope.
PLEASE VOTE

USG&E AND ITS BOARD OF DIRECTORS RECOMMENDS A VOTE
“FOR” EACH OF THE PROPOSALS
     1. To approve the Agreement and Plan of Merger (the “Merger Agreement”), dated _________, 2005, between the USG&E Entities, USG&E, Inc. (the “Newco”) and USG&E Well Production, LLC and the transactions (the “Merger”) contemplated by the Merger Agreement (all as more fully described in the accompanying Proxy Statement/Prospectus).
FOR ☐           AGAINST ☐           ABSTAIN ☐
     2. To approve the adoption of the Newco 2005 Stock Incentive Plan.
FOR ☐           AGAINST ☐           ABSTAIN ☐
     3. To adjourn the special meeting, if necessary, to allow for the solicitation of additional proxies to approve the Merger Agreement and the Merger.
FOR ☐           AGAINST ☐           ABSTAIN ☐
     THE SECURITIES REPRESENTED HEREBY WILL BE VOTED IN ACCORDANCE WITH THE DIRECTIONS SET FORTH ABOVE AND, WHERE NO DIRECTIONS ARE GIVEN, SUCH SECURITIES OF THE USG&E ENTITIES WILL BE VOTED FOR EACH PROPOSAL REFERRED TO ABOVE.
Dated: _____ __, 2005

Name of Securityholder(s):

Type of USG&E Securities Owned:	Signature of Securityholder or authorized representative

Number of USG&E Securities Owned:	Signature (if held jointly)

Please sign exactly as name(s) appears on your Securities. If acting as attorney, executor, trustee or in other representative capacity, sign name and title give your full title.

Consent to
Release
By
USG&E
Securityholder

     In partial consideration for the consummation of the transactions contemplated by the Merger Agreement, the undersigned Securityholder hereby makes the following release (the “Release”) with respect to the USG&E Entities:
     (a) Except for the rights and obligations expressly created or reserved in the Merger Agreement, the undersigned shall, and hereby does, as of the Closing (as defined in the Merger Agreement), and its affiliates and their respective successors, assigns, representatives, subsidiaries, officers, directors, and each of them as appropriate, shall, and hereby do, as of the effective time of the Merger, forever relieve, release and discharge the USG&E Entities, each of the USG&E Entities’ affiliates, successors and assigns, and Don Secunda and Doug Marcille (collectively, the “Released Parties”), from any and all claims, debts, liabilities, demands, obligations, promises, acts, agreements, costs and expenses (including but not limited to attorneys’ fees), damages, actions, causes of action and claims for relief of whatever kind or nature under the law, whether common, constitutional, statutory, administrative, regulatory, arbitral, equitable or other, of any jurisdiction, foreign or domestic, whether such claims are known or unknown, whether or not previously asserted and whether expected or unexpected, that the undersigned has now or may hereafter have or acquire that are based upon, arise out of, or relate in any way to undersigned’s purchase (including any rescission claims the undersigned may have in connection with the purchase of any USG&E Entity’s securities) and ownership of any USG&E Entity’s securities (collectively, the “Released Claims”).
     (b) This release expressly includes claims, demands or causes of action of which undersigned Securityholder may hereafter learn, that, if known by the Securityholder, would have materially affected its execution of this Release.
     (c) This release may be pled as a full and complete defense to any claim, demand or cause of action that may be brought or asserted against the Released Parties on a Released Claim.
     (d) Securityholder warrants that it has not sold, assigned, transferred, hypothecated, pledged, encumbered, or otherwise transferred or disposed of, in whole or in part, voluntarily or involuntarily, any of the Released Claims.

Name of Securityholder(s):

Type of USG&E Securities Owned:	Signature of Securityholder or authorized representative

Number of USG&E Securities Owned:	Signature (if held jointly)

PART II
INFORMATION NOT REQUIRED IN THE PROSPECTUS
ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS
Subsection (a) of Section 145 of the General Corporation Law of the State of Delaware empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.
     Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.
     Section 145 further provides that to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145 in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; that indemnification provided for by Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person’s heirs, executors and administrators; and empowers the corporation to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such whether or not the corporation would have the power to indemnify him against such liabilities under Section 145.
     Section 102(b)(7) of the General Corporation Law of the State of Delaware provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director provided that such provision shall not eliminate or limit the liability of a director (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under Section 174 of the Delaware General Corporation Law, or (4) for any transaction from which the director derived an improper personal benefit.

Item 15. Recent Sales of Unregistered Securities
     Newco has not made any sales of its securities since its incorporation.
ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES
     The following Exhibits are filed as part of this Registration Statement: (A) Exhibits:

Exhibit
Number	Description of Document
2.1	Form of Agreement and Plan of Reorganization
3.1	Certificate of Incorporation of Registrant
3.2	Bylaws of Registrant
5.1	Opinion of Akerman Senterfitt*
10.1	Natural Gas Sales Agreement, dated February 25, 2003, between Big Apple Energy and U.S. Gas & Electric, Inc.
10.2	Guaranty issued by U.S. Gas & Electric, Inc. to Big Apple Energy dated September 25, 2003
10.3	First Addendum to Natural Gas Sales Agreement dated August 4, 2004
10.4	Second Addendum to Natural Gas Sales Agreement dated June 9, 2005
10.5	Agreement between U.S. Gas & Electric, Inc. and Big Apple Energy dated May 17, 2005, for Scheduling and Nominating Services
10.6	Letter Agreement between U.S. Gas & Electric, Inc. and Big Apple Energy dated September 16, 2004
10.7	Promissory Note, dated October 7, 2004, issued to Big Apple Energy from U.S. Gas & Electric, Inc.
10.8	Master Factoring Agreement between Webbank and U.S. Gas & Electric, Inc., dated September 22, 2004
10.9	Consolidated Billing and Assignment Agreement, dated January 13, 2005, by and between Orange and Rockland Utilities, Inc. and U.S. Gas & Electric, Inc.
10.10	Loan and Security Agreement by and between Thomas Chamberlain and U.S. Gas & Electric, Inc., dated May 14, 2004 (as amended)
10.11	Consolidated Utility Billing Service and Assignment Agreement with Consolidated Edison and U.S. Gas & Electric, Inc., dated April 13, 2005
10.12	Separation, Consulting and Release Agreement between Don Secunda and U.S. Gas & Electric, Inc., dated September 1, 2004
10.13	Form of Employment Agreement between Doug Marcille and Registrant
10.14	Form of Employment Agreement between Al Johnston and Registrant
23.1	Consent of Akerman Senterfitt included in Exhibit 5.1
23.2	Consent of Rachlin, Cohen & Holtz, LLP
24.1	Power of Attorney, included in the signature page to the registration statement

*	To be filed by amendment.
ITEM 22. UNDERTAKINGS
     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
The undersigned registrant hereby undertakes as follows:
     (1) that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.
     (2) that every prospectus (i) that is filed pursuant to the immediately preceding paragraph (1) or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide public offering thereof.
     (3) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 20 above or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other that the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
     The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the proxy statement/prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes the information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.
     The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.
     The undersigned Registrant hereby undertakes
     (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent not more than a 20 percent change in the maximum offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered here, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Miami, State of Florida, on the 15th day of August, 2005.

USG&E, Inc., a Delaware corporation

By:	/s/ Doug Marcille

Doug Marcille, Chief Executive Officer
POWER OF ATTORNEY
     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Doug Marcille and Al Johnston, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments to this registration statement and to file the same, with all exhibits and schedules thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Doug Marcille	President, Chief Executive Officer
Doug Marcille	and Director (Principal Executive Officer)	August 15, 2005

/s/ Al Johnston	Executive Vice President
Al Johnston	(Principal Accounting and Financial Officer)	August 15, 2005

/s/ Victor Ferreira
Victor Ferreira	Director	August 15, 2005

EXHIBITS

Exhibit
Number	Description of Document
2.1	Form of Agreement and Plan of Reorganization
3.1	Certificate of Incorporation of Registrant
3.2	Bylaws of Registrant
10.1	Natural Gas Sales Agreement dated February 25, 2003 between Big Apple Energy and U.S. Gas & Electric, Inc.
10.2	Guaranty issued by U.S. Gas & Electric, Inc. to Big Apple Energy dated September 25, 2003
10.3	First Addendum to Natural Gas Sales Agreement dated August 4, 2004
10.4	Second Addendum to Natural Gas Sales Agreement dated June 9, 2005
10.5	Agreement between U.S. Gas & Electric, Inc. and Big Apple Energy dated May 17, 2005, for Scheduling and Nominating Services
10.6	Letter Agreement between U.S. Gas & Electric, Inc. and Big Apple Energy dated September 16, 2004
10.7	Promissory Note, dated October 7, 2004, issued to Big Apple Energy from U.S. Gas & Electric, Inc.
10.8	Master Factoring Agreement between Webbank and U.S. Gas & Electric, Inc., dated September 22, 2004
10.9	Consolidated Billing and Assignment Agreement, dated January 13, 2005, by and between Orange and Rockland Utilities, Inc. and U.S. Gas & Electric, Inc.
10.10	Loan and Security Agreement by and between Thomas Chamberlain and U.S. Gas & Electric, Inc., dated May 14, 2004 (as amended)
10.11	Consolidated Utility Billing Service and Assignment Agreement with Consolidated Edison and U.S. Gas & Electric, Inc., dated April 13, 2005
10.12	Separation, Consulting and Release Agreement between Don Secunda and U.S. Gas & Electric, Inc., dated September 1, 2004
10.13	Form of Employment Agreement between Doug Marcille and Registrant
10.14	Form of Employment Agreement between Al Johnston and Registrant
23.2	Consent of Rachlin, Cohen & Holtz, LLP
24.1	Power of Attorney, included in the signature page to the registration statement